   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1999

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              AT HOME CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7370                             770408542
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                              AT HOME CORPORATION
                              450 BROADWAY STREET
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 569-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               THOMAS A. JERMOLUK
                            CHIEF EXECUTIVE OFFICER
                              AT HOME CORPORATION
                              450 BROADWAY STREET
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 569-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

              JEFFREY R. VETTER, ESQ.                              PAUL D. TOSETTI, ESQ.
               CRAIG A. MENDEN, ESQ.                                 LATHAM & WATKINS
                FENWICK & WEST LLP                                 633 WEST FIFTH STREET
               TWO PALO ALTO SQUARE                                     SUITE 4000
            PALO ALTO, CALIFORNIA 94306                        LOS ANGELES, CALIFORNIA 90071
                  (650) 494-0600                                      (213) 485-1234

     Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein (the "Merger").

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ]
---------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
OF SECURITIES TO                             AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
BE REGISTERED                                REGISTERED(1)          PER SHARE            PRICE(2)              FEE(3)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value...........      10,021,614         not applicable        $354,678,017            $98,601
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of Series A common stock ("At Home Series A Common Stock"), par value $0.01 per share, of At Home Corporation that may be issued pursuant to the Merger.

(2) Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act and based on $16.28, the average of the high and low per share prices of common stock, par value $0.008 per share, of iMALL, Inc. on the Nasdaq National Market on September 21, 1999.

(3) Pursuant to Rule 457(b) under the Securities Act, $81,512 of the registration fee is offset by the filing fee previously paid by At Home Corporation in connection with the filing of preliminary proxy materials on
    Schedule 14A on August 30, 1999. Accordingly, a registration fee of $17,089 is being paid herewith.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   IMALL LOGO

                                  IMALL, INC.
                             233 Wilshire Boulevard
                                   Suite 820
                         Santa Monica, California 90401

To iMALL Stockholders:

     You are cordially invited to attend the special meeting of stockholders of iMALL, Inc., to be held at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California on October 27, 1999 at 10:00 a.m. (local time).

     At the special meeting, you will be asked to vote on the approval of an amendment to iMALL's articles of incorporation and the approval of an Agreement and Plan of Merger, dated as of July 12, 1999 among At Home Corporation, which is referred to as Excite@Home, Shop Nevada, Inc., a wholly-owned subsidiary of Excite@Home, and iMALL, under which Shop Nevada will merge with iMALL, with iMALL continuing as the surviving corporation. In the merger, you will become entitled to receive 0.46 of a share of Excite@Home Series A common stock for each share of iMALL common stock you own immediately prior to the merger.

     iMALL's board has unanimously approved the amendment to the articles of incorporation and the merger agreement and the merger and believes it is in the best interests of iMALL and its stockholders to consummate the transactions contemplated by the merger agreement. The board of directors unanimously recommends that stockholders vote FOR the proposals to be considered at the special meeting.

     The attached notice of special meeting and prospectus/proxy statement explain the proposed amendment to the articles of incorporation and the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully. Do not send any certificates representing iMALL common stock at this time.

     iMALL is a Nevada corporation. Under Nevada law, the affirmative vote of the holders of a majority of the outstanding shares of iMALL common stock entitled to vote at the special meeting is required to approve the amendment to the articles of incorporation and to approve the merger agreement. Stockholders of iMALL owning approximately 41.9% of its common stock have agreed to vote all of the shares of common stock owned by them in favor of the amendment to the articles of incorporation and approval of the merger agreement and the merger.

     Whether or not you plan to attend the special meeting, iMALL urges you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the special meeting. Failure to return a properly executed proxy card and/or to vote at the special meeting will have the same effect as a vote against the proposals. Your vote is important, regardless of the number of shares that you own.

                                                  Sincerely,

                                                  /s/ Richard M. Rosenblatt
                                                  Richard M. Rosenblatt

                                                  Chief Executive Officer

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE EXCITE@HOME COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROSPECTUS/PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This prospectus/proxy statement is dated September 28, 1999 and is expected to be first mailed to stockholders on September 28, 1999.

                       SOURCES OF ADDITIONAL INFORMATION

     This prospectus/proxy statement incorporates important business and financial information about iMALL and Excite@Home that is not included or delivered with this document. Such information is available without charge to iMALL and Excite@Home stockholders upon written or oral request. Contact iMALL at iMALL, Inc., 233 Wilshire Boulevard, Suite 820, Santa Monica, California 90401, Attn.: Secretary. iMALL's telephone number is (310) 309-4000. Contact Excite@Home at At Home Corporation, 425 Broadway, Redwood City, California 94063, Attn: Secretary. Excite@Home's telephone number is (650) 569-5000.

     To obtain timely delivery of requested documents prior to the special meeting of iMALL, you must request them no later than October 20, 1999, which is five business days prior to the date of such meeting.

     Also see "Where you can find more information" in this prospectus/proxy statement.

                                  iMALL, INC.
                             233 WILSHIRE BOULEVARD
                                   SUITE 820
                         SANTA MONICA, CALIFORNIA 90401
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 27, 1999

To the Stockholders of iMALL, Inc.:

     A special meeting of stockholders of iMALL, Inc., will be held on October 27, 1999, at 10:00 a.m. (local time), at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California, for the following purposes:

     1. To consider and vote upon a proposal to approve an amendment to iMALL's articles of incorporation, deleting in its entirety Section C of Article VI of the articles of incorporation which requires the vote or written consent of the stockholders entitled to exercise two-thirds of the voting power of the corporation to approve any sale, conveyance, transfer, exchange or other disposition of all or substantially all of the property and assets of the corporation;

     2. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of July 12, 1999, and a merger among At Home Corporation, which is referred to as Excite@Home, Shop Nevada, Inc., a wholly-owned subsidiary of Excite@Home, and iMALL under which:

       (a) Shop Nevada will be merged with iMALL, with iMALL continuing as the surviving corporation; and

       (b) each issued and outstanding share of common stock of iMALL will be canceled and converted into and represent the right to receive 0.46 of a share of Series A common stock of Excite@Home; and

     3. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting, including without limitation, potential adjournments or postponements of the special meeting for the purpose of soliciting additional proxies in order to approve the amendment to the articles of incorporation and to approve the merger agreement and the merger.

     iMALL's board of directors has unanimously approved the amendment to the articles of incorporation and the merger agreement and the merger and unanimously recommends that you vote FOR approval of the amendment to the articles of incorporation and the approval of the merger agreement and the merger. The proposals are described in more detail in the accompanying prospectus/proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying prospectus/proxy statement.

     The close of business on September 20, 1999 has been fixed by iMALL's board of directors as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. Only holders of record of iMALL common stock at the close of business on the record date may vote at the special meeting.

     All stockholders of iMALL are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying prospectus/proxy statement at any time before it is voted at the special meeting. If you fail to return a properly executed proxy card or to vote in person at the special meeting, the effect will be a vote against the amendment to the articles of incorporation and the merger agreement and the merger.

                                          By Order of the Board of Directors

                                          /s/ Anthony P. Mazzarella
                                          Anthony P. Mazzarella
                                          Executive Vice President,
                                          Chief Financial Officer and Secretary
Santa Monica, California
September 28, 1999

     IMALL'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                           PROSPECTUS/PROXY STATEMENT
                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY OF THE PROSPECTUS/PROXY STATEMENT...................     4
  The Companies.............................................     4
  Summary of the transaction................................     5
  Information about the common stock of Excite@Home and
     iMALL..................................................     9
  Excite@Home's selected historical financial data..........    10
  iMALL's selected historical financial data................    11
  Comparative historical and unaudited pro forma per share
     data...................................................    12
RISK FACTORS................................................    13
  Risks relating to the proposed merger.....................    13
  Risks related to Excite@Home's business...................    15
  Risks related to Excite@Home's relationships with its
     cable partners.........................................    21
  Risks associated with the acquisition of Excite, Inc. and
     Excite's business by @Home.............................    24
THE iMALL SPECIAL MEETING...................................    26
  Date, time and place......................................    26
  Purpose...................................................    26
  Recommendation of iMALL's board of directors..............    26
  Record date, outstanding shares and voting rights.........    26
  Vote required; quorum.....................................    26
  Voting of proxies.........................................    27
  Revocation of proxies.....................................    27
  Solicitation of proxies; expenses.........................    28
  Appraisal rights..........................................    28
THE MERGER..................................................    29
  Background of the merger..................................    29
  iMALL's reasons for the merger............................    31
  Recommendation of iMALL's board of directors..............    33
  Opinion of iMALL's financial advisor......................    33
  Interests of certain persons in the merger................    41
  Completion and effectiveness of the merger................    41
  Structure of the merger and conversion of iMALL common
     stock..................................................    42
  Exchange of iMALL stock certificates for Excite@Home stock
     certificates...........................................    42
  Material United States federal income tax consequences of
     the merger.............................................    43
  Accounting treatment of the merger........................    45
  Regulatory filings and approvals required to complete the
     merger.................................................    45
  Restrictions on sales of shares by affiliates of iMALL and
     Excite@Home............................................    45
  Listing on the Nasdaq National Market of Excite@Home
     common stock to be issued in the merger................    46
  Delisting and deregistration of iMALL common stock after
     the merger.............................................    46
  Operations after the merger...............................    46
THE MERGER AGREEMENT........................................    47
  Representations and warranties............................    47
  iMALL's representations and warranties....................    47
  Excite@Home's representations and warranties..............    48
  iMALL's conduct of business before completion of the
     merger.................................................    49

                                                              PAGE
                                                              ----
  No other negotiations involving iMALL.....................    50
  Treatment of iMALL stock options and warrants.............    52
  iMALL's employee benefit plans............................    52
  Director and officer indemnification......................    52
  Conditions to completion of the merger....................    53
  Termination of the merger agreement.......................    55
  Payment of termination fee................................    56
  Extension, waiver and amendment of the merger agreement...    57
RELATED AGREEMENTS..........................................    58
  Voting agreements.........................................    58
  Agreements relating to the First Data relationship........    58
  Employment agreements.....................................    61
  Option grants.............................................    65
  Redemption of iMALL "Series A" Warrants...................    66
  Amendment to iMALL "Series B" Warrants....................    66
COMPARATIVE PER SHARE MARKET PRICE DATA.....................    67
COMPARISON OF RIGHTS OF HOLDERS OF iMALL COMMON STOCK AND
  EXCITE@HOME COMMON STOCK..................................    68
  Classification of common stock............................    68
  Voting....................................................    68
  Special meeting of stockholders...........................    68
  Record date for determining stockholders..................    69
  Election of directors.....................................    70
  Number of directors.......................................    70
  Removal of directors......................................    71
  Board of directors vacancies..............................    71
  Special meetings of the board of directors................    71
  Board action -- generally.................................    72
  Board action -- transactions with related parties.........    72
  Board action -- supermajority requirement.................    73
  Board action -- unanimity requirement.....................    74
  Action by committees......................................    74
  Approval of third-party content transactions..............    75
  Preferred stock...........................................    76
  Conversion rights.........................................    76
  Share dividends...........................................    76
  Indemnification...........................................    77
  Limitation on liability...................................    77
  Dividends/Distributions...................................    78
  Liquidation...............................................    78
  Amendment of certificate or articles of incorporation.....    79
  Amendment of bylaws.......................................    79
  Stockholder voting with respect to mergers................    80
  Appraisal and dissenters' rights..........................    80
  Stockholder approval of certain business combinations.....    81
  Inspection of stockholders' list..........................    84
ADDITIONAL MATTER BEING SUBMITTED TO A VOTE OF iMALL
  STOCKHOLDERS..............................................    85
STOCKHOLDER PROPOSALS.......................................    86

                                                              PAGE
                                                              ----
DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY
  STATEMENT.................................................    86
WHERE YOU CAN FIND MORE INFORMATION.........................    87
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION............    88
LEGAL OPINION...............................................    89
EXPERTS.....................................................    89
ANNEX A -- AGREEMENT AND PLAN OF MERGER
ANNEX B -- FORM OF VOTING AGREEMENT
ANNEX C -- OPINION OF BANCBOSTON ROBERTSON STEPHENS INC.
ANNEX D -- AMENDMENT TO ARTICLES OF INCORPORATION OF iMALL,
  INC.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT IS THE MERGER?

     A: In the merger, iMALL will become a wholly-owned subsidiary of Excite@Home.

         Based on the capitalization of Excite@Home as of September 20, the former stockholders of iMALL will receive in the merger a number of shares of Excite@Home Series A common stock representing 2.4% of Excite@Home's outstanding common stock and 1.4% of the voting power of Excite@Home's outstanding common stock.

         For a more complete description of the merger, see the section entitled "The Merger" on page 29.

Q:  WHAT WILL iMALL STOCKHOLDERS RECEIVE IN THE MERGER?

     A: iMALL stockholders will receive 0.46 (the "exchange ratio") of a share of Excite@Home Series A common stock for each share of iMALL common stock they own. iMALL stockholders will receive cash based on the market price of Excite@Home Series A common stock instead of any fractional share.

         For example, a holder of 100 shares of iMALL common stock will receive 46 shares of Excite@Home Series A common stock.

         Holders of options or warrants to purchase shares of iMALL common stock will hold options or warrants, as appropriate, to purchase shares of Excite@Home Series A common stock after completion of the merger.

         The number of shares of Excite@Home Series A common stock to be issued for each share of iMALL common stock is fixed and will not be adjusted based upon changes in the value of these shares. As a result, the value of the shares iMALL stockholders will receive in the merger will not be known prior to the time of the merger and may go up or down as the market price of Excite@Home Series A common stock goes up or down. iMALL is not permitted to terminate its obligations to complete the merger or resolicit the vote of its stockholders based solely on changes in the market price of Excite@Home Series A common stock.

         Excite@Home's stock price is volatile. As an example, the following table sets forth, as of the end of the month for each of the last 12 calendar months, the closing sale price per share of Excite@Home Series A common stock on the Nasdaq National Market. This table also reflects the value to be received in the merger for each share of iMALL common stock, calculated by multiplying the closing price per share of Excite@Home common stock by the exchange ratio.

                                CLOSING
                               SALE PRICE
                               PER SHARE
                               OF EXCITE    VALUE PER
                                 @HOME      SHARE OF
                                Series A      IMALL
                                 COMMON      COMMON
                  DATE           STOCK        STOCK
           ------------------  ----------   ---------
           August 31, 1999       $40.13      $18.46
           July 30, 1999         $45.69      $21.02
           June 30, 1999         $53.94      $24.81
           May 28, 1999          $63.38      $29.15
           April 30, 1999        $71.97      $33.11
           March 31, 1999        $78.75      $36.23
           February 26, 1999     $53.06      $24.41
           January 29, 1999      $62.50      $28.75
           December 31, 1998     $37.13      $17.08
           November 30, 1998     $29.13      $13.40
           October 30, 1998      $22.13      $10.18
           September 30, 1998    $23.94      $11.01

         The share prices of Excite@Home Series A common stock reflect a two for one stock split effected on June 16, 1999.

Q: DOES THE BOARD OF DIRECTORS OF iMALL RECOMMEND VOTING IN FAVOR OF THE MERGER AND THE AMENDMENT TO THE ARTICLES OF INCORPORATION?

     A: Yes. After careful consideration, iMALL's board of directors unanimously recommends that its stockholders vote in favor of the merger agreement and the merger as well as the amendment to the articles of incorporation.

         For a more complete description of the recommendation of iMALL's board of directors, see the sections entitled "iMALL's reasons for the merger" on page 31, and "Recommendation of iMALL's board of directors" on page 33.

Q:  WHAT DO I NEED TO DO NOW?

     A: You are urged to read this prospectus/proxy statement carefully, including its annexes, and to consider how the amendment to the articles of incorporation and the merger affect you as a stockholder. You may also want to review the documents referenced under "Where you can find more information" on page 87.

Q:  HOW DO I VOTE?

     A: You should indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting. If you fail to return your proxy card or to vote in person at the special meeting, the effect will be a vote against the amendment to the articles of incorporation and against the merger agreement and the merger.

         For a more complete description of voting at the special meeting, see the section entitled "Voting of proxies" on page 27.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

     A: If you want to change your vote, deliver to the secretary of iMALL a written notice of revocation of your proxy or a later-dated, signed proxy card before the special meeting.

         For a more complete description of how to change your vote, see the section entitled "Revocation of proxies" on page 27.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

Q:  SHOULD I SEND IN MY iMALL STOCK CERTIFICATES NOW?

     A: No. After the merger is completed, you will receive written instructions for exchanging your iMALL stock certificates for Excite@Home stock certificates.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

     A: Excite@Home and iMALL are working toward completing the merger as quickly as possible and hope to complete the merger during the fourth quarter of 1999.

Q:  WILL I RECOGNIZE A GAIN OR LOSS ON THE TRANSACTION?

     A: Excite@Home and iMALL expect that if the merger is completed, you will not recognize gain or loss for United States federal income tax purposes, except that you will recognize gain or loss with respect to cash received instead of fractional shares. You are urged to consult your own tax advisor to determine your particular tax consequences.

         For a more complete description of the tax consequences of the merger, see the section entitled "Material United States federal income tax consequences of the merger" on page 43.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

     A: You should call iMALL Investor Relations at (310) 309-4000 with any questions about the merger or the amendment to the articles of incorporation.

         You may also obtain additional information about Excite@Home and iMALL from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where you can find more information" on page 87.

                   SUMMARY OF THE PROSPECTUS/PROXY STATEMENT

                                 THE COMPANIES

EXCITE@HOME

AT HOME CORPORATION
450 Broadway
Redwood City, California 94063
(650) 569-5000
http://www.home.net

     Excite@Home is a global media company. Excite@Home's Media services provide consumers content and interactive services via broadband and narrowband Internet service platforms. These platforms include the broadband Internet portal of the @Home service launch screen and the Internet portal Excite (www.excite.com). Excite@Home's Media services also provide rich media advertising and highly targeted marketing solutions through Excite@Home's MatchLogic and Enliven business units. Excite@Home is a provider of broadband Internet services over the cable television infrastructure to consumers via the @Home service. The @Home service allows residential subscribers to connect their personal computers via cable modems and hybrid fiber co-axial cable wires to a high-speed Internet backbone network developed and managed by Excite@Home. This service enables subscribers to access all Internet content and services at transmission speeds up to 100 times faster than typical dial-up connections, provides an "always on" connection and offers rich multimedia programming through Excite@Home's broadband Internet portal. For businesses, Excite@Home's @Work services provide a platform for Internet, intranet and extranet connectivity solutions and networked business applications over both cable infrastructure and digital telecommunications lines.

iMALL

iMALL, INC.
233 Wilshire Boulevard, Suite 820
Santa Monica, California 90401
(310) 309-4000
http://www.imallinc.com
     iMALL and its subsidiaries provide electronic commerce services and solutions to small and medium-sized businesses enabling them to cost effectively and efficiently sell their products through the Internet. iMALL's unique electronic commerce services and integrated process allow businesses to create fully commerce enabled Web sites or add transaction capabilities to their existing ones, establish "Internet ready" merchant accounts online, and process customer orders securely through iMALL's proprietary payment gateway. To help increase online business' sales, iMALL's shopping portals and shopper services are integrated into its electronic commerce services. iMALL's shopping portals are located at www.stuff.com and www.imall.com.

                           SUMMARY OF THE TRANSACTION

THE TRANSACTION (PAGE 42)

     In the merger, iMALL and a wholly-owned subsidiary of Excite@Home will merge, and as a result iMALL will become a wholly-owned subsidiary of Excite@Home.

     The merger agreement is attached to this prospectus/proxy statement as Annex A. Excite@Home and iMALL encourage you to read the merger agreement carefully.

CONDITIONS TO COMPLETION OF THE MERGER (PAGES 53 TO 55)

     The completion of the merger depends upon meeting a number of conditions, including:

     - the merger agreement and the merger must be approved by iMALL stockholders;

     - no governmental injunction or order preventing the completion of the merger may be in effect and the applicable waiting periods under antitrust laws must expire or be terminated;

     - the parties must have received legal opinions to the effect that the merger will qualify as a tax-free reorganization;

     - the shares of Excite@Home Series A common stock to be issued to iMALL stockholders in the merger must have been approved for listing on the Nasdaq National Market;

     - the representations and warranties of each party in the merger agreement must be true and correct;

     - the parties must have complied in all material respects with their respective agreements in the merger agreement;

     - no material adverse effect shall have occurred with respect to Excite@Home or iMALL;

     - the parties must have received from third parties any required consents to the merger;

     - each employment agreement entered into with iMALL employees described under "Related Agreements -- Employment Agreements" must be in full force and effect and Richard Rosenblatt and at least two of Phillip Windley, Joseph Ruszkiewicz and Stephen Fulling shall be employed by iMALL;

     - the agreements with First Data Merchant Services Corporation must be in full force and effect; and

     - the amendment to the articles of incorporation must be approved by iMALL stockholders.

     If either Excite@Home or iMALL waives any conditions, other than the condition relating to the agreements with First Data which may not be waived without First Data's consent, iMALL will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from stockholders is appropriate.

VOTES REQUIRED FOR APPROVAL (PAGES 26 TO 27)

     The holders of a majority of the outstanding shares of iMALL common stock must approve the merger agreement and the merger. iMALL stockholders are entitled to cast one vote per share of iMALL common stock owned as of September 20, 1999, the record date.

     iMALL stockholders that beneficially own 41.9% of iMALL common stock as of the record date have agreed to vote in favor of approval of the merger agreement and the merger and approval of the amendment to the articles of incorporation. Directors and executive officers of iMALL collectively beneficially owned approximately 20.9% of the outstanding iMALL common stock as of the record date.

TERMINATION OF THE MERGER AGREEMENT (PAGES 55 TO 56)

     The merger agreement may be terminated by the parties' mutual consent.

     In addition, subject to qualifications, the merger agreement may be terminated by either of the parties under any of the following circumstances:

     - if the merger is not completed by March 1, 2000, so long as the terminating party did not prevent completion of the merger by breaching the merger agreement;

     - if a final governmental injunction or order prohibiting the merger is issued and is not appealable;

     - if the iMALL stockholders do not approve the merger agreement at the special meeting, however, iMALL may not terminate the agreement if the failure to obtain stockholder approval resulted from its breach of the merger agreement or the breach of any voting agreement; or

     - if the conditions to completion of the merger would not be satisfied (1) because of a breach of an agreement in the merger agreement by the other which causes the representations and warranties in the merger agreement to become untrue, or (2) because a representation or warranty of the other in the merger agreement becomes untrue.

     The merger agreement may be terminated by Excite@Home if any of the following "triggering events" occurs:

     - iMALL's board fails to unanimously recommend that iMALL stockholders approve the merger agreement and the merger;

     - iMALL's board fails to reaffirm its unanimous recommendation of the merger upon the request of Excite@Home after a proposal for an extraordinary transaction involving iMALL such as a merger or sale of significant assets has been publicly announced;

     - iMALL's board approves or publicly recommends a proposal for an extraordinary transaction involving iMALL;

     - iMALL enters into a letter of intent or other similar document or agreement relating to an extraordinary transaction involving iMALL; or

     - any tender or exchange offer relating to securities of iMALL shall be commenced and iMALL shall not have recommended the rejection of that tender offer or exchange offer.

TERMINATION FEE (PAGES 56 TO 57)

     If the merger agreement is terminated by Excite@Home because of any of the triggering events described immediately above, iMALL will be obligated to pay Excite@Home a termination fee of $2.5 million. If within 15 months following the termination, an extraordinary transaction, such as a merger or sale of significant assets, occurs with respect to iMALL, or iMALL enters into an agreement regarding an extraordinary transaction, iMALL will be obligated to pay Excite@Home an additional $19.6 million.

     If the merger agreement is terminated because iMALL stockholders do not approve the merger agreement and the merger, iMALL may be obligated to pay Excite@Home a termination fee of $22.1 million. For iMALL to become obligated to pay Excite@Home the $22.1 million termination fee, an extraordinary transaction of the nature specified in the merger agreement involving iMALL and a party other than Excite@Home must be publicly proposed before the termination of the merger agreement and iMALL must enter into an agreement for or complete the extraordinary transaction within 15 months after termination of the merger agreement.

NO OTHER NEGOTIATIONS INVOLVING iMALL (PAGES 50 TO 51)

     Until the merger is completed or the merger agreement is terminated, iMALL has agreed, with limited exceptions, not to directly or indirectly take any action with respect to an Acquisition Proposal, as defined on page 51 of this prospectus/proxy statement.

     After iMALL receives an Acquisition Proposal that iMALL's board reasonably concludes may constitute a Superior Offer, as defined on page 51 of this prospectus/proxy statement, subject to the conditions specified on pages 50 to 51, iMALL may furnish information or enter into discussions with the person or group that submitted the Acquisition Proposal.

     iMALL has agreed to promptly inform Excite@Home as to any Acquisition Proposal, request for nonpublic information or inquiry which iMALL believes would lead to an Acquisition Proposal. iMALL has agreed to inform Excite@Home of the status and details of any Acquisition Proposal.

THE VOTING AGREEMENTS (PAGE 58)

     Some iMALL stockholders have entered into voting agreements with Excite@Home. The voting agreements require these iMALL stockholders to vote all shares of iMALL common stock beneficially owned by them in favor of the approval of the merger agreement and the merger and the amendment to the articles of incorporation. Each of these stockholders, other than First Data, granted Excite@Home an irrevocable proxy to vote their shares in favor of the amendment to the articles of incorporation and the merger agreement and the merger.

     The stockholders who entered into the voting agreements collectively held approximately 41.9% of the outstanding iMALL common stock as of the record date.

     The form of voting agreement is attached to this prospectus/proxy statement as Annex B, and you are urged to read it in its entirety.

OPINION OF FINANCIAL ADVISOR (PAGES 33 TO 41)

     In deciding to approve the merger agreement and the merger, iMALL's board considered, among various other factors described below in "iMALL's reasons for the merger," an opinion from its financial advisor, BancBoston Robertson Stephens, Inc. On July 11, 1999, BancBoston Robertson Stephens delivered to iMALL's board its oral opinion, which it subsequently confirmed in writing, that, as of that date, the exchange ratio in the merger was fair from a financial point of view to iMALL's stockholders other than Excite@Home or any of its affiliates.

     The full text of the written opinion of BancBoston Robertson Stephens which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this prospectus/proxy statement as Annex C. You should read this opinion in its entirety. The opinion of BancBoston Robertson Stephens does not constitute a recommendation as to how any iMALL stockholder should vote with respect to the merger.

ACCOUNTING TREATMENT OF THE MERGER (PAGE 45)

     Excite@Home intends to account for the merger as a "purchase" for financial accounting purposes, under U. S. generally accepted accounting principles.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 41)

     In considering the recommendation of iMALL's board, you should be aware that officers and directors of iMALL have interests in the merger that are different from, or in addition to, those of stockholders generally. These interests include:

     - some officers of iMALL will become employees of Excite@Home or the company resulting from the merger and will have employment agreements;

     - iMALL's directors and officers have customary rights to indemnification against liabilities;

     - First Data, which as of the record date owned 10.2% of the outstanding shares of iMALL common stock, entered into a marketing agreement, an amended marketing and development agreement, a capacity reservation agreement, and upon completion of the merger, will enter into a registration rights agreement with Excite@Home. In addition, if the merger is completed, Excite@Home will issue First Data a warrant to purchase 2,300,000 shares of its Series A common stock.

APPRAISAL RIGHTS (PAGE 28)

     Under Nevada law, holders of iMALL common stock are not entitled to appraisal or dissenters' rights in the merger.

ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER (PAGE 45)

     The merger is subject to antitrust laws. Excite@Home and iMALL have made the required filings with the Department of Justice and the Federal Trade Commission. However, the Department of Justice or the Federal Trade Commission, or government, state or private person, may challenge the merger at any time before or after its completion.

ABILITY TO SELL EXCITE@HOME STOCK (PAGE 45)

     All shares of Excite@Home Series A common stock received by iMALL stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either of the parties under the Securities Act.

COMPARATIVE MARKET PRICE INFORMATION (PAGE 67)

     Shares of Excite@Home Series A common stock and iMALL common stock are listed on the Nasdaq National Market. On July 12, 1999, the last full trading day prior to the public announcement of the proposed merger, Excite@Home's Series A common stock closed at $51.50 per share, and iMALL's common stock closed at $22.31 per share. On September 20, 1999, Excite@Home's Series A common stock closed at $37.69 per share, and iMALL's common stock closed at $16.56 per share. The parties urge you to obtain current market quotations for the Excite@Home Series A common stock and the iMALL common stock.

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents referred to in this prospectus/proxy statement for a more complete understanding of the merger. In particular, you should read the documents attached to this prospectus/proxy statement, including the merger agreement, which is attached as Annex A, the form of the voting agreement, which is attached as Annex B, the opinion of BancBoston Robertson Stephens, which is attached as Annex C and the amendment to the articles of incorporation which is attached as Annex D.

          INFORMATION ABOUT THE COMMON STOCK OF EXCITE@HOME AND iMALL

                                                       EXCITE@HOME
                                                        Series A     iMALL         IMALL
                                                         COMMON      COMMON     EQUIVALENT
                                                          STOCK      STOCK    PER SHARE PRICE
                                                       -----------   ------   ---------------
July 12, 1999, the business day preceding public
  announcement that Excite@Home and iMALL had entered
  into the merger agreement..........................    $51.50      $22.31       $23.69
September 27, 1999, the last practicable day for
  which closing prices were available at the time of
  the printing of this prospectus/proxy statement....    $38.31      $16.81       $17.62

     The iMALL equivalent price per share is equal to the closing price of a share of Excite@Home Series A common stock on that date multiplied by 0.46, the number of shares of Excite@Home Series A common stock to be issued in exchange for each share of iMALL common stock.

     Excite@Home and iMALL have never paid cash dividends on their respective shares of common stock. Under the merger agreement, iMALL has agreed not to pay cash dividends pending the consummation of the merger, without written consent of Excite@Home. If the merger is not completed, iMALL's board presently intends that it would continue its policy of retaining any earnings to finance the expansion of its business. The Excite@Home board presently intends to retain all earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

                EXCITE@HOME'S SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following selected historical financial data of Excite@Home has been derived from Excite@Home's historical financial statements, and should be read in conjunction with those financial statements and the related notes which are incorporated by reference in this prospectus/proxy statement. The selected historical financial data excludes the financial position and results of operations of Excite, Inc. for dates and periods prior to its merger into At Home Corporation in May 1999. Pro forma statement of operations data and balance sheet data for Excite@Home is included in its Form 10-Q for the three month period ended June 30, 1999 and Form 8-K/A dated August 13, 1999 incorporated by reference in this prospectus/proxy statement.

                                                                     PERIOD FROM
                                                                      MARCH 28,
                                                                         1995           SIX MONTHS ENDED
                                FOR THE YEAR ENDED DECEMBER 31,     (INCEPTION) TO          JUNE 30,
                               ---------------------------------     DECEMBER 31,     ---------------------
                                 1998         1997        1996           1995           1999         1998
                               ---------    --------    --------    --------------    ---------    --------
HISTORICAL STATEMENTS OF
  OPERATIONS DATA:
Revenues.....................  $  48,045    $  7,437    $    676       $    --        $  95,640    $ 14,993
Loss from operations.........  $(150,592)   $(58,750)   $(25,027)      $(2,886)       $(253,175)   $(58,001)
Net loss.....................  $(144,179)   $(55,717)   $(24,513)      $(2,756)       $(236,068)   $(55,988)
Net loss per share -- basic
  and diluted................  $   (1.26)   $  (0.54)   $  (0.26)      $ (0.03)       $   (0.89)   $  (0.25)
Number of shares used in per
  share calculation -- basic
  and diluted................    114,240     103,543      96,120        95,252          264,060     224,196

                                                                DECEMBER 31,
                                                  -----------------------------------------     JUNE 30,
                                                    1998        1997       1996       1995        1999
                                                  --------    --------    -------    ------    ----------
HISTORICAL BALANCE SHEET DATA:
Working capital.................................  $390,324    $101,390    $10,573    $6,244    $  380,028
Total assets....................................  $780,631    $323,928    $33,388    $8,124    $8,055,547
Long-term debt and capital lease obligations....  $255,806    $ 27,442    $10,510    $   --    $  310,051
Total stockholders' equity......................  $493,866    $282,407    $18,317    $7,212    $7,610,052

                   iMALL'S SELECTED HISTORICAL FINANCIAL DATA
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The following selected historical financial data of iMALL has been derived from iMALL's historical financial statements, and should be read in conjunction with those financial statements and the related notes which are incorporated by reference in this prospectus/proxy statement.

                                                                                      SIX MONTHS ENDED
                                           FOR THE YEAR ENDED DECEMBER 31,                JUNE 30,
                                        --------------------------------------    -------------------------
                                           1998          1997          1996          1999           1998
                                        ----------    ----------    ----------    -----------    ----------
HISTORICAL STATEMENTS OF OPERATIONS
  DATA:
Revenues..............................  $    1,596    $      974    $      677    $     1,580    $      488
Loss from continuing operations.......  $  (11,086)   $   (2,586)   $   (2,348)   $    (8,137)   $   (3,528)
(Loss) income from discontinued
  operations..........................  $   (2,063)   $   (2,117)   $    2,413    $        79    $     (244)
Net (loss) income.....................  $  (13,149)   $   (4,703)   $       65    $    (8,058)   $   (3,772)
Net (loss) income per share -- basic
  and diluted
  Loss from continuing operations.....  $    (1.61)   $    (0.36)   $    (0.32)   $     (0.53)   $    (0.58)
  (Loss) income from discontinued
    operations........................  $    (0.26)   $    (0.28)   $     0.33    $      0.01    $    (0.03)
  Net (loss) income...................  $    (1.87)   $    (0.64)   $     0.01    $     (0.52)   $    (0.61)
Number of shares used in per share
  calculation -- basic and diluted....   8,008,040     7,526,967     7,252,584     15,826,031     7,683,098

                                                                     DECEMBER 31,
                                                             ----------------------------      JUNE 30,
                                                              1998       1997       1996         1999
                                                             -------    -------    ------    -------------
HISTORICAL BALANCE SHEET DATA:
Working capital (deficit)..................................  $ 8,227    $13,474    $ (590)      $ 7,108
Total assets...............................................  $14,502    $16,017    $2,018       $16,840
Long-term debt and capital lease obligations...............  $    --    $    --    $   40       $    74
Total stockholders' equity.................................  $10,714    $14,354    $  714       $15,285

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

     The following table sets forth (1) the pro forma historical net loss per share (presented as if the merger between At Home Corporation and Excite, Inc. had taken place at the beginning of each period presented) and the historical book value per share data of Excite@Home as disclosed in Excite@Home's Form 10-Q for the period ended June 30, 1999 and Form 8-K/A dated August 13, 1999 incorporated by reference in this prospectus/proxy statement; (2) historical net loss per share and historical book value per share data of iMALL; (3) unaudited pro forma condensed combined net loss per share and unaudited pro forma condensed combined book value per share data of Excite@Home after giving effect to the merger; and (4) unaudited equivalent pro forma condensed combined net loss per share and unaudited equivalent pro forma condensed combined book value per share data of iMALL based on the exchange ratio of 0.46 of a share of Excite@Home's Series A common stock for each share of iMALL's common stock. See "The Merger -- Structure of the merger and conversion of iMALL common stock" on page 42.

     The information in the table should be read in conjunction with the pro forma financial statements of Excite@Home and the financial statements of iMALL and the related notes incorporated by reference in this prospectus/proxy statement. The unaudited pro forma condensed combined financial information is not necessarily indicative of the net loss per share or book value per share that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of these amounts for any future dates or periods.

                                                                                                      IMALL
                                                                                                    EQUIVALENT
                                                        PRO FORMA                       PRO FORMA   PRO FORMA
                                                       HISTORICAL       HISTORICAL      CONDENSED   CONDENSED
                                                       Excite@Home        IMALL         COMBINED     COMBINED
                                                           (1)            (2)(3)           (4)        (4)(5)
                                                       -----------   ----------------   ---------   ----------
Net loss per share -- basic and diluted
    For the year ended December 31, 1998.............    $(5.61)          $(1.87)        $(6.08)      $(2.80)
    For the six months ended June 30, 1999...........    $(2.81)          $(0.52)        $(3.04)      $(1.40)
Book value per share at June 30, 1999................    $ 1.88           $ 0.85         $ 1.84       $ 0.85

-------------------------

(1) Historical book value per share is computed by dividing pro forma stockholders' equity less goodwill and other intangible assets by the number of pro forma shares of common stock outstanding at the end of each period. Excite@Home's historical net loss per share, which did not include the results of operations of Excite, Inc. for periods prior to its merger into At Home Corporation in May 1999, was $(1.26) and $(0.89) for the year ended December 31, 1998 and for the six months ended June 30, 1999, respectively.

(2) Historical book value per share is computed by dividing stockholders' equity less goodwill and other intangible assets by the number of shares of common stock outstanding at the end of each period.

(3) The iMALL historical net loss per share data for the year ended December 31, 1998 and the six months ended June 30, 1999 include a net (loss) and income per share for discontinued operations of ($0.26) and $0.01, respectively.

(4) The pro forma condensed combined book value per share is computed by dividing pro forma stockholders' equity less goodwill and other intangible assets, including the effect of pro forma adjustments for the merger, by the pro forma number of shares of Excite@Home Series A common stock which would have been outstanding had the merger been consummated as of June 30, 1999.

(5) The iMALL equivalent pro forma condensed combined per share amounts are calculated by multiplying the pro forma condensed combined book value per share amounts by the exchange ratio of 0.46 of a share of Excite@Home Series A common stock for each share of iMALL common stock.

                                  RISK FACTORS

     The merger involves a high degree of risk. Also, by voting in favor of the merger agreement and the merger, iMALL stockholders will be choosing to invest in Excite@Home Series A common stock. Any investment in Excite@Home Series A common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this prospectus/proxy statement, iMALL stockholders should carefully consider the following risk factors in deciding whether to vote for the merger agreement and the merger.

RISKS RELATING TO THE PROPOSED MERGER

IMALL STOCKHOLDERS WILL RECEIVE A FIXED RATIO OF 0.46 OF A SHARE OF EXCITE@HOME SERIES A COMMON STOCK PER IMALL SHARE EVEN IF THERE ARE CHANGES IN THE MARKET VALUE OF IMALL COMMON STOCK OR EXCITE@HOME SERIES A COMMON STOCK BEFORE THE COMPLETION OF THE MERGER

     There will be no adjustment to the exchange ratio if the market price of either iMALL common stock or Excite@Home Series A common stock fluctuates. The specific dollar value of Excite@Home Series A common stock that iMALL stockholders will receive upon completion of the merger will depend on the market price of Excite@Home Series A common stock at the time of the merger. The share prices of both iMALL common stock and Excite@Home Series A common stock are subject to price fluctuations in the market for publicly-traded equity securities and have each experienced significant volatility. Excite@Home and iMALL cannot predict the market prices for either iMALL common stock or Excite@Home Series A common stock at any time before the completion of the merger or the market price for Excite@Home Series A common stock after the completion of the merger. EXCITE@HOME AND IMALL ENCOURAGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE EXCITE@HOME SERIES A COMMON STOCK AND THE IMALL COMMON STOCK.

EXCITE@HOME'S PRO FORMA ACCOUNTING FOR THE ACQUISITION MAY CHANGE

     Excite@Home has allocated the total estimated purchase price for the iMALL acquisition on a preliminary basis to assets and liabilities based on Excite@Home's best estimates of the fair value of these assets and liabilities, with the excess costs over the net tangible assets acquired allocated to goodwill and other intangible assets. This allocation is subject to change pending a final analysis of the fair values of the assets acquired and liabilities assumed. The impact of these changes could be material to Excite@Home's future results of operations.

THERE ARE TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES THAT MAY PREVENT EXCITE@HOME FROM SUCCESSFULLY INTEGRATING IMALL WITH EXCITE@HOME

     The merger involves risks related to the integration and management of acquired technology, operations and personnel. The integration of Excite@Home and iMALL will be a complex process and may disrupt the combined company's business if not completed in a timely and efficient manner. Following the merger, Excite@Home must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. Excite@Home may encounter substantial difficulties, costs and delays involved in integrating iMALL's operations, including:

     - potential incompatibility of business cultures;

     - perceived adverse changes in business focus;

     - potential conflicts in sponsor, advertising or content relationships; and

     - the loss of key employees and diversion of the attention of management from other ongoing business concerns.

THE MERGER COULD HARM KEY THIRD PARTY RELATIONSHIPS

     The present and potential relationships of iMALL with sponsors, customers, advertisers and users may be harmed by the proposed merger. Uncertainties regarding sponsorship, joint venture overlap and new service development following the merger may cause these parties to delay decisions regarding these relationships. Any changes in these relationships could harm the combined company's business.

IMALL MAY LOSE CONTRACTUAL RIGHTS DUE TO THE MERGER

     iMALL has contracts with suppliers, customers and other business partners. Some of these contracts require iMALL to obtain the consent, waiver or approval of these other parties in connection with the proposed merger. If consent, waiver or approval cannot be obtained, iMALL may lose the right to use intellectual property or other rights that are necessary for operation of iMALL's services. iMALL has agreed to attempt to secure the necessary consents, waivers and approvals. However, iMALL may not be able to obtain all of the necessary consents, waivers and approvals. Failure to do so could harm the combined company's business.

OFFICERS AND DIRECTORS OF IMALL HAVE DIFFERENT INTERESTS FROM YOURS AS AN IMALL STOCKHOLDER

     The directors and officers of iMALL have interests in the merger that are different from, or are in addition to, those of stockholders generally. These include:

     - some officers of iMALL will become employees of Excite@Home or the company resulting from the merger and will have employment agreements;

     - iMALL's directors and executive officers have customary rights to indemnification against liabilities; and

     - First Data entered into a marketing agreement, an amended marketing and development agreement, a capacity reservation agreement, and upon completion of the merger, will enter into a registration rights agreement with Excite@Home. In addition, if the merger is completed, Excite@Home will issue First Data a warrant to purchase 2,300,000 shares of its Series A common stock.

     As a result, officers and directors could be more likely to vote to approve the merger agreement and the merger than if they did not hold these interests.

     For a more complete description of these interests see the section entitled "The Merger -- Interests of certain persons in the merger" on page 41.

RISKS RELATED TO EXCITE@HOME'S BUSINESS

EXCITE@HOME HAS INCURRED AND EXPECTS TO INCUR SUBSTANTIAL LOSSES

     Excite@Home was incorporated in March 1995, commenced operations in August 1995, and has incurred net losses in each fiscal period since its inception. As of June 30, 1999, Excite@Home had an accumulated deficit of $463.2 million. In addition, Excite@Home currently intends to increase capital expenditures and operating expenses in order to expand its network and to market and provide its services to potential subscribers. As a result, Excite@Home expects to incur additional net losses before cost and amortization of distribution agreements and amortization of goodwill and other intangible assets for at least the next quarter. As a result of the acquisition of Excite and the proposed acquisition of iMALL, Excite@Home anticipates that it will incur substantial non-cash charges relating to the amortization of goodwill and other intangible assets.

EXCITE@HOME'S BUSINESS IS UNPROVEN, AND IT MAY NOT ACHIEVE PROFITABILITY

     The profit potential of Excite@Home's business model is unproven. The Excite@Home service was available only in portions of 89 geographic markets as of June 30, 1999 and may not achieve broad consumer or commercial acceptance. Although approximately 3,300 primarily small and medium-sized business organizations have agreed to utilize @Work services as of June 30, 1999, the @Work services may not achieve broad commercial acceptance and the current rate of deployment for @Work services may not be sustained. Excite@Home has difficulty predicting whether the pricing models for its Internet services will prove to be viable, whether demand for Excite@Home's Internet services will materialize at the prices its cable partners charge for the Excite@Home service or the prices Excite@Home or its cable partners charge for Excite@Home's @Work services, or whether current or future pricing levels will be sustainable. If these pricing levels are not achieved or sustained or if Excite@Home's services do not achieve or sustain broad market acceptance, Excite@Home's business, operating results and financial condition will be significantly harmed. Excite@Home may never achieve favorable operating results or profitability.

     Excite@Home's Media services rely substantially upon the sale of advertising, ad serving and targeting marketing solutions on the Internet, which is a developing market. Risks related to the Media services business include:

     - the inability to maintain and increase levels of traffic on Excite@Home's Internet portal services;

     - the failure of the market to adopt the Internet as an advertising and commercial medium;

     - reductions in market prices for Internet advertising as a result of competition or otherwise;

     - the inability to achieve higher cost per thousand impression rates for targeted advertising or to increase the percentage of advertising inventory sold;

     - the inability to meet minimum guaranteed impressions under sponsorship agreements;

     - the inability to develop or acquire content for the Media services;

     - the inability to generate commerce-related revenues;

     - the inability of the Media services to continue to generate increased revenues;

     - the failure to anticipate and adapt to a developing market; and

     - government regulation.

GROWTH OF THE EXCITE@HOME SERVICE MAY BE INHIBITED BY FACTORS BEYOND EXCITE@HOME'S CONTROL

     As of June 30, 1999, Excite@Home had in excess of 620,000 cable modem subscribers, including recently acquired Internet subscribers that are being converted to the Excite@Home service. Excite@Home's ability to increase the number of subscribers to the Excite@Home service to achieve its business plans and generate future revenues will depend on many factors which are beyond its control. For instance, some of Excite@Home's cable partners have not achieved the subscriber levels that Excite@Home had originally anticipated. Other factors include:

     - the rate at which Excite@Home's current and future cable partners upgrade their cable infrastructures for two-way data services;

     - Excite@Home's ability and the ability of its cable partners to coordinate timely and effective marketing campaigns with the availability of cable infrastructure upgrades;

     - the success of Excite@Home's cable partners in marketing and installing the @Home service in their local cable areas;

     - the prices that Excite@Home's cable partners set for the @Home service and for its installation;

     - the speed at which Excite@Home's cable partners can complete the installations required to initiate service for new subscribers;

     - the commercial availability of self-installable, two-way modems that comply with the recently adopted interface standards known as DOCSIS, and the success of Excite@Home's roll-out of these products with the @Home service;.

     - the quality of customer and technical support provided by Excite@Home and its cable partners; and

     - the quality of content on the @Home service.

EXCITE@HOME NEEDS TO ADD SUBSCRIBERS AT A RAPID RATE FOR ITS BUSINESS TO SUCCEED, BUT EXCITE@HOME MAY NOT ACHIEVE ITS SUBSCRIBER GROWTH GOALS

     Excite@Home's actual revenues or the rate at which it will add new subscribers may differ from its forecasts. Excite@Home may not be able to increase its subscriber base enough to meet its internal forecasts or the forecasts of industry analysts or to a level that meets the expectations of investors. The rate at which subscribers have increased in the past does not necessarily indicate the rate at which subscribers may be expected to grow in the future. In particular, while Excite@Home had forecasted that the number of its subscribers could grow to up to 1.1 million by December 31, 1999 from more than 620,000 subscribers at June 30, 1999, Excite@Home may not achieve this level of subscriber growth.

EXCITE@HOME'S SUBSCRIBER GROWTH DEPENDS ON THE ACTIONS OF ITS CABLE PARTNERS, AND IS LIMITED BY PRICE AND INSTALLATION CONSTRAINTS

     Excite@Home believes subscriber growth has been constrained, and will continue to be constrained, by the cost and time required to install the @Home service for each residential consumer. In addition, Excite@Home's growth has been constrained by the rate at which Excite@Home's cable partners have upgraded their systems and most of Excite@Home's cable partners are not obligated to upgrade their cable infrastructures or market the @Home service. Moreover, the @Home service is currently priced at a premium to many other online services, and large numbers of subscribers may not be willing to pay a premium for the @Home service.

IF EXCITE@HOME CANNOT MAINTAIN THE SCALABILITY, SPEED AND SECURITY OF ITS NETWORK, CUSTOMERS WILL NOT ACCEPT ITS SERVICES

     Due to the limited deployment of Excite@Home's services, the ability of its network to connect and manage a substantial number of online subscribers at high transmission speeds is unknown. Therefore, Excite@Home faces risks related to its network's ability to be scaled up to its expected subscriber levels while maintaining superior performance. Excite@Home's network may be unable to achieve or maintain a high speed of data transmission, especially as its subscribers increase. In recent periods, the performance of the Excite@Home network has experienced some deterioration in some markets as a result of subscriber abuse of the @Home service. While Excite@Home is seeking to eliminate this abuse by enforcing our acceptable user policy and by limiting users' upstream bandwidth, Excite@Home's failure to do so may result in slower network performance and reduced customer demand for Excite@Home's services. In addition, while Excite@Home has taken steps to prevent users from sharing files via the @Home service and to protect against bulk unsolicited e-mail, public concerns about security, privacy and reliability of the cable network, or actual problems with the security, privacy or reliability of Excite@Home's network, may inhibit the acceptance of Excite@Home's Internet services.

IF NEW TWO-WAY CABLE MODEMS ARE NOT DEPLOYED TIMELY AND SUCCESSFULLY, EXCITE@HOME MAY NOT BE ABLE TO GROW ITS SUBSCRIBER BASE QUICKLY

     Each Excite@Home subscriber currently must obtain a cable modem from a cable partner to access the @Home service. The North American cable industry has recently adopted interface standards known as DOCSIS for hardware and software to support the delivery of data services over the cable infrastructure utilizing compatible cable modems. Some of Excite@Home's cable partners have chosen to delay some deployments of the @Home service until the widespread commercial availability of DOCSIS-compliant cable modems. Subscriber growth could be constrained and Excite@Home's business could be significantly harmed if its cable partners choose to slow the deployment of the @Home service further. If Excite@Home's cable partners are not able to obtain a sufficient quantity of DOCSIS-compliant modems, Excite@Home's growth will be limited.

EXCITE@HOME COULD LOSE SUBSCRIBERS, DISTRIBUTION RELATIONSHIPS AND REVENUES TO ITS COMPETITORS

     The markets for consumer and business Internet services and online content are extremely competitive, and Excite@Home expects that competition will intensify in the future. Excite@Home's most direct competitors in these markets include the following:

     - Providers of cable-based Internet services. Time Warner Inc. and Media One Group have deployed high-speed Internet access services over their local cable networks through their own cable-based Internet service, Road Runner. Excite@Home currently competes with Road Runner to establish distribution arrangements with cable system operators and Excite@Home may compete for subscribers in the future if and when Excite@Home's cable partners cease to be subject to their exclusivity obligations. In addition, Excite@Home competes with other providers of cable-based Internet services, such as ISP Channel, Inc. and High Speed Access Corporation.

     - Telecommunications providers. Excite@Home competes with national long-distance and local exchange carriers that offer high-speed, Internet access services such as asymmetric digital subscriber line. If the advanced services offered by these companies are deregulated, this would further enhance the ability of these companies to compete against Excite@Home's services;

     - Internet and online service providers. Excite@Home competes with Internet service providers that provide basic Internet access services and with online service providers such as America Online; and

     - Internet content aggregators. Excite@Home competes with content aggregators and Internet portals including America Online, Yahoo! Inc. and Lycos, Inc. that seek to capture audience flow by providing ease-of-use and offering content that appeals to a broad audience.

     Many of Excite@Home's competitors and potential competitors have substantially greater financial, technical and marketing resources, larger subscriber bases, longer operating histories, greater name recognition and more established relationships with advertisers and content and application providers than Excite@Home does. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote more resources to developing Internet services or online content than Excite@Home. Excite@Home may not be able to compete successfully against current or future competitors, and competitive pressures could significantly harm Excite@Home's subscriber base, Excite@Home's ability to renew and enter into new distribution agreements and Excite@Home's revenues.

EXCITE@HOME'S DEPENDENCE ON ITS NETWORK EXPOSES IT TO A SIGNIFICANT RISK OF SYSTEM FAILURE

     Excite@Home's operations are dependent upon its ability to support its highly complex network infrastructure and avoid damage from fires, earthquakes, floods, power losses, telecommunications failures and similar events. The occurrence of a natural disaster or other unanticipated problem at Excite@Home's network operations center or at a number of Excite@Home's regional data centers could cause interruptions in Excite@Home's services. Additionally, failure of Excite@Home's cable partners or companies from which Excite@Home obtains data transport services to provide the data communications capacity that Excite@Home requires, for example as a result of natural disaster, or operational disruption, could cause interruptions in the services Excite@Home provide. Any damage or failure that causes interruptions in Excite@Home's operations could harm Excite@Home's business.

YEAR 2000 ISSUES COULD AFFECT THE PERFORMANCE OF EXCITE@HOME'S SYSTEMS

     If Excite@Home's internal and network information systems do not correctly recognize and process date information beyond the year 1999, Excite@Home may not be able to conduct operations. Excite@Home may also experience supplier-related Year 2000 problems. To address these Year 2000 issues, Excite@Home has initiated a comprehensive program to address Year 2000 readiness in Excite@Home's systems and its customers' and suppliers' systems. Delays in the implementation of new information systems or a failure to fully identify all Year 2000 dependencies in Excite@Home's existing systems and in the systems of Excite@Home's suppliers could harm Excite@Home's business. Therefore, Excite@Home is developing, but does not yet have, contingency plans for continuing operations in the event these problems arise.

EXCITE@HOME'S LIMITED EXPERIENCE WITH INTERNATIONAL EXPANSION MAY PREVENT IT FROM GROWING ITS BUSINESS OUTSIDE THE UNITED STATES

     A key component of Excite@Home's strategy is expansion into international markets. Excite@Home has limited experience in developing localized versions of its products and services and in developing relationships with international cable system operators. Excite@Home may not be successful in expanding its product and service offerings into foreign markets. In addition to the uncertainty regarding Excite@Home's ability to generate revenues from foreign operations and expand Excite@Home's international presence, Excite@Home faces specific risks related to providing Internet services in foreign jurisdictions, including:

     - regulatory requirements, including the regulation of Internet access;

     - legal uncertainty regarding liability for information retrieved and replicated in foreign jurisdictions; and

     - potential inability to use European customer information due to new European governmental regulations.

EXCITE@HOME'S BUSINESS MAY BE IMPACTED BY CABLE UNBUNDLING PROPOSALS AND OTHER GOVERNMENT REGULATION

     Currently, Excite@Home's services are not directly subject to regulations of the Federal Communication Commission or any other federal, state or local communications regulatory agency. However, changes in the regulatory environment relating to the Internet, cable television or telecommunications markets which could require regulatory compliance by Excite@Home or which could impact its exclusivity arrangements, subscribers and revenues include:

     - Federal regulation. Regulatory changes that affect telecommunications costs, limit usage of subscriber-related information or increase competition from telecommunications companies could affect Excite@Home's pricing or ability to market its services successfully. For example, reregulation of cable television rates may affect the speed at which Excite@Home's cable partners upgrade their cable systems to carry Excite@Home's services;

     - Regulation by local franchise authorities. Many of Excite@Home's United States cable partners' local cable affiliates have elected to classify the provision of the @Home service as additional cable services under their local franchise agreements, and to pay franchise fees under those agreements. Local franchise authorities may attempt to subject cable systems to higher or different franchise fees, taxes or requirements in connection with their distribution of the @Home service. There are thousands of franchise authorities, and thus it would be difficult or impossible for Excite@Home or its cable partners to operate under a unified set of franchise requirements; and

     - The FCC or local agencies could require Excite@Home's cable partners to grant competitors access to their cable systems. America Online, MindSpring Enterprises, Inc., Consumers Union and other parties have requested Congress, the Federal Communications Commission and state and local authorities to require cable operators to provide Internet and online service providers with unbundled access to their cable systems. If Excite@Home or its cable partners are classified as common carriers, or if government authorities require third-party access to cable networks or unaffiliated Internet service providers, Excite@Home's competitors may be able to provide service over its cable partner systems. The rates that Excite@Home's cable partners charge for this third-party access, or for the @Home Services, could also be subject to rate regulation or tariffing requirements.

     - Local Governmental Proceedings. Portland and Multnomah County, Oregon and Broward County, Florida, have imposed third-party access requirements on AT&T and other cable companies operating in those communities. The imposition of these requirements has been challenged in Federal Courts. In June 1999, a U.S. District Court upheld the third-party access requirement imposed on AT&T by Portland and Multnomah County. This decision has been appealed to the U.S. Court of Appeals for the Ninth Circuit. Denver, Colorado, King County, Washington, San Francisco and Los Angeles, California have considered imposing similar requirements and other municipalities may consider imposing similar requirements in the future.

       EXCITE@HOME COULD FACE LIABILITY FOR DEFAMATORY OR INDECENT CONTENT

     Claims could be made against Internet and online service providers under both United States and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose this liability are currently pending against Internet and online services providers. In addition, legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of indecent content. The imposition upon Internet and online service providers of potential liability for information carried on or disseminated through their systems could require Excite@Home to implement measures to reduce its exposure to this liability. This may require that Excite@Home expend substantial resources or discontinue service or product offerings. The increased focus on liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. Furthermore, some foreign governments, such as Germany, have enacted laws and regulations governing content distributed over the Internet that are more strict than those currently in place in the United States. One or more of these factors could significantly harm Excite@Home's business.

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

RISKS RELATED TO EXCITE@HOME'S RELATIONSHIPS WITH ITS CABLE PARTNERS

     The success of Excite@Home's business depends on Excite@Home's relationships with its cable partners, most of which have agreed to provide Excite@Home's high-speed residential Internet access services on an exclusive basis. In return, Excite@Home has agreed not to provide a variety of Internet services in the areas covered by its cable partners. Excite@Home's agreements with its cable partners are complex. Some of the risks associated with these relationships are set forth below. For a summary of some of the key aspects of these agreements, you should refer to Excite@Home's annual report on Form 10-K/A for the year ended December 31, 1998.

EXCITE@HOME DEPENDS ON ITS CABLE PARTNERS TO UPGRADE TO THE TWO-WAY CABLE INFRASTRUCTURE NECESSARY TO SUPPORT THE @HOME SERVICE; THE AVAILABILITY AND TIMING OF THESE UPGRADES ARE UNCERTAIN

     Transmission of the @Home service and cable-based @Work services depends on the availability of high-speed two-way hybrid fiber coaxial cable infrastructure. However, only a portion of existing cable plant in the United States and in some international markets has been upgraded to two-way hybrid fiber coaxial cable, and even less is capable of high-speed two-way transmission. As of June 30, 1999, approximately 29% of Excite@Home's North American cable partners' cable infrastructure was capable of delivering the @Home service. Excite@Home's cable partners have announced and begun to implement major infrastructure investments in order to deploy two-way hybrid fiber coaxial cable. However, these investments have placed a significant strain on the financial, managerial, operating and other resources of Excite@Home's cable partners, most of which are already highly leveraged. Therefore, these infrastructure investments have been, and Excite@Home expects will continue to be, subject to change, delay or cancellation. Although Excite@Home's commercial success depends on the successful and timely completion of these infrastructure upgrades, most of Excite@Home's cable partners are under no obligation to upgrade systems or to introduce, market or promote Excite@Home's services. The failure of Excite@Home's cable partners to complete these upgrades in a timely and satisfactory manner, or at all, would prevent Excite@Home from delivering high-performance Internet services and would significantly harm Excite@Home's business.

EXCITE@HOME'S CABLE PARTNERS ARE NOT GENERALLY OBLIGATED TO CARRY EXCITE@HOME'S SERVICES, AND THE EXCLUSIVITY OBLIGATIONS THAT PREVENT THEM FROM CARRYING COMPETING SERVICES MAY BE TERMINATED

     Excite@Home's cable partners are subject to exclusivity obligations that prohibit them from obtaining high-speed, greater than 128 kilobits per second, residential consumer Internet services from any source other than Excite@Home. However, most of Excite@Home's cable partners are under no affirmative obligation to carry any of Excite@Home's services. Also, the exclusivity obligations of Excite@Home's principal cable partners, TCI, Comcast Corporation, Cox Communications, Inc. and Cablevision Systems Corp., expire on June 4, 2002, and may be terminated sooner under some circumstances, including:

     - Excite@Home's principal cable partners may terminate all their exclusivity obligations upon a change in law that materially impairs some of their rights;

     - Comcast or Cox may terminate all exclusivity obligations of Excite@Home's principal cable partners at any time if there is a change of control of TCI that results within 12 months in the incumbent TCI directors no longer constituting a majority of TCI's board. AT&T, TCI, Comcast and Cox have agreed, however, that AT&T's acquisition of TCI did not constitute a change of control under the terms of the original agreement;

     - Cox or Comcast may terminate the exclusivity provisions of Excite@Home's principal cable partners if AT&T and its affiliates did not meet specified subscriber penetration levels for the @Home service. On June 4, 1999, Cox had this right, but Cox has agreed to waive it for 1999; and

     - Comcast may terminate its own exclusivity obligations after June 4, 1999 if it allows Excite@Home to repurchase a portion of Comcast's equity interest in Excite@Home. Comcast has informed Excite@Home that it has entered into an agreement with Microsoft Corporation under which Microsoft can require Comcast to terminate its exclusivity obligations.

     In consideration for Cox's agreement to waive its right to terminate exclusivity as of June 4, 1999, Excite@Home's board approved changes to Excite@Home's corporate governance on April 16, 1999. Excite@Home's stockholders approved these changes on May 28, 1999. These governance changes generally require board action to be approved by a majority of Excite@Home's board, including the board representatives of AT&T and either Cox or Comcast. In addition, as further consideration for Cox's waiver, AT&T agreed to increase its subscriber acquisition goals for the next twelve months above its current goal for that period.

     If the exclusivity obligations of Excite@Home's cable partners are terminated, this could significantly harm Excite@Home's business and cause an immediate drop in Excite@Home's stock price.

EXCITE@HOME IS CONTROLLED BY TCI AND AT&T

     TCI controls approximately 57% of Excite@Home's voting power. AT&T owns TCI and therefore controls Excite@Home. Currently, four of Excite@Home's eleven directors are directors, officers or employees of TCI, AT&T or their affiliates. TCI currently owns all 30,800,000 outstanding shares of Excite@Home's Series B common stock, each of which carries ten votes per share. This Series B common stock ownership gives TCI the right to elect five Series B directors, one of which is designated by Comcast and one of which is designated by Cox. So long as TCI owns at least 15,400,000 shares of Excite@Home's Series B common stock and holds a majority of Excite@Home's voting power, Excite@Home's board may take action only if approved by the board and by at least 75%, or four of the five, of Excite@Home's Series B directors. As a result, corporate actions generally require the approval of TCI's three Series B directors and one, or in some cases both, of the directors designated by Comcast and Cox. Therefore, Comcast and Cox, acting together, may veto any board action.

EXCITE@HOME DEPENDS ON TELEPORT COMMUNICATIONS GROUP FOR LOCAL
TELECOMMUNICATIONS SERVICES FOR THE @WORK SERVICES

     Excite@Home depends on Teleport Communications Group, which is owned by AT&T, to provide local telecommunications services and co-location within TCG's facilities on favorable economic terms. This relationship enables Excite@Home to provide @Work services to an entire metropolitan area in which TCG has facilities. If

Excite@Home were required to obtain comparable telecommunications services from local exchange carriers, Excite@Home would effectively be limited to providing @Work services to commercial customers within a ten-mile radius of one of Excite@Home's points of presence. As a result, Excite@Home would be required to build multiple points of presence to service an entire metropolitan area, which would substantially increase Excite@Home's capital costs to enter new markets and which could make market entry uneconomical. If Excite@Home were required to pay standard local exchange carrier rates, the ongoing operating costs for @Work services would be substantially higher. The loss of Excite@Home's strategic relationship with TCG would significantly harm Excite@Home's ability to deploy @Work services. In addition, TCG has acquired a provider of Internet-related services to businesses and corporate customers and will compete directly with the @Work Internet service. To the extent TCG acquires or enters into strategic relationships with other Internet service providers, TCG may reduce its support of the @Work services. Although there are alternative suppliers for TCG's services, it could take a significant period of time for Excite@Home to establish similar relationships, and equivalent terms might not be available.

EXCITE@HOME MAY FACE ADDITIONAL COMPETITION FROM AT&T

     AT&T operates businesses that could compete with Excite@Home's services, notwithstanding any exclusivity obligations that may apply to it due to its ownership of TCI. First, AT&T operates a consumer Internet service known as AT&T WorldNet. Although AT&T WorldNet is currently a telephone dial-up service that does not utilize broadband technologies, AT&T may be able to use non-cable-based data transport mechanisms to offer high-speed residential Internet services that compete with the @Home service. Second, AT&T owns TCG, which operates an Internet service for business customers that competes with the @Work service. The @Work business depends to a significant extent on Excite@Home's agreement with TCG for local access telecommunications services. If TCG ceases to cooperate with Excite@Home, the @Work business would be harmed. Because Excite@Home's @Work business is not subject to the cable partners' exclusivity obligations, AT&T or TCG are not limited in their ability to compete with the @Work business. In addition, AT&T and Time Warner recently announced the formation of a significant strategic relationship that will include a joint venture to offer AT&T-branded cable telephony service to residential and small business customers over Time Warner's existing cable television systems in 33 states. The relationship between AT&T and Time Warner could ultimately extend to other broadband services, including cable Internet services, that compete with the @Home service. AT&T may take actions that benefit TCG, WorldNet or other services of AT&T or other parties to Excite@Home's detriment.

WARRANTS ISSUED TO EXCITE@HOME'S CABLE PARTNERS MAY RESULT IN ADDITIONAL DILUTION TO EXCITE@HOME'S STOCKHOLDERS

     Excite@Home has entered into agreements with Cablevision, Rogers Cablesystems Limited, Shaw Cablesystems Ltd. and other cable partners under which Excite@Home issued warrants to purchase shares of Excite@Home Series A common stock. Under these agreements, warrants to purchase 20,955,563 shares of Excite@Home Series A common stock at an average price of $1.09 per share were exercisable as of June 30, 1999. To the extent that Cablevision, Rogers, Shaw or other cable partners become eligible to and exercise their warrants, Excite@Home's stockholders would experience substantial dilution.

Excite@Home also may issue additional stock, or warrants to purchase stock, at prices less than fair market value in connection with efforts to expand distribution of the @Home service.

RISKS ASSOCIATED WITH THE ACQUISITION OF EXCITE, INC. AND EXCITE'S BUSINESS BY @HOME

EXCITE@HOME FACES SEVERAL TRANSITORY RISKS ASSOCIATED WITH THE ACQUISITION OF EXCITE

     In May 1999, Excite, Inc. was acquired by At Home Corporation, which we refer to as @Home for the period before the merger. This acquisition presents the following risks:

     - Excite@Home may encounter substantial difficulties, costs and delays associated with integrating the operations of an acquired company. This process may disrupt Excite@Home's business if not completed in a timely and efficient manner;

     - The present and potential relationships of @Home and Excite with sponsors, content providers, advertisers, users and subscribers may be harmed by the merger of @Home and Excite; and

     - The merger of @Home and Excite may result in conflicts associated with exclusive rights that both @Home and Excite have granted to third parties with regard to content, relationships, sponsorships or other strategic relationships, and failure to resolve these conflicts could harm Excite@Home's business.

THE EXCITE SERVICE COULD LOSE USERS, ADVERTISERS AND REVENUES TO ITS COMPETITORS

     The Excite service competes with a number of companies both for users and advertisers, and therefore for revenues. Excite@Home expects this competition will intensify, particularly because there are few barriers to entry in this market. Excite's competitors include:

     - Web portal companies such as Infoseek's Go Network, Lycos, Netscape's Netcenter and Yahoo!;

     - online service providers such as America Online and Microsoft's MSN service;

     - large media companies such as CBS, NBC, Time Warner and USA Networks, Inc., who have announced initiatives to develop Web services or partner with Web companies; and

     - providers of Web-based advertising solutions, including AdForce, advertising management software, including NetGravity, Inc., advertising supported content and traditional advertising media.

EXCITE@HOME DEPENDS ON SEVERAL THIRD PARTY RELATIONSHIPS FOR USERS, ADVERTISERS AND REVENUES

     Excite@Home depends on a number of third party relationships to provide users and content for its Excite services, including agreements for links to Excite services to be placed on high-traffic Web sites and agreements for third parties to provide content, games and e-mail for Excite Web sites. If these relationships terminate and Excite@Home is not able to replace them, it could lose users or advertisers, and this could harm the revenues of the Excite business.

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

PRIVACY CONCERNS REGARDING THE USAGE OF DEMOGRAPHIC INFORMATION COULD PREVENT EXCITE@HOME FROM BENEFITING FROM SELLING TARGETED ADVERTISING

     Due to privacy concerns regarding the usage of demographic information in online advertising, some commentators and governmental bodies have suggested limitations on technology that Excite@Home uses to deliver targeted advertising and compile demographic information about users. Any reduction or limitation in the use of this technology could result in lower advertising rates.

POTENTIAL LITIGATION WITH RESPECT TO INTELLECTUAL PROPERTY RIGHTS COULD HARM THE EXCITE BUSINESS

     Many parties, including competitors of the Excite service, are actively developing search, indexing and related Internet technologies. Some of these parties have taken steps to protect these technologies, and Excite@Home believes that others will follow. Therefore, Excite@Home believes that disputes regarding the ownership of these technologies are likely to arise in the future. Excite@Home may not be able to defend any litigation successfully. Even if successful, defending litigation may be costly and may divert management resources.

EXCITE@HOME'S BUSINESS DEPENDS ON THE CONTINUED GROWTH IN INTERNET USE GENERALLY AND PORTAL WEB SITES IN PARTICULAR

     Excite@Home's business may be adversely affected if usage of the Internet or other online services does not continue to grow. This growth could be hindered by a number of factors including: the adequacy of the Internet's infrastructure to meet increased usage demands; privacy and security concerns; and availability of cost-effective services. Any of these issues could cause the Internet's performance or level of usage to decline.

     The success of Excite@Home's Internet portals is also dependent on Internet users continuing to use "portal" web sites for their information needs. If Internet users begin to become less dependent on portal sites, but rather go directly to particular web sites, Excite@Home's traffic levels could decrease, which could make Excite@Home's web sites less attractive to advertisers.

     This prospectus/proxy statement contains and incorporates by reference forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements are based on current expectations that involve a number of uncertainties, including those disclosed in the risk factors above. Actual results could differ materially from those projected in the forward-looking statements.

                           THE IMALL SPECIAL MEETING

DATE, TIME AND PLACE

     The special meeting of iMALL stockholders will be held on October 27, 1999, at 10:00 a.m. local time, at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California. This prospectus/proxy statement is being furnished in connection with the solicitation by iMALL's board of proxies to be used at the special meeting and at any and all adjournments and postponements of the special meeting.

PURPOSE

     The purpose of the special meeting is to approve an amendment to the articles of incorporation, as more fully described in this prospectus/proxy statement, and to approve the merger agreement and the merger under which Shop Nevada, a wholly-owned subsidiary of Excite@Home, would be merged with iMALL, with iMALL continuing as the surviving corporation. iMALL stockholders may also be asked to transact other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

RECOMMENDATION OF IMALL'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, IMALL'S BOARD HAS DETERMINED THE MERGER AGREEMENT AND THE MERGER TO BE FAIR AND IN THE BEST INTERESTS OF THE IMALL STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT IMALL STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION, THE MERGER AGREEMENT AND THE MERGER. THE UNANIMOUS RECOMMENDATION OF IMALL'S BOARD DID NOT INCLUDE THE DIRECTOR DESIGNATED TO IMALL'S BOARD BY FIRST DATA, WHO APPROPRIATELY ABSTAINED FROM VOTING ON THE AMENDMENT TO THE ARTICLES OF INCORPORATION, THE MERGER AND THE MERGER AGREEMENT BECAUSE OF AN ACTUAL OR POTENTIAL CONFLICT OF INTEREST.

RECORD DATE, OUTSTANDING SHARES AND VOTING RIGHTS

     iMALL's board has fixed September 20, 1999 as the record date for the special meeting. Only holders of record of shares of iMALL common stock on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 19,638,080 outstanding shares of iMALL common stock held by approximately 676 holders of record. At the special meeting, each share of iMALL common stock will be entitled to one vote. Accordingly, an aggregate of 19,638,080 votes may be cast at the special meeting by holders of iMALL common stock.

VOTE REQUIRED; QUORUM

     The approval of the amendment to the articles of incorporation and the approval of the merger agreement and the merger will require the affirmative vote of the holders of a majority of the voting power of the shares of iMALL common stock outstanding on the record date.

     The representation, in person or by properly executed proxy, of the holders of a majority of the voting power of the shares of stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Shares of iMALL common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the special meeting. Shares that abstain from voting on the proposals will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against the proposals. Broker non-votes will be treated as present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Brokers or nominees holding shares of record for customers will not be entitled to vote on the proposals unless they receive voting instructions from their customers. Accordingly, broker non-votes will not be voted in favor of the proposals meaning that such shares will have the same effect as shares voted against proposals.

     As of the record date, iMALL's directors and executive officers and their affiliates beneficially owned approximately 20.9% of the votes represented by the outstanding shares of iMALL common stock. Stockholders of iMALL who, as of the record date, control 41.9% of the votes entitled to be cast at the special meeting, have agreed to vote all of their shares in favor of the proposal to approve the amendment to the articles of incorporation and the proposal to approve the merger agreement and the merger at the special meeting under voting agreements entered into with Excite@Home. See "Related Agreements -- Voting agreements."

VOTING OF PROXIES

     All shares of iMALL common stock that are entitled to vote and are represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, those proxies will be voted against the proposals. iMALL's board does not know of any matters other than those described in the notice of the special meeting that are to come before such meeting. If any other matters are properly presented at the special meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone such meeting to another time and/or place for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the enclosed form of proxy and acting under the proxy generally will have discretion to vote on those matters in accordance with their best judgment.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     - filing with the Secretary of iMALL, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy; or

     - duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of iMALL before the taking of the vote at the special meeting.

     Any written notice of revocation or subsequent proxy should be sent to iMALL, Inc., 233 Wilshire Boulevard, Suite 820, Santa Monica, California 90401,
Attention: Secretary, or hand delivered to the Secretary of iMALL at or before the taking of the vote at the special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the special meeting.

SOLICITATION OF PROXIES; EXPENSES

     All expenses of iMALL's solicitation of proxies will be borne by iMALL. The cost of preparing and mailing this prospectus/proxy statement to iMALL stockholders, will be shared equally by iMALL and Excite@Home. In addition to solicitation by use of the mails, proxies may be solicited from iMALL stockholders by directors, officers and employees of iMALL in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. iMALL has retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the iMALL special meeting at an estimated cost of $3,500 plus expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and iMALL will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding such materials.

APPRAISAL RIGHTS

     Under the Nevada Revised Statutes, the holders of iMALL common stock are not entitled to any appraisal or dissenters' rights with respect to the merger because shares of iMALL common stock are included in the National Market System of the National Association of Securities Dealers, Inc.

                                   THE MERGER

     This section of the prospectus/proxy statement describes the proposed merger. While Excite@Home and iMALL believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents referred to in this prospectus/proxy statement carefully for a more complete understanding of the merger. In addition, important business and financial information about each of Excite@Home and iMALL is incorporated by reference into this prospectus/proxy statement. See "Documents incorporated by reference in this prospectus/proxy statement" on page
86. You may obtain the information incorporated by reference into this prospectus/proxy statement without charge by following the instructions in the section entitled "Where you can find more information" on page 87.

BACKGROUND OF THE MERGER

     During the first quarter of 1999, Richard Rosenblatt, Chairman of the Board and Chief Executive Officer of iMALL, together with other members of the senior management of iMALL, conducted a strategic review of iMALL's plans to achieve increased scale in its business. The review included scenarios in which iMALL would pursue an independent growth strategy as well as options to pursue a business combination and/or strategic partnership with a range of companies.

     During February, March and April of 1999, Mr. Rosenblatt and other iMALL executives held numerous discussions and telephonic meetings with executives of Excite@Home to discuss a possible commercial transaction between Excite@Home and iMALL under which Excite@Home would resell iMALL's products and services on a non-exclusive basis. These telephone calls led to additional telephonic discussions in April 1999 in which Mr. Rosenblatt and Don Hutchison, Senior Vice President and General Manager of the @Work division of Excite@Home, and other executives of Excite@Home discussed the merits of a possible strategic business combination of the companies.

     During an informational conference call with iMALL's board on April 6, 1999, Mr. Rosenblatt discussed with the board the trend toward consolidation in the Internet industry and general market conditions, and reported to the board on the relative benefits and detriments of the strategic alternatives that senior management had been analyzing.

     On April 13, 1999, Mr. Rosenblatt, Anthony Mazzarella, the Executive Vice President, Chief Financial Officer and Secretary of iMALL, and Joseph Ruszkiewicz, the Executive Vice President and Chief Operating Officer of iMALL met with Deana Bergquist, the @Work Product Line Manager and Eric Van Miltenberg, the @Work Director of Business Development, in Santa Monica, California to discuss strategic combination issues. Prior to the meeting, Excite@Home and iMALL entered into a confidentiality agreement providing for the exchange of confidential information.

     On April 14, 1999, iMALL's executives held an informational conference call with iMALL's board to discuss the status of discussions with Excite@Home and other pending business. Mr. Rosenblatt reported to the board his discussions with representatives of Excite@Home.

     During April and May of 1999, Mr. Rosenblatt had numerous telephone conversations with John Duncan, the Executive Vice President of Business Development of First Data and a director of iMALL, regarding the strategic benefits that could result from a possible business combination of Excite@Home and iMALL, including the benefits of promoting the iMALL and First Data joint e-commerce solution through the Excite portal web site and the @Home and @Work services.

     From April 13 through May 25, 1999, Mr. Rosenblatt held several telephonic meetings with Mr. Hutchison, Mr. Van Miltenberg and Ms. Bergquist concerning a possible business combination of the two companies.

     On May 25, 1999, Mr. Rosenblatt and Ms. Bergquist met in the Palo Alto, California area to continue discussing a possible strategic combination. Discussions resumed between Mr. Rosenblatt, Ms. Bergquist and Mr. Van Miltenberg during a conference call on June 4, 1999.

     iMALL entered into an engagement letter with BancBoston Robertson Stephens on June 14, 1999 under which BancBoston Robertson Stephens agreed to act as iMALL's exclusive financial advisor for a business combination. On June 23, 1999 representatives of Excite@Home, iMALL, BancBoston Robertson Stephens, First Data and Morgan Stanley & Co. Incorporated, Excite@Home's financial advisor, met in Redwood City, California to discuss a strategic combination of Excite@Home and iMALL and a long-term marketing relationship with First Data.

     On June 25, 1999, iMALL's board held a special meeting, together with senior management of iMALL and representatives of BancBoston Robertson Stephens, to discuss the status of discussions with Excite@Home. Mr. Rosenblatt reported to the board his discussions with representatives of Excite@Home. iMALL's board discussed the merits of iMALL remaining independent versus pursuing a business combination with another company. iMALL's board authorized the continuation of discussions with Excite@Home.

     Representatives of Excite@Home, iMALL, First Data, Morgan Stanley and BancBoston Robertson Stephens next met in Englewood, Colorado on June 30, 1999. During this meeting, representatives of Excite@Home and First Data explored what form the relationship between Excite@Home and First Data would take if Excite@Home were to acquire iMALL.

     On July 6, 1999, iMALL's board held a special meeting, together with senior management of iMALL, iMALL's outside legal advisors and BancBoston Robertson Stephens, to discuss the status of discussions with Excite@Home. Mr. Rosenblatt reported to the board regarding his discussions with representatives of Excite@Home, and the board authorized the continuation of discussions with Excite@Home. Also on July 6, 1999, iMALL's board authorized iMALL's execution of a non-solicitation agreement with Excite@Home, to expire on July 12, 1999, during which period iMALL would not be permitted to negotiate with, or provide information to, any other party regarding a business combination transaction. The non-solicitation agreement was entered into on July 7, 1999.

     On July 7, 1999, Excite@Home's outside legal counsel sent to iMALL's outside legal counsel a draft merger agreement and ancillary agreements. From July 7 through July 11, iMALL and its financial advisors conducted a due diligence review of Excite@Home, and Excite@Home and its outside legal and financial advisors conducted a due diligence review of iMALL.

     On July 10, 1999, for the purpose of ensuring that the prohibitions imposed by Nevada's "Combinations with Interested Stockholders" statutes would not apply to the transactions with Excite@Home, iMALL's board authorized the officers and agents of iMALL to continue to negotiate with Excite@Home with a view to reaching an agreement relating to, and finalizing, a definitive merger agreement with Excite@Home, and to enter into such agreement, subject to the approval and adoption by the board of directors and stockholders of iMALL of the terms thereof.

     From July 10 to July 12, 1999, iMALL, Excite@Home and their respective outside legal and financial advisors negotiated the terms of the merger agreement and other agreements relating to the merger. The principal issues discussed during these negotiations were the exchange ratio, the termination rights under the merger agreement, the conditions upon which any breakup fee would be payable, the representations, warranties and covenants contained in the merger agreement, and the effect of the merger on iMALL's existing warrants and outstanding stock options. In addition, during this period, Excite@Home and iMALL held a series of negotiations with First Data regarding amendments to the First Data Marketing and Development Agreement and the First Data Investment Agreement and the execution of a Marketing Agreement and a Capacity Reservation Agreement to be entered into between First Data and Excite@Home. Also during this period, Excite@Home and iMALL held discussions with certain iMALL stockholders concerning the voting agreements, with certain holders of iMALL's warrants concerning an amendment to such holders' warrants to be effective upon the closing of the merger and with certain officers of iMALL regarding their employment agreements.

     On July 11, 1999, iMALL's board held a special meeting at which iMALL's outside legal counsel reviewed the principal terms of the merger agreement, the voting agreements, the amendment to iMALL's articles of incorporation, the amendment to some of iMALL's warrants and the amendments to iMALL's existing agreements with First Data. Additionally, iMALL's outside legal counsel reviewed the iMALL board's fiduciary duties in considering a strategic business combination. BancBoston Robertson Stephens then made a presentation to the board regarding the financial analyses it had performed in connection with its opinion and stated orally that it was prepared to render, and subsequently did provide, its written opinion as of July 11, 1999 that, as of that date, the exchange ratio in the merger was fair from a financial point of view to iMALL's stockholders other than Excite@Home or any of its affiliates. See the section entitled "Opinion of iMALL's financial advisor" below. Following a discussion, iMALL's board unanimously approved the final terms of the merger agreement, the merger and related agreements and the amendment to the articles of incorporation and determined to recommend to the stockholders of iMALL that the merger agreement and the merger be approved.

     On the evening of July 12, 1999, the merger agreement, the voting agreements, the amendment to some of iMALL's warrants, the employment agreements and the agreements with First Data were finalized and executed. The terms of the merger were announced in a joint press release that was issued before the opening of the stock markets on July 13, 1999.

IMALL'S REASONS FOR THE MERGER

     iMALL's board has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, iMALL and its stockholders. Accordingly, iMALL's board has unanimously approved the amendment to the articles of incorporation, the merger agreement and the merger and unanimously recommends that you vote for approval of the amendment to the articles of incorporation, the merger agreement and the merger.

     In reaching its decision, iMALL's board identified several potential benefits of the merger, including:

     - The exchange ratio in the merger represented a premium of approximately 39% over the average closing price for iMALL common stock over the 30 day trading period ending on July 9, 1999, the last trading day prior to the iMALL board meeting;

     - iMALL's board assessed the benefits of being part of a combined company and the risks of continuing to be an independent company, in view of the increased consolidation and increased competitive trends in the electronic commerce industry. iMALL's board believed that the combined company might be able to realize synergies in its combined operations as well as be able to possibly leverage Excite@Home's existing cable partners. iMALL's board considered favorably that the former iMALL stockholders, as stockholders of Excite@Home, would share the benefits of these synergies;

     - iMALL's board reviewed the principal terms and conditions of the merger agreement, including the representations, warranties and covenants and the conditions to each party's obligation to complete the merger. iMALL's board considered favorably that the terms of the merger agreement are reasonable;

     - iMALL's board considered the potential benefits of the merger to iMALL's customers and employees and the interests of the community and of society;

     - iMALL's board considered favorably the opinion of BancBoston Robertson Stephens, dated July 11, 1999, including the related financial analyses, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio was fair from a financial point of view to the holders of iMALL common stock, other than Excite@Home or any of its affiliates;

     - iMALL's board considered the larger market capitalization of Excite@Home, and the higher corresponding trading liquidity for former iMALL shareholders. Based on the closing prices of Excite@Home common stock and iMALL common stock on July 9, 1999, the last trading day prior to the iMALL board meeting, Excite@Home had a market capitalization of $19.752 billion, compared to iMALL's market capitalization of $358 million. Accordingly, by combining with Excite@Home, iMALL's stockholders will be afforded substantially increased trading liquidity for their investment; and

     - iMALL's board considered the ability of Excite@Home and iMALL to complete the merger, including their ability to obtain necessary regulatory approvals and their obligations to attempt to obtain those approvals and the likelihood that the merger would be completed.

     iMALL's board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - iMALL's board considered the risk that because the exchange ratio will not be adjusted for changes in the market price of either Excite@Home Series A common stock or iMALL common stock, the per share value of the consideration to be received by iMALL stockholders might be less than the price per share implied by the exchange ratio immediately prior to the announcement of the merger;

     - iMALL's board considered the risk that the synergies and benefits sought in the merger would not be fully achieved, which might have the effect of adversely affecting the market value of the Excite@Home common stock received in the merger;

     - iMALL's board considered the risk that the merger would not be completed. In evaluating this risk, iMALL's board considered the circumstances under which Excite@Home could terminate the merger agreement;

     - iMALL's board considered the interests of its officers and directors in the merger; and

     - iMALL's board considered the risk that the negative features of the termination fee may prevent others from proposing an alternative transaction that may be more advantageous to iMALL stockholders. In determining the fairness of the merger to the stockholders of iMALL, iMALL's board took into account the size of the termination fee in relation to the size of the transaction and the circumstances in which it would be paid.

     The foregoing discussions of the information and factors considered by iMALL's board are not intended to be exhaustive but are believed to include all material factors considered by iMALL's board.

RECOMMENDATION OF IMALL'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, IMALL'S BOARD HAS DETERMINED THE MERGER AGREEMENT AND THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF THE IMALL STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT IMALL STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION, THE MERGER AGREEMENT AND THE MERGER. THE UNANIMOUS RECOMMENDATION OF IMALL'S BOARD DID NOT INCLUDE THE DIRECTOR DESIGNATED TO IMALL'S BOARD BY FIRST DATA, WHO APPROPRIATELY ABSTAINED FROM VOTING ON THE AMENDMENT TO THE ARTICLES OF INCORPORATION, THE MERGER AND THE MERGER AGREEMENT BECAUSE OF AN ACTUAL OR POTENTIAL CONFLICT OF INTEREST.

OPINION OF IMALL'S FINANCIAL ADVISOR

     Under an engagement letter dated June 14, 1999, and amended on June 18, 1999, iMALL engaged BancBoston Robertson Stephens to render an opinion as to the fairness of the exchange ratio, from a financial point of view, to holders of shares of iMALL common stock, other than Excite@Home or any of its affiliates.

     On July 11, 1999 at a meeting of iMALL's board held to evaluate the proposed merger, BancBoston Robertson Stephens delivered to iMALL's board its written opinion that, as of July 11, 1999 and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of shares of iMALL common stock, other than Excite@Home or any of its affiliates. The exchange ratio was determined through negotiations between the respective managements of iMALL and Excite@Home. Although BancBoston Robertson Stephens did assist the management of iMALL in these negotiations, it was not asked to, and did not, recommend to iMALL that any specific exchange ratio constituted the appropriate exchange ratio for the merger. BancBoston Robertson Stephens assisted iMALL's management in the negotiations leading to an agreement on principal structural terms of the merger.

     The full text of the BancBoston Robertson Stephens opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C and is incorporated in this prospectus/proxy statement by reference. iMALL urges its stockholders to read the BancBoston Robertson Stephens opinion in its entirety. The BancBoston Robertson Stephens opinion was prepared for the benefit and use of iMALL's board in connection with its evaluation of the merger and does not constitute a recommendation to stockholders of iMALL as to how they should vote, or take any other action, with respect to the merger.

     The BancBoston Robertson Stephens opinion does not address:

     - the relative merits of the merger and the other business strategies that iMALL's board has considered or may be considering; or

     - the underlying business decision of iMALL's board to proceed with the merger.

     The summary of the BancBoston Robertson Stephens opinion set forth in this prospectus/proxy statement is qualified in its entirety by reference to the full text of the BancBoston Robertson Stephens opinion.

     In connection with the preparation of the BancBoston Robertson Stephens opinion, BancBoston Robertson Stephens, among other things:

     - reviewed certain publicly available financial statements and other business and financial information of iMALL and Excite@Home, respectively;

     - reviewed certain internal financial statements and other financial and operating data concerning iMALL prepared by the management of iMALL;

     - reviewed certain financial forecasts and other forward looking financial information prepared by the management of iMALL;

     - reviewed with Excite@Home certain publicly available estimates of research analysts relating to Excite@Home;

     - held discussions with the respective managements of Excite@Home and iMALL concerning the businesses, past and current operations, financial condition and future prospects of both iMALL and Excite@Home, independently and combined, including discussions with the managements of iMALL and Excite@Home concerning cost savings and other synergies that are expected to result from the merger, as well as their views regarding the strategic rationale for the merger;

     - reviewed the financial terms and conditions set forth in the merger agreement and the agreements ancillary thereto;

     - reviewed the stock price and trading history of iMALL and Excite@Home;

     - compared the financial performance of iMALL and Excite@Home and the prices and trading activity of iMALL common stock and Excite@Home Series A common stock with that of certain other publicly traded companies it deemed comparable with iMALL and Excite@Home, respectively;

     - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

     - reviewed the pro forma impact of the merger on Excite@Home's cash earnings per share and revenue per share;

     - participated in discussions and negotiations among representatives of iMALL and Excite@Home and their financial and legal advisors; and

     - made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

     In its review and analysis, and in arriving at its opinion, BancBoston Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the managements of iMALL and Excite@Home) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. BancBoston Robertson Stephens relied upon the assurances of managements of iMALL and Excite@Home that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, BancBoston Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of iMALL or Excite@Home, nor was BancBoston Robertson Stephens furnished with any such evaluation or appraisal.

     With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of iMALL and Excite@Home that BancBoston Robertson Stephens reviewed, upon the advice of the managements of iMALL and Excite@Home, BancBoston Robertson Stephens assumed that such forecasts and projections:

     - had been reasonably prepared in good faith on the basis of reasonable assumptions;

     - reflected the best available estimates and judgments as to the future financial condition and performance of iMALL and Excite@Home, respectively; and

     - will be realized in the amounts and in the time periods estimated.

     In this regard, BancBoston Robertson Stephens noted that each of iMALL and Excite@Home face exposure to the Year 2000 problem. BancBoston Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of iMALL and Excite@Home with respect to the potential effect that the Year 2000 problem might have on their respective forecasts.

     In addition, BancBoston Robertson Stephens assumed that:

     - the merger will be consummated upon the terms set forth in the merger agreement without material alteration thereof, including, among other things, that the merger will be accounted for as a "purchase method" business combination in accordance with generally accepted accounting principles;

     - the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended;

     - the agreements with First Data described in the merger agreement will be executed and in full force and effect; and

     - the historical financial statements of each of iMALL and Excite@Home reviewed by it had been prepared and fairly presented in accordance with generally accepted accounting principles consistently applied.

     BancBoston Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

     Although developments following the date of the BancBoston Robertson Stephens opinion may affect the opinion, BancBoston Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The BancBoston Robertson Stephens opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to BancBoston Robertson Stephens as of, the date of the BancBoston Robertson Stephens opinion. It should be understood that subsequent developments may affect the conclusion expressed in the BancBoston Robertson Stephens opinion and that BancBoston Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The BancBoston Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the exchange ratio to holders of shares of iMALL common stock, other than Excite@Home or any of its affiliates. BancBoston Robertson Stephens does not express any opinion as to:

     - the value of any employee agreement or other arrangement entered into in connection with the merger;

     - any tax or other consequences that might result from the merger; or

     - what the value of Excite@Home common stock will be when issued to iMALL's stockholders pursuant to the merger or the price at which the shares of Excite@Home common stock that are issued pursuant to the merger may be traded in the future.

     The following is a summary of the material financial analyses performed by BancBoston Robertson Stephens in connection with rendering the BancBoston Robertson Stephens opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by BancBoston Robertson Stephens. Certain of the information in this section is presented in a tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY BANCBOSTON ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE BANCBOSTON ROBERTSON STEPHENS OPINION IS BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES PERFORMED BY BANCBOSTON ROBERTSON STEPHENS AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE. BancBoston Robertson Stephens noted that based on the closing price of Excite@Home common stock on July 9, 1999 of $53.81, the exchange ratio in the merger of 0.460x implied an iMALL equity value of approximately $588 million and an iMALL equity value per share of $24.75.

     EXCHANGE RATIO ANALYSES. BancBoston Robertson Stephens compared the historical ratios of the average closing price of iMALL common stock to the average closing price of Excite@Home common stock over various periods ending July 9, 1999. The following table sets forth the ratios of the average closing prices of iMALL common stock compared to Excite@Home common stock for the various periods ending July 9, 1999:

                 RATIO OF AVERAGE CLOSING PRICES OF
 PERIOD ENDING     IMALL COMMON STOCK COMPARED TO
 JULY 9, 1999         EXCITE@HOME COMMON STOCK
---------------  ----------------------------------
 1 trading day                 0.376x
10 trading days                0.359x
20 trading days                0.345x
30 trading days                0.326x
60 trading days                0.279x
90 trading days                0.262x
   12 months                   0.341x

     BancBoston Robertson Stephens also applied a typical control premium of 25.0% - 50.0% to the results of the foregoing analysis, which implied the following iMALL equity values, iMALL equity values per share and exchange ratios:

                   HISTORICAL
 PERIOD ENDING      AVERAGE          IMPLIED IMALL          IMPLIED IMALL            IMPLIED
 JULY 9, 1999    EXCHANGE RATIO      EQUITY VALUE       EQUITY VALUE PER SHARE   EXCHANGE RATIO
---------------  --------------   -------------------   ----------------------   ---------------
 1 trading day       0.376x       $607 - $752 million    $25.31 - $30.38         0.470x - 0.564x
30 trading days      0.326x       $509 - $635 million    $21.90 - $26.29         0.407x - 0.488x
60 trading days      0.279x       $421 - $528 million    $18.83 - $22.60         0.348x - 0.418x
90 trading days      0.262x       $373 - $470 million    $16.98 - $20.38         0.328x - 0.394x
   12 months         0.341x       $538 - $669 million    $22.91 - $27.49         0.426x - 0.511x

     BancBoston Robertson Stephens also compared the historical ratios of the weighted trading volume price of iMALL common stock to the weighted trading volume price of Excite@Home common stock over various periods ending July 9, 1999. The following table sets forth the ratios of the weighted trading volume price of iMALL common stock compared to the weighted trading volume price of Excite@Home common stock for various periods ending July 9, 1999:

                 RATIO OF WEIGHTED TRADING VOLUME PRICES
                    OF IMALL COMMON STOCK COMPARED TO
 PERIOD ENDING      THE WEIGHTED TRADING VOLUME PRICE
 JULY 9, 1999          OF EXCITE@HOME COMMON STOCK
---------------  ---------------------------------------
 1 trading day                   0.376x
10 trading days                  0.356x
20 trading days                  0.376x
30 trading days                  0.348x
60 trading days                  0.287x
90 trading days                  0.271x
   12 months                     0.383x

     COMPARABLE COMPANIES ANALYSIS. Using publicly available information, BancBoston Robertson Stephens analyzed, among other things, the total capitalization and trading multiples of iMALL and selected publicly traded companies that have similar business and operating profiles, including:

     - QRS Corp.

     - Open Market, Inc.

     - Cybercash, Inc.

     - Intershop Communications

     Multiples compared by BancBoston Robertson Stephens included total capitalization to estimated revenues for calendar years 2000 and 2001. All multiples were based on closing stock prices as of July 9, 1999.

     Using the ranges of multiples set forth in the table below that BancBoston Robertson Stephens derived from multiples for the comparable companies, the following iMALL equity values, iMALL equity values per share and exchange ratios are implied:

                                                      IMPLIED IMALL
                                   IMPLIED IMALL      EQUITY VALUE         IMPLIED
               MULTIPLE RANGE      EQUITY VALUE         PER SHARE       EXCHANGE RATIO
               --------------   -------------------  ---------------   ----------------
2000 Revenues   7.0x - 9.0x     $388 - $495 million  $17.66 - $21.53   0.328x - 0.400x
2001 Revenues   4.0x - 5.0x     $548 - $682 million  $23.40 - $28.00   0.435x - 0.520x

     BancBoston Robertson Stephens also applied a typical control premium of 25.0% - 50.0% to the mean values implied in the foregoing analysis, which implied the following iMALL equity values, iMALL equity values per share and exchange ratios:

                                                      IMPLIED IMALL
                                  IMPLIED IMALL       EQUITY VALUE         IMPLIED
               PREMIUM RANGE      EQUITY VALUE          PER SHARE       EXCHANGE RATIO
               -------------   -------------------   ---------------   ----------------
2000 Revenues  25.0% - 50.0%   $552 - $662 million   $23.48 - $27.37   0.436x - 0.509x
2001 Revenues  25.0% - 50.0%   $768 - $922 million   $31.02 - $36.42   0.577x - 0.677x

     PRECEDENT TRANSACTION ANALYSIS. Using publicly available information, BancBoston Robertson Stephens analyzed the consideration offered, the premiums paid and the implied transaction value multiples paid or proposed to be paid in selected acquisition transactions in the Internet content and service industry, including:

     - AboveNet Communications Inc./Metromedia Fiber Network, Inc. (June 24,
       1999)

     - TeleBank Financial Corporation/E*TRADE Group, Inc. (June 1, 1999)

     - broadcast.com inc./Yahoo! Inc.(April 1, 1999)

     - GeoCities/Yahoo! Inc. (January 28, 1999)

     - Excite, Inc./At Home Corporation (January 19, 1999)

     - Netscape Communications Corporation/America Online, Inc. (November 24,
       1998)

     - N2K Inc./CDNow, Inc. (October 23, 1998)

     - CKS Group, Inc./USWeb Corporation (September 2, 1998)

     In analyzing these "precedent transactions", BancBoston Robertson Stephens compared, among other things, the total consideration in such transactions as a multiple of the next twelve months ("NTM") estimated revenues and estimated fiscal year 2000 revenues. All multiples for the precedent transactions were based on public information available at the time of the announcement. Based on this information and other publicly available information, the following table illustrates the implied iMALL equity valuations, iMALL equity valuations per share and exchange ratios derived from applying a range of multiples that BancBoston Robertson Stephens derived from the precedent transactions:

                                                              IMPLIED IMALL
                         MULTIPLE         IMPLIED IMALL       EQUITY VALUE         IMPLIED
                           RANGE          EQUITY VALUE          PER SHARE      EXCHANGE RATIO
                       -------------   -------------------   ---------------   ---------------
NTM revenues           20.0x - 25.0x   $554 - $690 million   $22.79 - $28.29   0.424x - 0.526x
FY2000 revenues         8.0x - 12.0x   $442 - $656 million   $19.61 - $27.13   0.364x - 0.504x

     BancBoston Robertson Stephens also considered the premiums paid in the precedent transactions over the target's closing share price the day before the transaction was announced, the target's closing share price one month prior to the announcement, the average closing share price 10 days prior to the announcement, the average closing share price 20 days prior to the announcement and the average closing share price 30 days prior to the announcement. Based on this information and other publicly available information, the following table illustrates the implied iMALL equity valuation, iMALL equity valuations per share and exchange ratios derived from applying a range of premiums that BancBoston Robertson Stephens derived from the precedent transaction:

                        IMALL
                       CLOSING                                         IMPLIED IMALL
                       TRADING     PREMIUM         IMPLIED IMALL       EQUITY VALUE         IMPLIED
                        PRICE       RANGE          EQUITY VALUE          PER SHARE      EXCHANGE RATIO
                       -------   ------------   -------------------   ---------------   ---------------
One day prior          $20.25    30.0% - 40.0%  $630 - $688 million   $26.33 - $28.35   0.489x - 0.527x
One month prior        $16.00    45.0% - 55.0%  $536 - $582 million   $23.20 - $24.80   0.431x - 0.461x
10 day average         $19.39    35.0% - 40.0%  $629 - $657 million   $26.18 - $27.15   0.487x - 0.505x
20 day average         $17.82    37.5% - 45.0%  $581 - $620 million   $24.51 - $25.84   0.455x - 0.480x
30 day average         $17.03    40.0% - 45.0%  $567 - $587 million   $23.84 - $24.70   0.443x - 0.459x

     No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to iMALL or Excite@Home. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

     PRO FORMA ANALYSIS. BancBoston Robertson Stephens analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected cash earnings per share and revenues per share of the combined company for fiscal years 1999 and 2000. The following table summarizes the results of such analysis:

Fiscal Year 2000 estimated cash earnings per share
  accretion.................................................  31.5%
Fiscal Year 2001 estimated cash earnings per share
  accretion.................................................  21.9%
Fiscal Year 2000 estimated revenue per share accretion......   4.7%
Fiscal Year 2001 estimated revenue per share accretion......   7.9%

The actual results achieved by the combined company may vary from projected results and the variations may be material.

     OTHER FACTORS AND COMPARATIVE ANALYSES. In rendering its opinion, BancBoston Robertson Stephens considered certain other factors and conducted certain other comparative analyses, including, among other things a review of:

     - the history of trading prices and volume for iMALL common stock and Excite@Home common stock for the period from July 9, 1998 to July 9, 1999; and

     - selected published analysts' reports on iMALL and Excite@Home, including analysts' estimates as to the earnings growth potential of iMALL and Excite@Home.

     While the foregoing summary describes certain analyses and factors that BancBoston Robertson Stephens deemed material in its presentation to iMALL's board, it is not a comprehensive description of all analyses and factors considered by BancBoston Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BancBoston Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BancBoston Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BancBoston Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by BancBoston Robertson Stephens are based on all analyses and factors taken as a whole and also on application of BancBoston Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. BancBoston Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, BancBoston Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of iMALL and Excite@Home. The analyses performed by BancBoston Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of iMALL common stock or Excite@Home common stock may be traded at any future time.

     The engagement letter between BancBoston Robertson Stephens and iMALL provides that, for its services, BancBoston Robertson Stephens is entitled to receive a transaction fee equal to $1.0 million plus two percent (2%) of the aggregate transaction value, if any, exceeding a purchase price of $20.00 per share of iMALL common stock. iMALL has also agreed to reimburse BancBoston Robertson Stephens for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless BancBoston Robertson Stephens and its affiliates and any director, employee or agent of BancBoston Robertson Stephens or any of its affiliates, or any person controlling BancBoston Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancBoston Robertson Stephens as financial advisor to iMALL. The terms of the fee arrangement with BancBoston Robertson Stephens, which iMALL and BancBoston Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between iMALL and BancBoston Robertson Stephens, and iMALL's board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to BancBoston Robertson Stephens is contingent upon completion of the merger. In the past, BancBoston Robertson Stephens has provided certain investment banking services to iMALL for which it has been paid fees. In the ordinary course of its business, BancBoston Robertson Stephens may trade in iMALL's securities and Excite@Home's securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in iMALL's securities or Excite@Home's securities.

     BancBoston Robertson Stephens was retained based on BancBoston Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BancBoston Robertson Stephens' investment banking relationship and familiarity with iMALL.

     BancBoston Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, BancBoston Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of iMALL's board, you should be aware of the interests that directors and officers of iMALL have in the merger. These interests are different from and in addition to your interests as stockholders. These include:

     - Richard Rosenblatt, Joseph Ruszkiewicz, Anthony Mazzarella, Stephen Fulling, Daniel Odette and Phillip Windley have entered into employment agreements and will be employed by Excite@Home or the company resulting from the merger after completion of the merger.

     - First Data, which as of the record date owned 10.2% of the outstanding shares of iMALL common stock, entered into a marketing agreement, an amended marketing and development agreement and a capacity reservation agreement and, upon completion of the merger, will enter into a registration rights agreement with Excite@Home. In addition, if the merger is completed, Excite@Home will issue First Data a warrant to purchase 2,300,000 shares of its Series A common stock at an exercise price of $36.96 per share.

     - iMALL's directors and officers have customary rights to indemnification against liabilities.

     As a result, these directors and officers could be more likely to vote to approve the merger agreement and the merger than if they did not hold these interests.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval of the amendment to the articles of incorporation, the merger agreement and the merger by the stockholders of iMALL. The merger will become effective upon the filing of articles of merger in the office of the Secretary of State of the State of Nevada.

STRUCTURE OF THE MERGER AND CONVERSION OF IMALL COMMON STOCK

     Shop Nevada, a newly-formed and wholly-owned subsidiary of Excite@Home, will be merged with iMALL. As a result of the merger, the separate corporate existence of Shop Nevada will cease and iMALL will survive the merger as a wholly-owned subsidiary of Excite@Home.

     Upon completion of the merger, each outstanding share of iMALL common stock will be converted into the right to receive 0.46 of a share of Excite@Home Series A common stock.

     No certificate or scrip representing fractional shares of Excite@Home Series A common stock will be issued in connection with the merger. Instead, iMALL's stockholders will receive cash, without interest, in lieu of any fractional shares of Excite@Home Series A common stock.

EXCHANGE OF IMALL STOCK CERTIFICATES FOR EXCITE@HOME STOCK CERTIFICATES

     When the merger is completed, Excite@Home's exchange agent will mail to iMALL stockholders a letter of transmittal and instructions for use in surrendering iMALL stock certificates in exchange for Excite@Home stock certificates. When you deliver your iMALL stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your iMALL stock certificates will be canceled and you will receive Excite@Home stock certificates representing the number of whole shares of Excite@Home Series A common stock to which you are entitled under the merger agreement. iMALL stockholders will receive payment in cash, without interest, in lieu of any fractional shares of Excite@Home Series A common stock which would have been otherwise issuable to iMALL stockholders in the merger.

YOU SHOULD NOT SUBMIT YOUR IMALL STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     iMALL stockholders are not entitled to receive any dividends or other distributions on Excite@Home Series A common stock until the merger is completed and they have surrendered their iMALL stock certificates in exchange for Excite@Home stock certificates.

     Subject to the effect of applicable laws, promptly following surrender of iMALL stock certificates and the issuance of the corresponding Excite@Home certificates, iMALL stockholders will be paid the amount of dividends or other distributions, without interest, with a record date after the completion of the merger which were previously paid with respect to their whole shares of Excite@Home Series A common stock. At the appropriate payment date, iMALL stockholders will also receive the amount of dividends or other distributions, without interest, with a record date after the completion of the merger and a payment date after they exchange their iMALL stock certificates for Excite@Home stock certificates.

     Excite@Home will only issue iMALL stockholders an Excite@Home stock certificate or a check in lieu of a fractional share in a name in which the surrendered iMALL stock certificate is registered. If you wish to have your certificate issued in another name you must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following general discussion summarizes certain material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code, the related regulations promulgated, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion assumes that iMALL stockholders hold their shares of iMALL common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules. These special rules include rules relating to:

     - stockholders who are not citizens or residents of the United States;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities;

     - stockholders who acquired their shares of iMALL common stock through the exercise of options or similar derivative securities or otherwise as compensation; and

     - stockholders who hold their shares of iMALL common stock as part of a hedge, appreciated financial position, straddle or conversion transaction.

     In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws.

     Our obligations to complete the merger are conditioned on (1) the delivery of an opinion to Excite@Home from Fenwick & West LLP and (2) the delivery of an opinion to iMALL from Latham & Watkins, in each case regarding material United States federal income tax consequences of the merger. Alternatively, this condition will be satisfied upon (a) the delivery of such a tax opinion to Excite@Home and iMALL from Latham & Watkins or (b) the delivery of such a tax opinion to Excite@Home and iMALL from Fenwick & West LLP.

     Excite@Home and iMALL believe, based on the advice of their respective counsel, that the merger will have the United States federal income tax consequences discussed below. The opinions of counsel referred to above (1) will assume the absence of changes in existing facts and (2) will rely on assumptions, representations and covenants including those contained in certificates executed by officers of Excite@Home, iMALL and others. The opinions referred to above neither bind the Internal Revenue Service, or the IRS, nor preclude the IRS from adopting a position contrary to that expressed in the opinions, and no assurance can be given that contrary positions will not be successfully asserted by the

IRS or adopted by a court if the issues are litigated. Neither of Excite@Home and iMALL intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

     EACH HOLDER OF IMALL COMMON STOCK IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

     Tax consequences to iMALL and iMALL stockholders. The merger will constitute a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code. Accordingly, subject to the limitations and qualifications referred to herein, the following tax consequences will result:

     - No gain or loss will be recognized by iMALL solely as a result of the merger;

     - No gain or loss will be recognized by the holders of iMALL common stock upon the receipt of Excite@Home Series A common stock solely in exchange for the iMALL common stock in the merger, except to the extent of cash received in lieu of fractional shares;

     - Cash payments received by holders of iMALL common stock in lieu of a fractional share of Excite@Home Series A common stock will be treated as capital gain (or loss) measured by the difference between the cash payment received and the portion of the tax basis in the shares of iMALL common stock surrendered that is allocable to the fractional share. Such gain (or loss) will be long-term capital gain or loss if the fractional share of iMALL common stock is considered to have been held for more than one year at the effective time of the merger;

     - The aggregate tax basis of the Excite@Home Series A common stock received by iMALL stockholders in the merger, including any fractional share of Excite@Home Series A common stock not actually surrendered in exchange therefor, will be the same as the aggregate tax basis of the iMALL common stock surrendered in exchange therefor; and

     - The holding period of the Excite@Home Series A common stock received by each iMALL common stockholder in the merger will include the holding period of the iMALL common stock surrendered in exchange therefor.

     A successful IRS challenge to the "reorganization" status of the merger would result in an iMALL stockholder recognizing gain or loss with respect to each share of iMALL common stock surrendered in the merger equal to the difference between the iMALL stockholder's basis in the share and the fair market value, as of the effective time of the merger, of the Excite@Home Series A common stock received in exchange therefor. In that event, an iMALL stockholder's aggregate tax basis in the Excite@Home Series A common stock so received would equal its fair market value as of the effective time of the merger, and the iMALL stockholder's holding period for the Excite@Home Series A common stock would begin the day after the merger.

     Tax Consequences to Excite@Home and Excite@Home's common stockholders. No gain or loss will be recognized by Excite@Home solely as a result of the merger. There will be no United States federal income tax consequences as a result of the consummation of the merger to Excite@Home common stockholders.

ACCOUNTING TREATMENT OF THE MERGER

     Excite@Home intends to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After completion of the merger, the results of operations of iMALL will be included in the consolidated financial statements of Excite@Home. The purchase price, i.e., the aggregate merger consideration, will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of iMALL acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prohibits the completion of certain transactions until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the applicable waiting period has expired or been terminated by the Antitrust Division of the Department of Justice and the Federal Trade Commission. On August 16, 1999, Excite@Home and iMALL filed the required information and materials with the Department of Justice and the Federal Trade Commission.

     The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period may have expired or been terminated, any state or other person could take action under the antitrust laws to enjoin the merger. A challenge to the merger could be made and if a challenge is made, there can be no guarantee that Excite@Home would prevail.

     Neither Excite@Home nor iMALL is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this prospectus/proxy statement is a part, and compliance with applicable corporate law of Nevada.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF IMALL AND EXCITE@HOME

     The shares of Excite@Home Series A common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Excite@Home Series A common stock issued to any person who is an affiliate of either Excite@Home or iMALL. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either company and may include some of their officers and directors, as well as their principal stockholders. Affiliates may not sell their shares of Excite@Home Series A common stock acquired in the merger except under (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act.

LISTING ON THE NASDAQ NATIONAL MARKET OF EXCITE@HOME COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the closing of the merger that the shares of Excite@Home Series A common stock to be issued in the merger be approved for listing on the Nasdaq National Market.

DELISTING AND DEREGISTRATION OF IMALL COMMON STOCK AFTER THE MERGER

     After completion of the merger, iMALL common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

OPERATIONS AFTER THE MERGER

     After completion of the merger, iMALL will continue its operations as a wholly-owned subsidiary of Excite@Home. The stockholders of iMALL will become stockholders of Excite@Home, and their rights as stockholders will be governed by the Excite@Home amended and restated certificate of incorporation, the Excite@Home bylaws and the laws of the State of Delaware. See "Comparison of rights of holders of iMALL common stock and Excite@Home common stock" on page 68.

                              THE MERGER AGREEMENT

     This section of the prospectus/proxy statement describes the merger agreement. While Excite@Home and iMALL believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this prospectus/proxy statement as Annex A and Excite@Home and iMALL urge you to read it carefully.

REPRESENTATIONS AND WARRANTIES

     Excite@Home and iMALL each made a number of representations and warranties in the merger agreement regarding aspects of their businesses, financial condition, structure and other facts pertinent to the merger.

IMALL'S REPRESENTATIONS AND WARRANTIES

     iMALL's representations and warranties include representations as to:

     - iMALL's corporate organization and its authority and qualification to do business;

     - iMALL's articles of incorporation and bylaws;

     - iMALL's capitalization;

     - authorization, execution and delivery of the merger agreement and related matters by iMALL;

     - regulatory approvals required to complete the merger;

     - the effect of the merger on contractual and other obligations of iMALL as well as under applicable laws;

     - iMALL's filings and reports with the Securities and Exchange Commission;

     - iMALL's financial statements;

     - iMALL's liabilities;

     - changes in iMALL's business since December 31, 1998;

     - iMALL's taxes and tax returns;

     - iMALL's title to the properties it owns and leases;

     - intellectual property used by iMALL;

     - iMALL's compliance with applicable laws;

     - permits required to conduct iMALL's business and iMALL's compliance with those permits;

     - litigation involving iMALL;

     - iMALL's employee benefit plans;

     - environmental matters;

     - iMALL's material contracts;

     - payments, if any, required to be made by iMALL to its current or former officers and directors as a result of the merger;

     - matters with respect to iMALL's insurance policies;

     - accuracy of information supplied by iMALL in this prospectus/proxy statement;

     - approval of the merger by iMALL's board;

     - brokers' and finders' fees;

     - the fairness opinion received by iMALL from its financial advisor;

     - iMALL's lack of a stockholders rights plan or "poison pill" and applicability of Nevada's laws regarding business combinations to the merger;

     - absence of related party transactions; and

     - the business of iMALL's wholly-owned subsidiary, "Internet Yellow Pages, Inc."

EXCITE@HOME'S REPRESENTATIONS AND WARRANTIES

     Excite@Home's representations and warranties include representations as to:

     - Excite@Home's and Shop Nevada's corporate organization and their authority and qualification to do business;

     - Excite@Home's and Shop Nevada's certificate of incorporation or articles of incorporation and bylaws;

     - Excite@Home's and Shop Nevada's capitalization;

     - authorization, execution and delivery of the merger agreement by Excite@Home and Shop Nevada;

     - regulatory approvals required to complete the merger;

     - Excite@Home's filings and reports with the Securities and Exchange Commission;

     - Excite@Home's financial statements;

     - changes in Excite@Home's business since December 31, 1998;

     - litigation involving Excite@Home;

     - information supplied by Excite@Home in this prospectus/proxy statement;
       and

     - approval of the merger agreement and related agreements by the Excite@Home board.

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Merger Sub."

IMALL'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     iMALL agreed that until the earlier of the termination of the merger agreement or the completion of the merger, iMALL and each of its subsidiaries will, unless Excite@Home consents in writing, use commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization;

     - keep available the services of its present officers and employees; and

     - preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

     iMALL also agreed that until the earlier of the termination of the merger agreement or the completion of the merger, or unless Excite@Home consents in writing, each of iMALL and its subsidiaries will not:

     - waive any stock repurchase rights or accelerate, amend or change the period of exercisability of options;

     - grant any severance or termination payments;

     - modify its rights to intellectual property;

     - declare or pay any dividends or other distributions;

     - purchase, redeem or acquire any of its capital stock, other than in connection with termination of an employee;

     - issue, or authorize the issuance of, additional shares of its capital stock or securities convertible into capital stock, other than grants of options to new employees or the issuance of stock upon exercise of such options;

     - amend the articles of incorporation or bylaws of iMALL and its subsidiaries;

     - acquire or agree to acquire interests in other entities or assets which are material to its business;

     - sell, lease or dispose of property or assets which are material to its business;

     - incur or guarantee any indebtedness, sell debt securities or enter into any "keep well" agreement;

     - adopt or amend any employee benefit plan, employment agreement or collective bargaining agreement;

     - make any payments outside the ordinary course of business in excess of $50,000 or any capital expenditures in excess of $100,000;

     - other than in the ordinary course of business, terminate, amend or modify any contracts;

     - other than in the ordinary course of business, enter into any licensing, distribution, marketing or similar agreement;

     - enter into any contracts or agreements granting any exclusive distribution or other exclusive rights;

     - materially revalue any of its assets or make changes in accounting methods or practices;

     - other than in the ordinary course of business, pay or discharge any liabilities or claims other than liabilities reflected on its financial statements;

     - enter into any stockholders rights agreement; or

     - agree to take any of the above actions.

The agreements related to the conduct of iMALL's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Conduct of Business by the Company."

NO OTHER NEGOTIATIONS INVOLVING IMALL

     Until the merger is completed or the merger agreement is terminated, iMALL has agreed that it will not:

     - solicit, initiate, encourage or induce any Acquisition Proposal (as defined below);

     - participate in any discussions regarding or furnish any person any nonpublic information with respect to any Acquisition Proposal or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal;

     - engage in discussions with any person with respect to any Acquisition Proposal;

     - approve, endorse or recommend any Acquisition Proposal; or

     - enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Transaction (as defined below).

     However, iMALL may furnish information or enter into discussions with any person or group submitting an unsolicited, written, bona fide Acquisition Proposal that iMALL's board reasonably concludes may constitute a Superior Offer (as defined below) if:

     - neither iMALL nor any of its representatives have violated its non-solicitation obligations described above;

     - iMALL's board concludes, after consultation with outside legal counsel, that the action is required in order for it to comply with its fiduciary obligations to its stockholders under applicable law;

     - prior to furnishing nonpublic information to or entering into discussions with a person or group iMALL notifies Excite@Home of the identity of the person or group as well as the material terms of the Acquisition Proposal;

     - iMALL gives Excite@Home at least three business days advance notice of its intent to furnish nonpublic information or enter into discussions with the person or group;

     - the person or group enters into an agreement with iMALL requiring any nonpublic information to be treated confidentially, the terms of which are at least as restrictive as the agreement regarding nondisclosure entered into by iMALL and Excite@Home; and

     - iMALL furnishes to Excite@Home any nonpublic information that it furnishes to the person or group to the extent it had not previously provided the information to Excite@Home.

     iMALL has agreed to promptly inform Excite@Home of any Acquisition Proposal or any request for nonpublic information or inquiry which iMALL reasonably believes could lead to an Acquisition Proposal,including the identity of the person or group making the Acquisition Proposal, request or inquiry and the material terms of the Acquisition Proposal, request or inquiry. iMALL has agreed to keep Excite@Home informed of the status and details of any Acquisition Proposal.

     An ACQUISITION PROPOSAL is any offer or proposal relating to any Acquisition Transaction, other than an offer or proposal from Excite@Home.

     An ACQUISITION TRANSACTION is any transaction involving any of the following:

     - any acquisition or purchase of more than a 5% interest in the total outstanding voting securities of iMALL or any of its subsidiaries;

     - any tender offer or exchange offer, that, if consummated, would result in any person or group beneficially owning 5% or more of the total outstanding voting securities of iMALL or any of its subsidiaries;

     - any merger, consolidation, business combination or similar transaction involving iMALL;

     - any sale, lease outside the ordinary course of business, acquisition or disposition of more than 5% of the assets of iMALL; or

     - any liquidation or dissolution of iMALL.

     A SUPERIOR OFFER is an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (1) a merger or consolidation involving iMALL under which the stockholders of iMALL immediately preceding the transaction hold less than 50% of the equity interest in the surviving or resulting entity of the transaction or (2) the acquisition by any person or group, including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving iMALL, directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of iMALL, on terms that iMALL's board determines, in its reasonable judgment, after consultation with its financial adviser, to be more favorable to iMALL stockholders than the terms of the merger.

     However, an offer shall not be deemed to be a Superior Offer if any financing required to consummate the transaction contemplated by the offer is not committed and is not likely in the reasonable judgment of iMALL's board to be obtained by the third party on a timely basis.

     iMALL's board may, without breaching the merger agreement, change its recommendation regarding the merger if a Superior Offer is made and iMALL complies with other conditions in the merger agreement.

TREATMENT OF IMALL STOCK OPTIONS AND WARRANTS

     Upon completion of the merger, each outstanding option or warrant to purchase iMALL common stock will be converted, in accordance with its terms, into an option or warrant, as the case may be, to purchase the number of shares of Excite@Home Series A common stock equal to 0.46 times the number of shares of iMALL common stock which could have been obtained before the merger upon the exercise of each option or warrant, rounded down to the nearest whole share. The exercise price for the shares of Excite@Home Series A common stock will be equal to the exercise price per share of iMALL common stock subject to the option or warrant before conversion divided by 0.46, rounded up to the nearest whole cent. In addition, as described under "Related Agreements -- First Data Warrant" on page 61, a warrant to purchase 2,300,000 shares of Excite@Home Series A common stock will be issued to First Data and a warrant to purchase shares of iMALL common stock held by First Data will be amended upon the completion of the merger.

     The other terms of each option and the iMALL option plans referred to above under which the options were issued will continue to apply in accordance with their terms, including any vesting provisions.

     Excite@Home will file a registration statement on Form S-8 for the shares of Excite@Home Series A common stock issuable upon exercise of options under the iMALL stock option plans and will maintain the effectiveness of this registration statement for as long as any of the options remain outstanding.

     Excite@Home will also file, at its expense, a registration statement on Form S-3 for the shares of Excite@Home Series A common stock issuable upon exercise of warrants held by First Data as well as other holders of warrants to purchase iMALL common stock to be assumed in the merger and will maintain the effectiveness of this registration statement for a period of one year from the date of the merger.

IMALL'S EMPLOYEE BENEFIT PLANS

     Excite@Home and iMALL will work together to agree upon mutually acceptable employee benefit and compensation arrangements so as to provide benefits to iMALL employees who become Excite@Home employees generally equivalent in the aggregate to those provided to similarly situated employees of Excite@Home. iMALL will terminate its severance, separation, retention and salary continuation plans, programs or arrangements prior to the completion of the merger.

DIRECTOR AND OFFICER INDEMNIFICATION

     Excite@Home will enforce the indemnification agreements between iMALL and its directors and officers and for six years after the merger will maintain provisions on indemnification in the surviving corporation's articles and bylaws at least as favorable to the officers and directors as those in effect on the date of the merger agreement. For six years after the merger, Excite@Home will maintain directors' and officers' liability insurance covering those individuals covered by iMALL's policy on the date of the merger agreement.

CONDITIONS TO COMPLETION OF THE MERGER

     The obligations of Excite@Home and iMALL to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the merger agreement and the merger must be approved by the holders of a majority of the outstanding shares of iMALL stock;

     - Excite@Home's registration statement must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspension of its effectiveness may be pending before or threatened by the Securities and Exchange Commission;

     - no law, regulation or order shall have been enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the merger agreement and all applicable waiting periods under applicable antitrust laws must have expired or been terminated;

     - Excite@Home and iMALL must each have received from their respective tax counsel, an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, if counsel to either Excite@Home or iMALL does not render this opinion, this condition will be satisfied if counsel to the other party renders the opinion to such party; and

     - the shares of Excite@Home common stock to be issued in the merger must be authorized for listing on the Nasdaq National Market.

     iMALL's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Excite@Home's representations and warranties must be true and correct as of July 12, 1999 and as of the date the merger is to be completed as if made at and as of such time except:

     - Excite@Home's representations and warranties which address matters only as of a particular date, must be true and correct as of that date; and

     - where the failure to be true and correct would not have a material adverse effect on Excite@Home.

     - Excite@Home must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Excite@Home at or before completion of the merger; and

     - No material adverse effect with respect to Excite@Home shall have occurred since July 12, 1999 and be continuing.

     Excite@Home's obligations to complete the merger and the other transactions contemplated by the merger agreement are, except with respect to the condition regarding the effectiveness of the agreements with First Data which cannot be waived without First

Data's consent, subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - iMALL's representations and warranties must be true and correct as of July 12, 1999 and as of the date the merger is to be completed as if made at and as of that time except:

     - iMALL's representations and warranties which address matters only as of a particular date, must be true and correct as of that date; and

     - where the failure to be true and correct would not have a material adverse effect on iMALL, provided that the representations concerning iMALL's capital structure, obligations with respect to capital stock, approval of the merger by the iMALL board, receipt of the fairness opinion and the applicability of Nevada's laws relating to business combinations to the merger and lack of a stockholder rights plan must be true in all material respects.

     - iMALL must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by iMALL at or before completion of the merger, however:

     - iMALL's failure to comply with the agreements and covenants relating to the conduct of iMALL's business in the usual and ordinary course, the transfer of iMALL intellectual property rights, disposition of assets, payments outside the ordinary course, amendment of material contracts, entering into licensing, distribution, marketing or similar agreements, or exclusive agreements, revaluation of its assets, changes in accounting methods, any payment of indebtedness or discharge of obligations outside of the ordinary course, or agreement to do any of the above will not prevent the completion of the merger unless the noncompliance would have a material adverse effect on iMALL; and

     - iMALL's failure to perform its agreements and covenants relating to filings to complete the merger, complying with the confidentiality agreement between iMALL and Excite@Home and providing Excite@Home access to information, public disclosure regarding the merger, taking reasonable efforts to complete the merger, obtaining third party consents and other agreements, will not prevent the completion of the merger unless the nonperformance would have a material adverse effect on the ability or likelihood of Excite@Home and iMALL to complete the merger.

     - No material adverse effect with respect to iMALL shall have occurred since July 12, 1999 and be continuing;

     - iMALL must have obtained all consents, waivers and approvals required to complete the merger and related transactions, except for those which if not obtained, would not have a material adverse effect on iMALL;

     - the employment agreements and noncompetition agreements between Excite@Home and officers of iMALL must be in effect, and Richard Rosenblatt and of at least two of Phillip Windley, Joseph Ruszkiewicz and Stephen Fulling shall be employed by iMALL;

     - each of the agreements with First Data shall be in effect; and

     - the amendment to iMALL's articles of incorporation shall have been approved by iMALL's stockholders.

     A material adverse effect is any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of an entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from:

     - changes in general economic conditions or changes affecting the industry generally in which the entity operates, provided that the changes do not affect the entity in a disproportionate manner;

     - changes in trading prices for the entity's capital stock; and

     - announcement or pendency of the merger.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to completion of the merger, whether before or after approval of the merger agreement by iMALL's stockholders:

     - by mutual consent of Excite@Home and iMALL;

     - by Excite@Home or iMALL, if the merger is not completed before March 1, 2000 except that the right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before March 1, 2000 and such action or failure to act constitutes a breach of the merger agreement;

     - by Excite@Home or iMALL, if there is any order of a court or governmental authority having jurisdiction over either of Excite@Home or iMALL permanently enjoining, restraining or prohibiting the completion of the merger which is final and nonappealable;

     - by Excite@Home or iMALL, if the merger agreement fails to receive the requisite vote for approval by the stockholders of iMALL at the meeting, except that the right to terminate the merger agreement under this provision by iMALL is not available to iMALL where the failure to obtain stockholder approval was caused by (1) the action or failure to act by iMALL and the action or failure to act constitutes a breach of the merger agreement, or (2) a breach by any iMALL stockholder of its voting agreement;

     - by Excite@Home, at any time prior to the approval of the merger agreement by the required vote of iMALL stockholders if any of the following events occur:

        - iMALL's board withdraws or amends or modifies in a manner adverse to Excite@Home its unanimous recommendation in favor of the approval of the merger agreement and the merger;

        - iMALL fails to include in this prospectus/proxy statement the unanimous recommendation of its board of directors in favor of the approval of the merger agreement and the merger;

        - iMALL's board fails to reaffirm its unanimous recommendation in favor of the approval of the merger agreement and the merger within 10 business days after Excite@Home requests in writing that the recommendation be reaffirmed following the public announcement of an Acquisition Proposal;

        - iMALL's board approves or publicly recommends any Acquisition
          Proposal;

        - iMALL shall have entered into any agreement, contract, letter of intent or similar document, accepting any Acquisition Proposal; or

        - a tender or exchange offer relating to the securities of iMALL is commenced by a person unaffiliated with Excite@Home, and iMALL does not send to its stockholders within 10 business days after the tender or exchange offer is first commenced a statement disclosing that iMALL recommends rejection of the tender or exchange offer.

     - by iMALL, upon a breach of any representation, warranty, covenant or agreement on the part of Excite@Home in the merger agreement, or if any of Excite@Home's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Excite@Home through the exercise of its commercially reasonable efforts, and Excite@Home continues to exercise its commercially reasonable efforts to cure the breach or inaccuracy, iMALL may not terminate the merger agreement if the breach or inaccuracy is cured within 30 days of iMALL's notifying Excite@Home of the breach or inaccuracy; or

     - by Excite@Home, upon a breach of any representation, warranty, covenant or agreement on the part of iMALL in the merger agreement, or if any of iMALL's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by iMALL through the exercise of its commercially reasonable efforts, and iMALL continues to exercise its commercially reasonable efforts Excite@Home may not terminate the merger agreement if the breach or inaccuracy is cured within 30 days of Excite@Home's notifying iMALL of the breach or inaccuracy.

PAYMENT OF TERMINATION FEE

     iMALL has agreed to pay Excite@Home a termination fee of $2.5 million promptly, but not later than two days after the merger agreement is terminated by Excite@Home if:

     - iMALL's board withdraws or amends or modifies in a manner adverse to Excite@Home its unanimous recommendation in favor of the approval of the merger agreement and the merger;

     - iMALL fails to include in this prospectus/proxy statement the unanimous recommendation of iMALL's board in favor of the approval of the merger agreement and the merger;

     - iMALL's board fails to reaffirm its unanimous recommendation in favor of approval of the merger agreement and the merger within 10 business days after Excite@Home requests in writing that the recommendation be reaffirmed following the public announcement of an Acquisition Proposal;

     - iMALL's board approves or publicly recommends any Acquisition Proposal;

     - iMALL shall have entered into any agreement, contract, letter of intent or similar document accepting any Acquisition Proposal; or

     - a tender or exchange offer relating to the securities of iMALL is commenced by a person unaffiliated with Excite@Home and iMALL does not send to its stockholders within 10 business days after the tender or exchange offer is first published, sent or given, a statement disclosing that iMALL recommends rejection of the tender or exchange offer.

     In addition, if Excite@Home terminates the merger agreement under circumstances which cause iMALL to pay the $2.5 million termination fee and within 15 months following the termination of the merger agreement a Company Acquisition is consummated or iMALL enters into an agreement with respect to a Company Acquisition, then iMALL shall pay Excite@Home $19.6 million promptly, but not later than two days, after the consummation of a Company Acquisition or entry into an agreement by iMALL with respect to a Company Acquisition.

     iMALL has agreed to pay to Excite@Home a termination fee of $22.1 million promptly, but not later than two days after the consummation of a Company Acquisition or the entry by iMALL into an agreement for a Company Acquisition in the event that (1) the merger agreement is terminated by either Excite@Home or iMALL because the required approval of iMALL stockholders has not been obtained,
(2) prior to that termination a third party has publicly announced an Acquisition Proposal, and (3) within 15 months following that termination, iMALL consummates a Company Acquisition, or enters into an agreement providing for a Company Acquisition.

     A Company Acquisition is any of the following:

     - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving iMALL under which the stockholders of iMALL immediately preceding the transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of the transaction;

     - a sale or other disposition by iMALL of assets representing in excess of 50% of the aggregate fair market value of iMALL's business immediately prior to the sale; or

     - the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by iMALL, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of iMALL.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Excite@Home and iMALL may agree to amend the merger agreement at any time, subject to applicable laws.

     Either of Excite@Home or iMALL may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement other than the condition to the completion of the merger regarding the effectiveness of the agreements with First Data, which cannot be waived without First Data's consent.

                               RELATED AGREEMENTS

     This section of the prospectus/proxy statement describes agreements related to the merger agreement. While Excite@Home and iMALL believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you.

VOTING AGREEMENTS

     Excite@Home required First Data, Mark Comer, Cramer Rosenthal McGlynn Inc., Cramer Rosenthal McGlynn LLC, Marshall Geller, Anthony Mazzarella, Craig Pickering, Richard Rogel, Richard Rosenblatt and Phillip Windley to enter into voting agreements. These voting agreements require these persons to vote all of the shares of iMALL common stock beneficially owned by them in favor of the merger agreement, the merger and the amendment to the articles of incorporation and against any proposal in opposition to or competition with the merger. Each of these stockholders other than First Data also granted Excite@Home an irrevocable proxy to vote his shares of iMALL common stock at the special meeting.

     As of the record date, the iMALL stockholders who entered into voting agreements collectively beneficially owned 8,231,934 shares of iMALL common stock which represented approximately 41.9% of the outstanding iMALL common stock.

     Each iMALL stockholder who is a party to a voting agreement, other than the Cramer Rosenthal McGlynn entities, agreed not to sell or transfer the iMALL stock and options beneficially owned by that person until the termination of the voting agreement. In addition, Richard Rosenblatt and Phillip Windley also agreed not to transfer or pledge 50% of their shares for nine months after the completion of the merger and Anthony Mazzarella agreed to the same restriction for six months.

     The voting agreements subject to the additional six and nine month transfer restriction will terminate when the transfer restriction ends. All other voting agreements will terminate upon the earlier of the termination of the merger agreement or the completion of the merger.

AGREEMENTS RELATING TO THE FIRST DATA RELATIONSHIP

iMALL Development and Marketing Agreements

     When the merger agreement was signed, iMALL and First Data signed the First Amended and Restated Development and Marketing Agreement, which is referred to as the First Agreement, and the Second Amended and Restated Development and Marketing Agreement, which is referred to as the Second Agreement. The First Agreement went into effect when it was signed and will continue for at least ten years unless it is terminated or replaced by the Second Agreement.

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

     Under the First Agreement, iMALL granted to First Data and its affiliates
(1) a perpetual, exclusive license to use the "FDMS gateway" (as described in the agreement), and (2) a non-exclusive license during the term of the agreement to use iMALL's electronic commerce tools and to license and market those tools to third parties. In addition, iMALL must:

     - operate the FDMS gateway;

     - perform certain development activities;

     - operate and host applicable iMALL Internet sites;

     - promote First Data and its affiliates as a preferred provider of their respective services, and subject to existing contractual commitments, as the exclusive provider of on-line Internet accessible applications for such services;

     - not promote, nor permit its affiliates to promote, the services of any third party constituting a merchant acquiring business;

     - provide advertising opportunities to First Data, including advertising space and links on iMALL's web sites and the opportunity to solicit iMALL's merchants;

     - grant First Data the exclusive right to develop, broker and process private label or co-branded site-related transaction cards and share equally in the revenues from the development and brokerage of such cards;

     - provide its services so that the technology used is considered leading technology relative to other shopping portals and Internet mall hosting providers; and

     - deploy a redundant system within the time period specified in the agreement.

     Under the First Agreement, First Data will:

     - market iMALL's electronic commerce tools and the iMALL site, including promoting iMALL as a preferred e-commerce provider in these marketing efforts; and

     - allow iMALL to use the gateway for purposes of meeting its obligations set forth in the agreement and for such other purposes as the parties may agree.

     First Data will pay to iMALL (1) a monthly fee for each merchant that uses iMALL's electronic commerce tools and the FDMS gateway, (2) a one time fee for the development of each merchant site, and (3) a monthly hosting fee for maintaining each merchant site. First Data and iMALL shall share certain advertising revenues after threshold revenue amounts are met. First Data is entitled to a preferred pricing relationship under the agreement.

     The Second Agreement will replace the First Agreement when the merger is completed. It is similar to the First Agreement except that it takes into account Excite@Home's ownership of iMALL. The Second Agreement permits the rebranding of certain iMALL products for Excite@Home and provides for specified joint advertising and promotional activities. The Second Agreement also:

     - specifies that First Data's exclusive rights relating to transaction cards are subject to existing obligations of iMALL and its affiliates as of the effective date of the

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

       Second Agreement and specifies that such exclusivity will cease to the extent that First Data fails or elects not to exercise its exclusive rights;

     - modifies iMALL's redundant system obligations by extending the date by which such obligation must be met;

     - provides that First Data will not license iMALL's electronic commerce tools to any third party reseller that is in the business of cable distribution, and iMALL will not sell or license its electronic commerce tools to any third party reseller that is a financial institution; and

     - provides for certain Year 2000-related representations and warranties by First Data.

Excite@Home Marketing Agreement

     Excite@Home signed a Marketing Agreement with First Data that will go into effect when the merger is completed and continue for at least ten years unless it is terminated. Under the Marketing Agreement, Excite@Home will:

     - promote through preferred placement on its store-building pages and @Work portal, www.work.com, First Data and its affiliates as a preferred provider of payment solution processing on behalf of merchants;

     - give preferred placement to the First Data merchant virtual application linking image in its store building pages and @Work portal;

     - use commercially reasonable efforts to promote iMALL.com until its retirement in accordance with the Second Agreement, the successor to iMALL.com and the Excite Shopping Service;

     - cooperate with First Data to approach merchants to promote First Data's services;

     - to the extent that First Data develops, licenses or acquires wallet, authentication or future technologies, Excite@Home will in good faith consider the terms and conditions under which it would promote such technologies as a preferred solution;

     - provide First Data with most favored pricing for advertising;

     - promote and maintain the Excite@Home successor to the iMALL sites and other related Excite@Home sites and products;

     - subject to existing contractual prohibitions, promote an online bill payment product called Transpoint within nine months following the effective date of the agreement through a linking image at such locations as the parties may agree; and

     - guarantee iMALL's performance with respect to its obligations set forth in the Second Agreement.

     Under the Marketing Agreement, First Data will:

     - use commercially reasonable efforts to market iMALL's electronic commerce tools;

     - cooperate with Excite@Home to provide appropriate customer support for the iMALL's electronic commerce tools; and

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

     - use commercially reasonable efforts to encourage affiliates of First Data to promote the successor to iMALL.com and the Excite Shopping Service.

Capacity Reservation Agreement

     Excite@Home also entered into a Capacity Reservation Agreement with First Data. This agreement will go into effect when the merger is completed and requires Excite@Home to reserve sufficient resources to build and host e-commerce enabled web sites. In each of the first three months after the merger, if Excite@Home reserves resources for 33,333 web sites, First Data must pay Excite@Home $1 million per month. In each of the following six months, if Excite@Home reserves resources for 25,000 web sites, First Data will pay $750,000 per month. In each of the following three months, if Excite@Home reserves resources for 16,667 web sites, First Data will pay $500,000 per month. In each case, these dollar amounts will be reduced by amounts paid by First Data to iMALL during the same periods.

First Data Warrant

     When the merger is completed, Excite@Home will issue to First Data a warrant to purchase 2,300,000 shares of Series A common stock for $36.96 per share. The warrant will be exercisable when issued and will expire on October 30, 2003. When the merger agreement was signed, iMALL and First Data entered into an amendment to the Investment Agreement, dated as of October 30, 1998, between iMALL and First Data. The amendment provides that as long as the merger agreement is in effect, iMALL will not issue to First Data the warrant to purchase 5,000,000 shares of iMALL common stock issuable under the Investment Agreement.

Registration Rights Agreement

     When the merger is completed, Excite@Home will sign a registration rights agreement with First Data. This agreement will require Excite@Home to use its commercially reasonable efforts to have the Securities and Exchange Commission declare effective a registration statement registering the shares issuable under the First Data warrant. This agreement will also require Excite@Home to keep the registration statement effective for one year after the completion of merger.

EMPLOYMENT AGREEMENTS

     Some iMALL employees entered into amended and restated employment agreements in connection with the merger. These agreements will go into effect at the completion of the merger and are described below.

Richard Rosenblatt

     Richard Rosenblatt, the Chief Executive Officer of iMALL, has entered into an amended and restated employment agreement under which he will serve in an executive position or in a position equivalent to a senior executive of iMALL with Excite@Home to be determined.

     Term. Mr. Rosenblatt's employment agreement will expire on February 2, 2003.

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

     Compensation. Mr. Rosenblatt will receive a base salary of $195,000 per year and will be entitled to receive a target bonus of up to 20% of his annual base salary to be determined at the sole discretion of Excite@Home. Mr. Rosenblatt will also receive a one-time payment of $9,000 after the completion of the merger. Richard Rosenblatt holds options to purchase an aggregate of 520,000 shares of iMALL common stock. These options will be assumed in the merger and will represent options to purchase 239,200 shares of Excite@Home Series A common stock.

     Severance compensation. If Mr. Rosenblatt's employment is terminated by Excite@Home after the merger for reasons other than his death or disability or other than for "good cause," or if he resigns for "good reason," the unvested portion of the assumed stock options will vest immediately. In addition, Mr. Rosenblatt would be entitled to receive a severance payment equal to one year's base salary if the termination occurred within one year after the completion of the merger, or six month's base salary if his employment was terminated more than one year after the completion of the merger but prior to the expiration of the term of his employment agreement.

     Restrictions on sale of Excite@Home stock. Mr. Rosenblatt has agreed not to sell or dispose of 50% or more of the shares of Excite@Home stock he receives in the merger during the nine-month period following the completion of the merger.

     Noncompetition. Mr. Rosenblatt has agreed for a period of three years after the completion of the merger or six months following the termination of his employment, whichever is longer, not to compete with Excite@Home or solicit any employees or customers or suppliers of Excite@Home.

Joseph Ruszkiewicz

     Joseph Ruszkiewicz, the Executive Vice President and Chief Operating Officer of iMALL, has entered into an amended and restated employment agreement under which he will serve in an executive position or in a position equivalent to a senior executive of iMALL with Excite@Home to be determined.

     Term. Mr. Ruszkiewicz's employment agreement will expire on February 10, 2001.

     Compensation. Mr. Ruszkiewicz will receive a base salary of $210,000 per year. He will be entitled to receive a bonus of $40,000 for 1999 and will have a target bonus of 20% of his base salary for 2000, with a guaranteed minimum bonus equal to 10% of his base salary. Mr. Ruszkiewicz was also granted an option to purchase 65,100 shares of iMALL common stock, which will represent options to purchase 29,946 shares of Excite@Home Series A common stock. These options will be exercisable over a four-year period with 25% of the shares subject to the option becoming exercisable one year after the date of grant and the remainder becoming exercisable ratably on a monthly basis over the next three years. Mr. Ruszkiewicz also holds an option to purchase 500,000 shares of iMALL common stock. These options will be assumed in the merger and will represent options to purchase 230,000 shares of Excite@Home Series A common stock.

     Severance compensation. If Mr. Ruszkiewicz's employment is terminated by Excite@Home after the merger for reasons other than his death or disability or other than for "good cause," or if he resigns for "good reason," the unvested portion of the assumed stock options will vest immediately. In addition, Mr. Ruszkiewicz would be entitled to receive a severance payment equal to one year's base salary if the termination occurred within one year of the merger, or six month's base salary if his employment was

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

terminated more than one year after the merger but prior to the expiration of the term of his employment agreement.

     Restrictions on sale of Excite@Home stock. Mr. Ruszkiewicz has agreed not to sell or dispose of 50% or more of the shares of Excite@Home stock he receives in the merger during the nine month period following the completion of the merger.

     Noncompetition. Mr. Ruszkiewicz has agreed for a period of six months following the termination of his employment not to compete with Excite@Home or solicit any employees or customers or suppliers of Excite@Home.

Anthony Mazzarella

     Anthony Mazzarella, the Executive Vice President, Chief Financial Officer, Treasurer and Secretary of iMALL, has entered into an amended and restated employment agreement under which he will serve in an executive position reasonably commensurate with his skills, experience and abilities.

     Term. Mr. Mazzarella's employment agreement will expire on October 1, 2000.

     Compensation. Mr. Mazzarella will receive a base salary at a rate of $208,800 per year through February 1, 2000, and after that time through August 1, 2000, $5,000 per month while he is providing services to Excite@Home on a part-time basis. He will also receive a monthly cash payment of $750 through February 1, 2000. Mr. Mazzarella will receive a guaranteed bonus of $41,760 for calendar year 1999, but no bonus in calendar year 2000. Mr. Mazzarella held options to purchase an aggregate of 385,000 shares of iMALL common stock. These options will be assumed in the merger and will represent options to purchase 177,100 shares of Excite@Home Series A common stock.

     Severance compensation. If Mr. Mazzarella's employment is terminated by Excite@Home after the merger for reasons other than for "good cause," or if he resigns for "good reason," the unvested portion of the assumed stock options will accelerate and become immediately exercisable.

     Restrictions on sale of Excite@Home stock. Mr. Mazzarella has agreed not to sell or dispose of 50% or more of the shares of Excite@Home stock he receives in the merger during the six month period following the completion of the merger.

     Noncompetition. Mr. Mazzarella has agreed for a period of six months following the termination of his employment not to compete with Excite@Home or solicit any employees or customers or suppliers of Excite@Home.

Stephen Fulling

     Stephen Fulling, the Vice President of Information-Technology Services of iMALL, has entered into an amended and restated employment agreement under which he will serve in an executive position or in a position equivalent to an executive of iMALL with Excite@Home to be determined.

     Term. Mr. Fulling's employment agreement will expire on January 1, 2001.

     Compensation. Mr. Fulling will receive a base salary of $150,000 per year and will be entitled to receive a bonus in an amount to be determined at the sole discretion of Excite@Home. Mr. Fulling was also granted an option to purchase 43,400 shares of

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

iMALL common stock, which will represent options to purchase 19,964 shares of Excite@Home Series A common stock. These options will be exercisable over a four year period with 25% of the shares subject to the option becoming exercisable one year after the date of grant and the remainder becoming exercisable ratably on a monthly basis over the next three years. In addition, Mr. Fulling holds options to purchase an aggregate of 106,338 shares of iMALL common stock. These options will be assumed in the merger and will represent options to purchase 48,915 shares of Excite@Home Series A common stock.

     Severance compensation. If Mr. Fulling's employment is terminated by Excite@Home after the merger for reasons other than his death or disability or other than for "good cause," or if he resigns for "good reason," the unvested portion of the assumed stock options will vest immediately. In addition Mr. Fulling would be entitled to receive a severance payment equal to one year's base salary if the termination occurred within one year of the merger, or six month's base salary if his employment was terminated more than one year after the merger but prior to the expiration of the term of his employment agreement.

     Restrictions on sale of Excite@Home stock. Mr. Fulling has agreed not to sell or dispose of 50% or more of the shares of Excite@Home stock he receives in the merger during the nine month period following the completion of the merger.

     Noncompetition. Mr. Fulling has agreed for a period of six months following the termination of his employment not to compete with Excite@Home or solicit any employees or customers or suppliers of Excite@Home.

Daniel Odette

     Daniel Odette, the Vice President of Marketing of iMALL, has entered into an amended and restated employment agreement under which he will serve in an executive position or in a position equivalent to an executive of iMALL with Excite@Home to be determined.

     Term. Mr. Odette's employment agreement will expire on March 22, 2001.

     Compensation. Mr. Odette will receive a base salary of $140,000 per year and will be entitled to receive a bonus in an amount to be determined at the sole discretion of Excite@Home. Mr. Odette was also granted an option to purchase 43,400 shares of iMALL common stock, which will represent options to purchase 19,964 shares of Excite@Home Series A common stock. These options will be exercisable over a four year period with 25% of the shares subject to the option becoming exercisable one year after the date of grant and the remainder becoming exercisable ratably on a monthly basis over the next three years. In addition, Mr. Odette holds options to purchase an aggregate of 100,000 shares of iMALL common stock. These options will be assumed in the merger and will represent options to purchase 46,000 shares of Excite@Home Series A common stock.

     Severance compensation. If Mr. Odette's employment is terminated by Excite@Home after the merger for reasons other than his death or disability or other than for "good cause," or if he resigns for "good reason," the unvested portion of the assumed stock options will vest immediately. In addition, Mr. Odette would be entitled to receive a severance payment equal to one year's base salary if the termination occurred within one year of the merger, or six month's base salary if his employment was terminated more than

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

one year after the merger but prior to the expiration of the term of his employment agreement.

     Restrictions on sale of Excite@Home stock. Mr. Odette has agreed not to sell or dispose of 50% or more of the shares of Excite@Home stock he receives in the merger during the nine month period following the completion of the merger.

     Noncompetition. Mr. Odette has agreed for a period of six months following the termination of his employment not to compete with Excite@Home or solicit any employees or customers or suppliers of Excite@Home.

Phillip J. Windley

     Phillip J. Windley, the Chief Technology Officer of iMALL, has entered into an amended and restated employment agreement under which he will serve in an executive position or in a position equivalent to an executive of iMALL with Excite@Home to be determined.

     Term. Mr. Windley's employment agreement will expire on January 1, 2000.

     Compensation. Mr. Windley will receive a base salary of $175,000 per year and will be entitled to receive a bonus in an amount to be determined at the sole discretion of Excite@Home. Mr. Windley will also be granted an option to purchase 65,100 shares of iMALL common stock, which will represent options to purchase 29,946 shares of Excite@Home Series A common stock. These options will be exercisable over a four year period with 25% of the shares subject to the options becoming exercisable one year after the date of grant and the remainder becoming exercisable ratably on a monthly basis over the next three years. In addition, Mr. Windley holds options to purchase an aggregate of 187,500 shares of iMALL common stock. These options will be assumed in the merger and will represent options to purchase 86,250 shares of Excite@Home Series A common stock.

     Severance compensation. If Mr. Windley's employment is terminated by Excite@Home after the merger for reasons other than his death or disability or other than for "good cause," or if he resigns for "good reason," the unvested portion of the assumed stock options will vest immediately. In addition, Mr. Windley would be entitled to receive a severance payment equal to one year's base salary if the termination occurred prior to the expiration of the term of his employment agreement.

     Restrictions on sale of Excite@Home stock. Mr. Windley has agreed not to sell or dispose of 50% or more of the shares of Excite@Home stock he receives in the merger during the nine month period following the completion of the merger.

     Noncompetition. Mr. Windley has agreed for a period of six months following the termination of his employment not to compete with Excite@Home or solicit any employees or customers or suppliers of Excite@Home.

OPTION GRANTS

     On July 11, 1999 iMALL granted options to purchase 564,600 shares of iMALL common stock, which will represent options to purchase 259,716 shares of Excite@Home Series A common stock, to its employees at an exercise price of $20.00 per share. These options will be exercisable over a four year period with 25% of the shares subject to the

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options becoming exercisable one year after the date of grant and the remainder becoming exercisable ratably on a monthly basis over the next three years.

REDEMPTION OF IMALL "SERIES A" WARRANTS

     iMALL currently has outstanding a series of warrants to purchase shares of iMALL common stock at an exercise price of $3.20 per common share. These "Series A" warrants are redeemable by iMALL at a redemption price of $0.40 per warrant. On August 18, 1999, iMALL sent to holders of these warrants a notice of redemption, which will result in the redemption and termination of these warrants 30 days following the date of such notice. As a result, it is expected that most of these warrants will be exercised prior to their redemption.

AMENDMENT TO IMALL "SERIES B" WARRANTS

     iMALL currently has outstanding warrants to purchase shares of iMALL common stock at an exercise price of $3.20 per common share. These "Series B" warrants contained extensive antidilution protection and registration rights provisions for the holders. On July 12, 1999, holders of a majority of these warrants agreed to amend their warrants to remove all registration rights provisions and all antidilution protections except in the case of a stock split or stock dividend or similar event. In return, Excite@Home agreed to file a registration statement within 30 days of the completion of the merger to register the Excite@Home Series A common stock issuable upon exercise of the warrants. iMALL is seeking to have the remaining holders amend their "Series B" warrants before completion of the merger and, as a result, it is expected that all or nearly all of the "Series B" warrants will be amended prior to the completion of the merger.

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                    COMPARATIVE PER SHARE MARKET PRICE DATA

     Excite@Home Series A common stock has been traded on the Nasdaq National Market under the symbol ATHM since July 11, 1997, the date of Excite@Home's initial public offering. iMALL common stock was traded on the Nasdaq SmallCap Market under the symbol "IMAL" from July 13, 1998 to May 19, 1999, and has been traded on the Nasdaq National Market under the same symbol since May 20, 1999. From July 16, 1996 to July 13, 1998, iMALL common stock traded on the OTC Electronic Bulletin Board. Prior to trading on Nasdaq, the trading market was limited and sporadic and did not constitute an "established trading market."

     The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of Excite@Home Series A common stock as reported on the Nasdaq National Market and iMALL common stock as reported on the OTC Bulletin Board and Nasdaq SmallCap Market prior to May 20, 1999 and on the Nasdaq National Market from May 20, 1999. The prices in the table have been adjusted to reflect Excite@Home's two-for-one stock split which was effected in June 1999.

                                                             EXCITE@HOME
                                                              SERIES A            IMALL
                                                            COMMON STOCK      COMMON STOCK
                                                           ---------------   ---------------
                                                            HIGH     LOW      HIGH     LOW
                                                           ------   ------   ------   ------
Fiscal Year Ended December 31, 1997:
  First Quarter..........................................      --       --   $36.00   $13.00
  Second Quarter.........................................      --       --    24.00     8.50
  Third Quarter (commencing July 11, 1997)...............  $12.75   $ 8.31    12.50     4.00
  Fourth Quarter.........................................   14.69     9.00     8.00     3.25
Fiscal Year Ended December 31, 1998:
  First Quarter..........................................   19.06    10.25    12.25     4.00
  Second Quarter.........................................   28.63    14.88    10.13     7.69
  Third Quarter..........................................   27.38    11.75    15.56     5.50
  Fourth Quarter.........................................   42.38    17.25    32.75     5.69
Fiscal Year Ending December 31, 1999:
  First Quarter..........................................   81.75    37.25    25.25    12.38
  Second Quarter.........................................   99.00    39.00    24.00    13.50
  Third Quarter (through September 27, 1999).............   59.63    33.13    22.81    13.94

     Excite@Home and iMALL believe that iMALL common stock presently trades on the basis of the value of the Excite@Home Series A common stock expected to be issued in exchange for the iMALL common stock in the merger, discounted primarily for the uncertainties associated with the merger. Apart from the publicly disclosed information concerning Excite@Home which is included and incorporated by reference in this prospectus/proxy statement, Excite@Home cannot state with certainty what factors account for changes in the market price of the Excite@Home Series A common stock.

     iMALL stockholders are advised to obtain current market quotations for Excite@Home Series A common stock and iMALL common stock. No assurance can be given as to the market prices of Excite@Home Series A common stock or iMALL common stock at any time before the completion of the merger or as to the market price of Excite@Home Series A common stock at any time after the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate iMALL stockholders for decreases in the market price of Excite@Home Series A common stock which could occur before the merger is completed. In the event the market price of Excite@Home Series A common stock decreases or increases prior to the consummation of the merger, the value of the Excite@Home Series A common stock to be received in the merger in exchange for iMALL common stock would correspondingly decrease or increase.

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                       COMPARISON OF RIGHTS OF HOLDERS OF
                             IMALL COMMON STOCK AND
                            EXCITE@HOME COMMON STOCK

     This section of the prospectus/proxy statement describes certain differences between iMALL common stock and Excite@Home Series A common stock. While Excite@Home believes that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents Excite@Home and iMALL refer to, including the certificates or articles of incorporation, as applicable, and bylaws of each company for a more complete understanding of the differences between iMALL common stock and Excite@Home Series A common stock. You may obtain the information incorporated by reference into this prospectus/proxy statement without charge by following the instructions in the section entitled "Where you can find more information" on page 87.

     After the merger, the former stockholders of iMALL, a Nevada corporation, will become stockholders of Excite@Home, a Delaware corporation. The rights of Excite@Home stockholders are governed by its certificate of incorporation, its bylaws and the Delaware General Corporation Law, or the DGCL. The rights of iMALL's stockholders are currently governed by its articles of incorporation, its bylaws and the Nevada Revised Statutes, or the NRS. Upon completion of the merger, the rights of iMALL stockholders who become Excite@Home stockholders will be governed by the certificate of incorporation and bylaws of Excite@Home and the DGCL. The following paragraphs summarize differences between the rights of Excite@Home stockholders and iMALL stockholders under the certificate or articles of incorporation and bylaws of Excite@Home and iMALL, as applicable, as well as differences between the DGCL and the NRS.

CLASSIFICATION OF COMMON STOCK

     The Excite@Home certificate of incorporation provides for three series of common stock, the Series A common stock, the Series B common stock and the Series K common stock.

     The common stock of iMALL is not divided into separate classes or series.

VOTING

     Holders of Excite@Home Series A common stock and Series K common stock have the right to one vote for each share of Series A or Series K stock held, and holders of Excite@Home Series B common stock have the right to 10 votes for each share of Series B stock held, on all matters presented to the Excite@Home stockholders.

     Each iMALL stockholder has the right to one vote for each share of common stock held by the stockholder.

SPECIAL MEETING OF STOCKHOLDERS

     Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Excite@Home bylaws provide that special meetings of the stockholders may be called by a majority of the members of the board of directors or upon written

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request of the holders of not less than 10% of the total voting power of the outstanding capital stock of Excite@Home entitled to vote at the meeting.

     The NRS is silent as to who may call a special meeting of stockholders. The iMALL bylaws provide that special meetings of the stockholders may be called by the president or by the board of directors, and shall be called by the president at the request of the holders of not less than one-fourth of all outstanding votes of the corporation entitled to be cast on any issue at the meeting.

RECORD DATE FOR DETERMINING STOCKHOLDERS

     The Excite@Home bylaws provide that the board of directors may fix a record date which:

     - in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment of any meeting, shall not be more than 60 nor less than 10 days before the date of the meeting;

     - in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than 10 days from the date upon which the resolution fixing the record date is adopted by the board of directors; and

     - in the case of any other action, shall not be more than 60 days prior to the action.

     The NRS provides that the board of directors may prescribe a period not exceeding 60 days or fix a record date which shall not be more than 60 or less than 10 days prior to the date of any meeting of the stockholders, during which period no transfer of stocks on the books of the corporation may be made as the date as of which stockholders entitled to notice of and to vote at that meeting must be determined.

     The Excite@Home bylaws provide that if the board of directors do not fix a record date in the manner described above, then:

     - the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

     - the record date for determining stockholders entitled to express consent to corporate action in writing and without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is made; and

     - the record date for determining stockholders for any other purpose shall be at the close of business on the same day on which the board of directors adopts the related resolution.

     The NRS provides that if the board of directors does not fix a record date in the manner described above, then the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given to the stockholders.

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ELECTION OF DIRECTORS

     The Excite@Home certificate of incorporation provides that:

     (1) so long as there are at least 10,000,000 shares of Series B common stock outstanding, the holders of Series B common stock, voting separately as a single series, shall be entitled to elect five directors to the board of directors; and

     (2) in the event that holders of Series B common stock are entitled to elect any directors, then so long as there are any shares of Series A common stock outstanding, the holders of Series A common stock, voting separately as a single series, shall be entitled to elect two directors to the board of directors. The directors elected by the holders of Series A common stock must not be (1) an officer, other than a Vice Chairman, of, or employed by, Excite@Home or its subsidiaries or (2) an affiliate or associate of Cox Enterprises, Inc., Comcast Corporation or TCI Internet Holdings, or any of their affiliates, other than Excite@Home and its subsidiaries. If the total number of directors constituting the board of directors exceeds the number of directors that the Series A common stock and Series B common stock are entitled to elect, then any additional directors shall be elected by the holders of all series of common stock, and any preferred stock entitled to vote, voting together as a single class.

     The holders of iMALL common stock elect all members of iMALL's board of directors; there is no series vote.

NUMBER OF DIRECTORS

     Both the DGCL and the NRS provide that the board of directors must consist of at least 1 director, with the corporation having the option of specifying a fixed or a variable number of directors within a fixed range. The Excite@Home certificate of incorporation provides that the board of directors shall consist of not fewer than three and not more than seventeen directors, with the exact number to be specified by the board of directors. The total number of directors may not be less than (1) the total number of directors that the holders of Series A and Series B common stock are entitled to elect and (2) any directors that the holders of any series of preferred stock, voting as a separate series and not with the common stock, are entitled to elect.

     The iMALL bylaws provide that the board of directors shall consist of between one and ten directors; provided, however, that if iMALL has less than seven stockholders entitled to vote for the election of directors, the board of directors may consist of a number of individuals equal to or greater than the number of those stockholders. The bylaws further provide that until First Data no longer has the right to designate members of iMALL's board of directors under the terms of the Stockholders Agreement among iMALL, First Data and certain stockholders of iMALL, the total number of authorized directors will not be less than seven nor more than ten. The number of directors within these limits will be determined by the board of directors without the participation of the directors appointed to the board by First Data. However, the board of directors may not authorize or approve any recommendation to the stockholders to change the number of directors constituting the entire board without the approval of a majority of the FDMS Committee, which is comprised exclusively of each of the directors appointed by First Data.

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REMOVAL OF DIRECTORS

     The DGCL provides that for corporations such as Excite@Home which neither have cumulative voting nor a classified board of directors, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The Excite@Home certificate of incorporation, however, provides that any director elected by the holders of Series A common stock or Series B common stock may be removed from office without cause solely by the vote of the holders of a majority of the outstanding shares of the applicable series of common stock that elected the director.

     The NRS provides that any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. The iMALL bylaws further provide that the stockholders may remove one or more directors, with or without cause, at a meeting called for that purpose if notice has been given that a purpose of the meeting is the removal of the director(s). If the director is elected by a voting group of stockholders, only the stockholders of that voting group may participate in the vote to remove the director(s). Furthermore, the board of directors may not call a special meeting to vote on the removal of a director appointed by First Data unless the board of directors has first determined, by the affirmative vote of at least a majority of the members of the entire board of directors and with the concurrence of the FDMS Committee that there exists cause to remove the First Data director from the board.

BOARD OF DIRECTORS VACANCIES

     Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless (1) otherwise provided in the certificate of incorporation or bylaws of the corporation or (2) the certificate of incorporation directs that a particular class is to elect the director, in which case any other directors elected by the class, or a sole remaining director, may fill the vacancy. The Excite@Home certificate of incorporation further that any vacancy in the office of a director elected by the holders of Series A common stock or Series B common stock common stock shall be filled by the vote of the holders of a majority of the shares of the applicable series of common stock that originally elected the director; provided, however, that if there is a vacancy in the office of one of the two directors elected by the holders of Series A common stock, the remaining director elected by the holders of Series A common stock shall have the power to fill the vacancy.

     The NRS provides that all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, unless it is otherwise provided in the articles of incorporation. The iMALL bylaws further provide that vacancies on the board of directors may be filled by the stockholders. During any time that the stockholders fail or are unable to fill a vacancy, then and until the stockholders act, the board of directors may fill the vacancy. In the event of any vacancy in a directorship originally appointed by First Data, the FDMS Committee shall have the exclusive authority to fill that vacancy.

SPECIAL MEETINGS OF THE BOARD OF DIRECTORS

     The Excite@Home bylaws provide that the chairman of the board or a majority of the members of the board of Excite@Home may call a special meeting of the board of

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

directors. The bylaws require that written notice of the time and place of the meeting be given at least ten days before the meeting if the notice is mailed, or at least three days before the meeting if notice is given by facsimile, telegram, cable or personal service, unless the notice requirement is waived in writing by each member of the board of directors. Any and all business may be transacted at a special meeting of the board of directors without specification of the business in the notice. However, notice of a special meeting to discuss
(1) certain actions requiring a supermajority or unanimous vote of the directors elected by the holders of the Series B common stock or (2) transactions between Excite@Home and any holder of more than 5% of the voting power of Excite@Home, or any affiliate of the 5% holder, shall include a reasonably detailed description of the matter(s).

     The iMALL bylaws provide that the president or any director may call a special meeting of the board of directors.

BOARD ACTION -- GENERALLY

     The Excite@Home certificate of incorporation provides that except for certain actions involving related parties or actions that have supermajority or unanimous voting requirements, as explained below, board action requires the vote of (1) a majority of the directors present at a meeting at which a quorum is present or a written consent to the action executed by all members of the board of directors and (2) so long as TCI beneficially owns at least 15,400,000 shares of Series B common stock and securities representing a majority of the voting power of Excite@Home, 75% of the directors elected by the holders of Series B common stock (66 2/3% if there are only three Series B directors and 100% if there are only two).

     The NRS provides that the act of directors holding a majority of the voting power of the directors, present at a meeting at which a quorum is present, is the act of the board of directors. Any action required or permitted to be taken at a meeting of the board of directors may be taken without a meeting if, before or after the action, a written consent to that action is signed by all the members of the board.

BOARD ACTION -- TRANSACTIONS WITH RELATED PARTIES

     The Excite@Home certificate of incorporation provides that, with respect to certain transactions between Excite@Home and any holder of more than 5% of the voting power of Excite@Home, or any affiliate of the 5% holder, board approval requires the vote of each of the following:

     - a majority of the directors present at a meeting at which a quorum is present or a written consent to the action executed by all members of the board of directors; and

     - so long as the holders of Series B common stock are entitled to elect at least one Series B director, the vote of either:

       - 75% of the total number of number of directors who were elected by the holders of Series B common stock, regardless of whether the directors are disinterested in the transaction, and a majority of all directors elected by the holders of the Series B common stock who are disinterested in the transaction unless the transaction is of a type that requires a supermajority or unanimous vote of the Series B directors; or

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

       - all of the directors who were elected by the holders of Series B common stock, regardless of whether the directors are disinterested in the transaction.

     The iMALL articles of incorporation and bylaws do not contain any similar provisions regarding transactions with related parties.

BOARD ACTION -- SUPERMAJORITY REQUIREMENT

     So long as the holders of Series B common stock are entitled to elect at least one Series B director, the vote or written consent of a supermajority of 75%, rounded up to the nearest whole number of directors of the total number of the directors elected by the holders of Series B common stock, voting separately from the other directors of Excite@Home, are required to approve certain actions, including the following:

     - mergers of Excite@Home or a controlled affiliate of Excite@Home;

     - acquisitions of stock or assets for a price in excess of 20% of the fair market value of Excite@Home's assets;

     - dispositions of Excite@Home's assets having an aggregate value in excess of 50% of the fair market value of Excite@Home's assets;

     - acquisitions of stock or assets in exchange for more than 16 2/3% of Excite@Home's capital stock;

     - the approval or removal of the Chief Executive Officer of Excite@Home;

     - the voluntary dissolution or liquidation of Excite@Home or the initiation of voluntary bankruptcy proceedings;

     - certain amendments to the bylaws or certificate of incorporation of Excite@Home;

     - the creation of classes of stock of Excite@Home entitled to special voting rights;

     - an increase in the shares of Series A common stock issued or reserved for issuance to management in excess of a specified amount; and

     - the declaration or payment of certain dividends or distributions to controlled affiliates of Excite@Home.

     If the action requiring supermajority approval is a transaction with a related party, the transaction must be approved by either 75%, rounded up to the nearest whole number of directors, of the Series B directors who are disinterested in the transaction, or a majority of the entire board of directors and all Series B directors regardless of whether they are disinterested directors.

     The iMALL articles of incorporation and bylaws do not contain any similar provisions regarding transactions requiring the approval of a supermajority of the board of directors.

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

BOARD ACTION -- UNANIMITY REQUIREMENT

     The vote or written consent of 100% of the total number of Excite@Home directors elected by the holders of Series B common stock, regardless of whether the directors are disinterested directors, voting separately from the other directors of Excite@Home are required to approve certain actions, including the following:

     - any amendments to the Excite@Home certificate of incorporation regarding the items which require supermajority or unanimous approval;

     - any increase in the number of directors to be elected by the holders of Series B common stock common stock;

     - any modification of the rights of the holders of Series B common stock or Series K common stock to designate and elect directors; and

     - the appointment of any directors to the .Com committee, whose function is explained in the following subheading.

     The iMALL articles of incorporation and bylaws do not contain any similar provisions regarding transactions requiring the approval of the entire board of directors.

ACTION BY COMMITTEES

     Both the Excite@Home bylaws and the iMALL bylaws authorize their respective board of directors to establish committees by resolution setting forth the powers and duties of these committees. The DGCL and NRS both state that these committees have and may exercise the power of the board of directors in the management of the business and affairs of the corporation. The DGCL states, however, that no committee may (1) approve, adopt or recommend to the stockholders any action or matter that is expressly required by the DGCL to be submitted to the stockholders for approval or (2) adopt, amend or repeal any bylaw of the corporation. The iMALL bylaws provide that, in addition to the two items prohibited by the DGCL, committees may not:

     - authorize distributions;

     - fill vacancies on the board of directors or on any committee;

     - amend the articles of incorporation;

     - approve a plan of merger not requiring stockholder approval;

     - authorize or approve reacquisition of shares, except according to a formula or method prescribed by the board; or

     - authorize or approve the issuance or sale of shares or determine the designation and relative rights, preferences and limitations of a class or series of shares, unless the board has authorized the committee to do so within certain prescribed limits.

     The Excite@Home certificate of incorporation establishes a special committee: the .Com committee. The .Com committee has the power to approve the execution, delivery and performance of certain agreements between Excite@Home and third parties which provide or promote content for Excite@Home's network where these third parties are holders of more than 5% of the voting power of Excite@Home, or are an affiliate of a 5%

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

or greater stockholder. Except by vote of a majority of the board of directors, including all of the Series B directors, the board of directors may not:

     - rescind or modify any action or determination made by the .Com committee

     - remove any member of the .Com committee;

     - amend any provisions of Excite@Home's bylaws or certificate of incorporation regarding the .Com committee; or

     - dissolve or terminate the .Com committee.

     Any action taken by the .Com committee must be approved by either a majority of the members of the committee or a written consent to the action executed by all members of the committee.

     In the case of action by any committee of the Excite@Home board of directors other than the .Com committee, the approval of that action must be by both of the following:

     - either a majority of the members of the committee present at a meeting at which a quorum is present or a written consent to that action executed by all members of the committee; and

     - so long as the holders of Series B common stock are entitled to elect at least one director and TCI Internet Holdings, Inc. holds at least 15,400,000 shares of Series B common stock and securities representing a majority of the outstanding voting power of Excite@Home, 75% of the total number of directors elected by the holders of Series B common stock.

     The iMALL bylaws currently provide for two special committees, the FDMS Committee and the Company Committee. The FDMS Committee is comprised exclusively of each of the directors that are appointed to iMALL's board of directors by FDMS. The Company Committee is comprised of directors named by a majority vote of the board of directors, excluding the FDMS appointed directors and any other members of the board of directors who are affiliates of FDMS. Prior to each meeting of the stockholders at which directors are to be elected, the FDMS Committee and the Company Committee each designate persons as nominees for election as directors to iMALL's board.

APPROVAL OF THIRD-PARTY CONTENT TRANSACTIONS

     The Excite@Home certificate of incorporation provides that with respect to the execution, delivery and performance of certain agreements between Excite@Home and third parties which provide or promote content for Excite@Home's network, these agreements may be approved by Excite@Home by any one of the following methods:

     - approval by the authorized officers of Excite@Home, without the approval of the board of directors, if the agreements contain Excite@Home's standard terms and conditions for agreements of that type;

     - approval of a majority of the .Com committee; or

     - approval of a majority of the board of directors, including all directors elected by the holders of Series B common stock.

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

     The iMALL articles of incorporation and bylaws do not contain a similar provision regarding the approval of specific agreements.

PREFERRED STOCK

     The Excite@Home certificate of incorporation authorizes the board of directors to issue up to 9,650,000 shares of preferred stock in one or more series and to fix the designations, preferences, powers and rights of the shares to be included in each series. The iMALL articles of incorporation authorizes the board of directors to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, preferences, powers and rights of the shares to be included in each series.

     The Excite@Home certificate of incorporation provides that, except to the extent otherwise provided in the resolution(s) providing for the issuance of any series of preferred stock, the holders of shares of the series shall have no voting rights except as provided by the DGCL. Further, unless otherwise expressly provided in the certificate of designations for a series of preferred stock, no consent or vote of the holders of shares of preferred stock shall be required to amend the Excite@Home certificate of incorporation to increase or decrease the number of authorized shares of preferred stock or any series of preferred stock.

CONVERSION RIGHTS

     The Excite@Home certificate of incorporation provides that each share of Series B common stock and Series K common stock is convertible, at the option of the holder, into one share of Series A common stock. Shares of Series A common stock are not convertible into shares of Series B or Series K common stock.

     The iMALL articles of incorporation and bylaws do not contain a comparable provision regarding conversion rights.

SHARE DIVIDENDS

     The Excite@Home certificate of incorporation provides that if a distribution in the form of securities of Excite@Home is paid to the holders of Series A common stock, Series B common stock or Series K common stock, the distribution must be made only by one of the following methods:

     - Excite@Home may distribute shares of Series A common stock to holders of Series A common stock, Series B common stock and Series K common stock on an equal per share basis;

     - Excite@Home may distribute shares of Series A common stock to holders of Series A common stock, shares of Series B common stock to holders of Series B common stock and shares of Series K common stock to holders of Series K common stock, with these distributions to be made on an equal per share basis; and

     - Excite@Home may distribute any other class or series of securities of Excite@Home, on an equal per share basis. to holders of Series A common stock, Series B common stock and Series K common stock, with certain restrictions.

     The iMALL articles of incorporation and bylaws do not contain a comparable provision regarding share dividends.

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

INDEMNIFICATION

     The Excite@Home certificate of incorporation provides that its directors and officers shall be indemnified to the fullest extent authorized by Delaware law against all expenses, liabilities and losses reasonably incurred by that person in connection with any action, proceeding or suit brought against that person by reason of the fact that he or she is or was a director or officer of Excite@Home or is or was serving at the request of Excite@Home as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or similar entity.

     The iMALL articles of incorporation and bylaws provide that its directors and officers shall be indemnified to the fullest extent authorized by Nevada law against all expenses, liability and losses reasonably incurred by that person in connection with any threatened, pending or completed action or suit, including the amount of judgments, amounts paid in compromise settlements and amounts paid for services of counsel and other related expenses, by reason of the fact that he or she was a director or officer of iMALL or is or was serving at the request of iMALL as a director, officer, employee, agent, partner or fiduciary of, or in any other capacity for, another corporation, partnership, joint venture, trust or similar entity.

     Neither Excite@Home nor iMALL is permitted to indemnify its officers or directors if the expenses, liability and losses incurred are the result of the individual's negligence or misconduct; the person must have acted in good faith and in a manner the person believed to be not opposed to the best interest of the corporation. The iMALL bylaws further provide that iMALL may, by action of its board of directors, indemnify employees and other persons to the same extent as directors and officers.

     Both the DGCL and NRS provide that a corporation shall indemnify the expenses incurred by any director, officer, employee or agent that has been successful on the merits or otherwise in defense of any action, suit or proceeding. The DGCL and NRS further provide that indemnification may be made by a corporation upon a determination that indemnification of a former or present director, officer, employee or agent is proper because that person acted in good faith and in a manner the person believed to be in or not opposed to the best interest of the corporation. Under the DCGL, this determination must be made by
(1) a majority vote of disinterested directors, even if less than a quorum, (2) a committee of disinterested directors designated by a majority vote of the disinterested directors, even if less than a quorum, (3) independent legal counsel in a legal opinion if there are no disinterested directors or (4) the stockholders. Under the NRS, this determination must be made by (1) the stockholders, (2) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,
(3) by independent legal counsel in a written opinion of a majority vote if a quorum consisting of directors who were not parties to the action, suit or proceeding so orders or (4) by independent legal counsel in a written opinion if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.

LIMITATION ON LIABILITY

     The DGCL permits corporations to adopt a provision in their certificate of incorporation eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty of care. With certain exceptions, the NRS permits corporations to adopt similar provisions in their articles of incorporation eliminating the liability of a director to the corporation or its stockholders for

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monetary damages for breach of the director's fiduciary duty. The Excite@Home certificate of incorporation provides that, to the fullest extent permitted by Delaware law, a director of Excite@Home shall not be liable to Excite@Home or any of its stockholders for monetary damages for breach of fiduciary duty as a director.

     The iMALL articles of incorporation contain a similar provision limiting the prospective liability of directors.

DIVIDENDS/DISTRIBUTIONS

     Subject to any restrictions contained in a corporation's certificate of incorporation, the DGCL generally provides that a corporation may declare and pay dividends out of surplus, defined as net assets minus stated capital, or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Excite@Home certificate of incorporation contains no restrictions on the declaration or payment of dividends. The Excite@Home certificate of incorporation provides that whenever a dividend is paid to the holders of one series of common stock, the other series of common stock are to receive a dividend per share equal to the dividend per share paid to the first series of common stock.

     The NRS provides that no distribution to stockholders may be made if the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. A distribution to stockholders under the NRS may be in the form of a declaration or payment of a dividend, a purchase, redemption or other acquisition of shares, a distribution of indebtedness or otherwise. The NRS provides that in declaring and paying distributions, a director is fully protected in relying in good faith upon the books of account of the corporation or statements prepared by any of its officials as to the value and amount of the assets, liabilities or net profits of the corporation, or any other facts pertinent to the existence and amount of money from which distributions may properly be declared.

     Neither the iMALL articles of incorporation nor its bylaws contain any provisions with regard to distributions.

LIQUIDATION

     Under the DGCL, a dissolution must be consented to in writing by stockholders holding 100% of the total voting power or the dissolution must be initiated by the board of directors and approved by the holders of a majority of the outstanding voting shares of the corporation. Under the NRS, unless otherwise provided in the corporation's articles of incorporation, stockholders holding a majority of the total voting power may authorize a corporation's dissolution.

     The Excite@Home certificate of incorporation provides that in the event of a liquidation, dissolution or winding up of Excite@Home, whether voluntary or involuntary, after payment of any amounts owed to creditors subject to preferences of any outstanding preferred stock, and any preferential amounts, if any, owed to any series of preferred stock,

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the holders of Series A common stock, Series B common stock and Series K common stock and the holders of any class or series of preferred stock then outstanding shall share equally, on a share for share basis on an as converted to common stock basis, in the assets of Excite@Home remaining for distribution to its stockholders.

     In the event of a liquidation, dissolution or winding up of iMALL, after payment of or adequately provide for any amounts owed to creditors, the remaining assets of iMALL will be divided equally, on a share for share basis, to the holders of the common stock of iMALL.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION

     Under both the DGCL and the NRS, unless the certificate or articles of incorporation or bylaws provide otherwise, amendments of the certificate or articles of incorporation generally require the approval of the holders of a majority of the outstanding shares entitled to vote. The DGCL provides that if any amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, a majority of the outstanding shares of that class or series would have to approve the amendment. The NRS provides that if any proposed amendment, including a proposed increase or decrease in the number of authorized shares, would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then a majority of the outstanding shares of the affected class or series would have to approve the amendment.

AMENDMENT OF BYLAWS

     The DGCL provides that the stockholders entitled to vote shall have the power to adopt, amend or repeal the bylaws of a corporation. The Excite@Home bylaws provide that the board of directors or stockholders holding not less than 66 2/3% of the total voting power of the then outstanding capital stock of Excite@Home entitled to vote thereon may adopt, amend or repeal the bylaws.

     The iMALL articles of incorporation provides that the board of directors has the power to make and alter, or amend the bylaws. The iMALL bylaws provide that the board of directors may amend or repeal the bylaws at any time unless
(1) the articles of incorporation or the NRS reserve the power exclusively to the stockholders in whole or part, (2) the stockholders in approving, amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw or (3) the bylaw either establishes, amends or deletes a greater stockholder quorum or voting requirements. An amendment which changes the voting or quorum requirement for the board must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum voting requirement then in effect or proposed to be adopted, whichever is greater.

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STOCKHOLDER VOTING WITH RESPECT TO MERGERS

     Both the NRS and the DGCL generally require that a majority of the stockholders of the merging corporations approve statutory mergers. The DGCL does not require a stockholder vote of the surviving corporation in a merger, unless the corporation provides otherwise in its certificate of incorporation, if:

     - the merger agreement does not amend the existing certificate of incorporation;

     - each share of the corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

     - the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares of the corporation outstanding immediately prior to the merger.

     The NRS provides that the vote of the stockholders of a surviving corporation on a plan of merger is not required if:

     - the articles of incorporation of the surviving corporation will not differ from the articles before the merger;

     - each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger;

     - the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by the conversion of securities issued as a result of the merger or then exercise of rights and warrants issued as a result of the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately prior to the merger; and

     - the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued as a result of the merger or the exercise of rights and warrants issued as a result of the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately prior to the merger.

     The DGCL generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares. The NRS provides that separate voting by class is required (1) on a plan of merger if the plan contains a provision that, if contained in the proposed amendment to the articles of incorporation, would entitle particular stockholders to vote as a class on the proposed amendment or (2) on a plan of exchange by each class or series of shares included in the exchange, with each class or series constituting a separate voting class.

APPRAISAL AND DISSENTERS' RIGHTS

     Under both the NRS and the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal or dissenters' rights under which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

     Under the DGCL, appraisal rights are not available

     - with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation;

     - with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if the stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

     - to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger.

     The NRS provides that dissenters' rights are not available with respect to a merger or exchange by a corporation the shares of which are listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders unless the articles of incorporation of the corporation issuing the shares provides otherwise or the holders of the class or series are required under the plan of merger or exchange or to accept for the shares anything other than cash or owner's interests of the surviving entity or any other entity which was either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers or held of record by more than 2,000 holders.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

     Sections 78.411 to 78.444 of the NRS prohibit a Nevada corporation from engaging in certain "combinations" with an "interested stockholders." With certain exceptions, an interested stockholder is a person or group who or which owns 10% or more of the corporation's outstanding voting stock, including any rights to acquire stock under an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only, or is an affiliate or associate of the corporation and was the owner of 10% or more of the corporation's voting stock at any time within the previous three years. For purposes of Sections 78.411 to 78.444, the term "combination" is defined broadly to include:

     - mergers or consolidations with the interested stockholder or any other corporation which is, or after the merger or consolidation would be, an affiliate or associate of the interested stockholder;

     - sales or other dispositions to the interested stockholder, or any affiliate or associate of the interested stockholder, of assets of the corporation or a subsidiary equal to (i) 5% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock or (2) 10% or more of the corporation's consolidated earning power or net income;

     - the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary having an aggregate market value equal to 5% or more of the aggregate outstanding stock of the corporation to the interested stockholder, except for the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the corporation;

     - the adoption of any plan of proposal for the liquidation or dissolution of the corporation proposed by, or under agreement with, the interested stockholder or any affiliate or associate of the interested stockholder;

     - a reclassification, recapitalization, merger, consolidation or other similar transaction, whether or not with, proposed by or under agreement with the interested stockholder, which has the effect of increasing the proportionate share of the outstanding shares of any class or series of the corporation's outstanding stock owned by the interested stockholder or any affiliate or associate of the interested stockholder, except for immaterial changes because of adjustments of fractional shares; or

     - receipt by the interested stockholder, except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     Sections 78.411 to 78.444 prohibit combinations with an interested stockholder for three years from the date of the interested stockholder's acquisition of the shares of the corporation unless prior to the date on which the person becomes an interested stockholder, the board of directors approves the combination or the transaction which resulted in the person becoming an interested stockholder.

     Furthermore, sections 78.411 to 78.444 prohibit combinations with an interested stockholder after the expiration of the three-year moratorium unless:

     - the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder proposing the combination, or any affiliate or associate of the interested stockholder, approves the combination at a meeting called for that purpose no earlier than three years after the interested stockholder's date of acquiring the shares; or

      - the aggregate amount of cash and the market value, as of the date of the consummation of the combination, of the consideration other than cash to be received per share by all of the holders of common stock not beneficially owned by the interested stockholder is at least equal to the higher of (A) the highest price per share paid by the interested stockholder, at a time when he was the beneficial owner of 5% or more of the outstanding voting stock of the corporation, for any common shares of the same class or series acquired by him within three years immediately before the date of the announcement with respect to the combination or within three years immediately before the transaction in which he became an interested stockholder, whichever is higher, plus compounded interest or (B) the market value per share of common stock on the date of the announcement with respect to the combination or the interested stockholder's date of acquiring shares, whichever is higher, plus interest; and

      - the aggregate amount of cash and the market value, as of the date of the consummation of the combination, of the consideration other than cash to be received per share by all of the holders of shares other than common stock not beneficially owned by the interested stockholder is at least equal to the higher of (A) the highest price per share paid by the interested stockholder, at a time when he was the beneficial owner of 5% or more of the outstanding voting stock of the corporation, for any common shares of the same class or series acquired by him within three years immediately before the date of the announcement with respect to the combination or within three years immediately before the transaction in which he became an interested stockholder, whichever is higher, plus compounded interest, (B) the highest preferential amount per share to which the holders of shares of the class or series of shares are entitled in the event of any voluntary liquidation, dissolution or winding up of the corporation, plus the aggregate amount of any dividends declared or due to which the holders are entitled before payment on another class or series of shares or (C) the market value per share of the class or series of stock on the date of the announcement with respect to the combination or the interested stockholder's date of acquiring shares, whichever is higher, plus interest.

     Although Nevada corporations may elect to opt out of sections 78.411 to
78.444 of the NRS by amending their articles of incorporation, such amendment would not be effective until 18 months after the stockholder vote approving it. As a result, iMALL did not so elect and therefore is subject to these provisions.

     Sections 78.378 through 78.3793 of the NRS further regulate tender offers and business combinations involving Nevada corporations by providing that any acquisition by a person, either directly or indirectly, of ownership of, or the power to direct the voting of 20% or more of the outstanding voting securities ("Control Shares") of a corporation is an "Acquisition of a Controlling Interest." Before the Control Shares may be voted, such an acquisition must be approved by the holders of a majority of the voting power of the corporation, excluding those shares as to which any interested stockholder exercises voting rights, or, if the acquisition will result in any change of a preference or any relative or other right given to any class or series of outstanding shares, then it must be approved by the holders of a majority of each class or series affected, excluding those shares as to which any interested stockholder exercises voting rights. A special meeting of stockholders must be held by the corporation to approve an Acquisition of a Controlling Interest within 50 days after a request for such meeting is submitted by the person seeking to acquire control. If the Control Shares are accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of the voting power of the corporation, all stockholders who have not voted in favor of granting full voting rights to the Control Shares have dissenters' rights. The NRS further provides that a corporation may opt out of the Acquisition of a Controlling Interest protections by expressly specifying in its articles of incorporation or bylaws that these provisions do not apply (which provision must be in effect on the tenth day following the acquisition). iMALL has amended its bylaws to provide that the foregoing protections do not apply to it.

     Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that the person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock, including any rights to acquire stock under an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only, or is an affiliate or associate of the corporation and was the owner of 15% or more of the corporation's voting stock at any time within the previous three years. For purposes of Section 203, the term "business combination" is defined broadly to include:

     - mergers with or caused by the interested stockholder;

     - sales or other dispositions to the interested stockholder, except proportionately with the corporation's other stockholders, of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock;

     - the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary to the interested stockholder, except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or the subsidiary's stock; or

     - receipt by the interested stockholder, except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if:

     - prior to the date on which the person becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder;

     - the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him an interested stockholder, excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer; or

     - on or after the date the person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

     Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange are quoted on an interdealer quotation system such as The Nasdaq National Market or are held of record by more than 2,000 stockholders. A Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment to the certificate or to the bylaws, which amendment must be approved by majority stockholder vote and may not be further amended by the board of directors. Excite@Home has elected not to be governed by
Section 203, and these provisions do not apply to it. However, Excite@Home could choose to amend its certificate of incorporation in the future and elect to be governed by Section 203.

INSPECTION OF STOCKHOLDERS' LIST

     The DGCL allows any stockholder to inspect the stockholders' list for a purpose reasonably related to that person's interest as a stockholder, upon written demand under oath stating the purpose of the request. The NRS allows any person who has been a stockholder for at least six months or who holds an aggregate of 5% or more of the corporation's shares to inspect the stockholders' list. Both the Excite@Home certificate of incorporation and the iMALL bylaws allow any stockholder to inspect the stockholder list at least 10 days prior to annual meeting of stockholders.

                  ADDITIONAL MATTER BEING SUBMITTED TO A VOTE
                             OF IMALL STOCKHOLDERS

THE PROPOSAL TO AMEND IMALL'S ARTICLES OF INCORPORATION

     Section C of Article VI of iMALL's articles of incorporation presently requires approval by the stockholders of iMALL entitled to exercise two-thirds of the voting power of the corporation for the sale, conveyance, transfer, exchange or other disposition of all or substantially all of the property of iMALL. Although the language in this section of the articles of incorporation does not specifically include a merger, and Nevada law clearly distinguishes between a merger and the sale, lease or exchange of assets and property as well as the stockholder vote needed to approve each type of transaction, if the merger were determined to fall within the meaning of this section, a vote of two-thirds of the stockholders would be necessary to approve the merger agreement (rather than the majority vote generally required by Nevada law).

     To eliminate any doubt as to the applicability of this voting requirement to the approval of the merger agreement and the merger, on July 11, 1999, the iMALL board unanimously approved and resolved to recommend to the stockholders of iMALL for approval an amendment to the articles of incorporation deleting this provision in its entirety from the articles of incorporation. If such an amendment is approved by the stockholders, pursuant to the applicable Nevada statute, iMALL may thereafter sell, lease, or exchange all or substantially all of its property and assets, including its good will and its corporate franchises, when and as authorized by the affirmative vote of the stockholders of iMALL entitled to exercise at least a majority of the voting power of the corporation. The full text of the proposed amendment to the articles of incorporation is attached as Annex D to this prospectus/proxy statement.

     The affirmative vote of a majority of the voting power of the shares of iMALL common stock issued and outstanding on the record date will be required to approve the amendment to the articles of incorporation.

     IMALL'S BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION. THE UNANIMOUS RECOMMENDATION OF IMALL'S BOARD DID NOT INCLUDE THE DIRECTOR DESIGNATED TO IMALL'S BOARD BY FIRST DATA, WHO APPROPRIATELY ABSTAINED FROM VOTING ON THE AMENDMENT TO THE AMENDMENT OF THE ARTICLES OF INCORPORATION BECAUSE OF AN ACTUAL OR POTENTIAL CONFLICT OF INTEREST.

                             STOCKHOLDER PROPOSALS

     Under Rule 14a-8 of the Exchange Act, iMALL stockholders may present proper proposals for inclusion in iMALL's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to iMALL in a timely manner. In the event that the merger has not been completed prior to the annual meeting, in order to be so included for the 1999 annual meeting, stockholder proposals must have been received by iMALL no later than August 18, 1999, and must have otherwise complied with the requirements of Rule 14a-8. In addition, if iMALL has not received notice on or before November 1, 1999 of any matter a stockholder intends to propose for a vote at the 1999 annual meeting then a proxy solicited by iMALL's board may be voted on such matter in the discretion of the proxy holders, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate matter on the proxy card.

                  DOCUMENTS INCORPORATED BY REFERENCE IN THIS
                           PROSPECTUS/PROXY STATEMENT

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT.

     All documents filed by iMALL and Excite@Home under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date hereof and before the date of the special meeting are incorporated by reference into and to be a part of this prospectus/ proxy statement from the date of filing of those documents.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT IS REFERRED TO IN THIS DOCUMENT. EXCITE@HOME AND IMALL HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     The following documents which were filed by iMALL with the Securities and Exchange Commission, are incorporated by reference into this prospectus/proxy statement:

     - iMALL's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998;

     - iMALL's Quarterly Reports on Form 10-QSB for the three-month periods ended March 31 and June 30, 1999;

     - iMALL's Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 14, 1999; and

     - iMALL's Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 13, 1999.

     The following documents, which have been filed by Excite@Home with the Securities and Exchange Commission, are incorporated by reference into this prospectus/proxy statement:

     - Excite@Home's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed in February 1999, as amended on March 31, 1999 and further amended on April 27, 1999;

     - Excite@Home's Quarterly Reports on Form 10-Q for the three-month periods ended March 31 and June 30, 1999;

     - Excite@Home's Current Reports on Form 8-K, filed on January 19, 1999, April 8, 1999, June 14, 1999 as amended August 13, 1999 and August 2, 1999; and

     - Excite@Home's Registration Statement on Form 8-A, SEC file number 000-22697 and filing date June 13, 1997, which describes Excite@Home's different series of common stock.

     Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this prospectus/proxy statement to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus/proxy statement.

                      WHERE YOU CAN FIND MORE INFORMATION

     The documents incorporated by reference into this prospectus/proxy statement are available from Excite@Home or iMALL upon request. Excite@Home or iMALL will provide a copy of any and all of the information that is incorporated by reference into this prospectus/proxy statement not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus/proxy statement, to you, without charge, upon written or oral request. YOU SHOULD MAKE ANY REQUEST FOR DOCUMENTS BY OCTOBER 20, 1999 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

Reports, proxy statements and other information        Reports, proxy statements and other information
concerning iMALL may be inspected at:                  regarding Excite@Home may be inspected at:
  The National Association of                          The National Association of
  Securities Dealers                                   Securities Dealers
  1735 K Street, N.W.                                  1735 K Street, N.W.
  Washington, D.C. 20006                               Washington, D.C. 20006
Requests for documents relating to iMALL should        Requests for documents relating to Excite@Home
be directed to:                                        should be directed to:
  iMALL, Inc.                                          At Home Corporation
  233 Wilshire Boulevard                               425 Broadway
  Suite 820                                            Redwood City, California 94063
  Santa Monica, California 90401                       (650) 569-5000
  (310) 309-4000

     Excite@Home and iMALL file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of reports, proxy statements and other information filed by either company may be inspected and copied at the public reference facilities maintained by the Securities and Exchange
Commission:

Judiciary Plaza            Citicorp Center            Seven World Trade Center
Room 1024                  500 West Madison Street    13th Floor
450 Fifth Street. N.W.     Suite 1400                 New York, New York 10048
Washington, D.C. 20549     Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy statements and other information regarding each of Excite@Home and iMALL. The address of the Securities and Exchange Commission web site is http://www.sec.gov.

     Excite@Home has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to Excite@Home's Series A common stock to be issued to iMALL stockholders in the merger. This prospectus/proxy statement constitutes the prospectus of Excite@Home filed as part of the registration statement. This prospectus/proxy statement does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement at any of the addresses listed above.

     If you have any questions about the merger, please call iMALL's investor relations group at (310) 309-4000. You may also call Excite@Home's investor relations group at (650) 569-6060.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE EXCITE@HOME SERIES A COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED IN THIS DOCUMENT BY REFERENCE OR IN THE AFFAIRS OF EXCITE@HOME OR IMALL SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO IMALL AND ITS SUBSIDIARIES WAS PROVIDED BY IMALL AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO EXCITE@HOME AND ITS SUBSIDIARIES WAS PROVIDED BY EXCITE@HOME.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This prospectus/proxy statement and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of Excite@Home and iMALL and on the expected impact of the merger on Excite@Home's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the value of the Excite@Home Series A common stock to be issued to iMALL stockholders in the merger will decrease prior to completion of the merger;

     - the possibility that the merger will not be consummated;

     - the possibility that the anticipated benefits from the merger cannot be fully realized;

     - the possibility that costs or difficulties related to the integration of the businesses of each company are greater than expected;

     - the dependence of the companies on the timely development, introduction and customer acceptance of new Internet services;

     - the impact of competition on revenues and margins;

     - rapidly changing technology and shifting demand requirements and Internet usage patterns;

     - other risks and uncertainties, including the risks and uncertainties involved in obtaining new sponsors, advertisers and customers, the impact of competitive services, products and prices, the unsettled conditions in the Internet and other high-technology industries and the ability to attract and retain key personnel; and

     - other risk factors as may be detailed from time to time in Excite@Home's and iMALL's public announcements and filings with the Securities and Exchange Commission.

     In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk factors" on page 13.

                                 LEGAL OPINION

     The validity of the shares of Excite@Home Series A common stock offered by this prospectus/proxy statement will be passed upon for Excite@Home by Fenwick & West LLP.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Excite@Home's consolidated financial statements included in Excite@Home's annual report on Form 10-K, as amended, for the year ended December 31, 1998, as set forth in their report included therein, which is incorporated in this prospectus/proxy statement by reference. Excite@Home's consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of iMALL at December 31, 1998 and for the years ended December 31, 1998 and 1997, incorporated by reference in this prospectus/ proxy statement and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon authority of said firm as experts in giving said reports.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                              AT HOME CORPORATION,
                               SHOP NEVADA, INC.
                                      AND
                                  IMALL, INC.

                                 JULY 12, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE I  THE MERGER.................................................  A-2
    1.1   The Merger..................................................  A-2
    1.2   Effective Time; Closing.....................................  A-2
    1.3   Effect of the Merger........................................  A-2
    1.4   Articles of Incorporation; Bylaws...........................  A-2
    1.5   Directors and Officers......................................  A-2
    1.6   Effect on Capital Stock.....................................  A-3
    1.7   Surrender of Certificates...................................  A-4
    1.8   No Further Ownership Rights in Company Common Stock.........  A-5
    1.9   Lost, Stolen or Destroyed Certificates......................  A-5
    1.10  Restricted Stock............................................  A-5
    1.11  Tax and Accounting Consequences.............................  A-6
    1.12  Taking of Necessary Action; Further Action..................  A-6

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF COMPANY.................  A-6
    2.1   Organization; Subsidiaries..................................  A-6
    2.2   Company Capital Structure...................................  A-7
    2.3   Obligations With Respect to Capital Stock...................  A-8
    2.4   Authority...................................................  A-9
    2.5   SEC Filings; Company Financial Statements...................  A-10
    2.6   Absence of Changes..........................................  A-11
    2.7   Taxes.......................................................  A-12
    2.8   Title to Properties; Absence of Liens and Encumbrances......  A-13
    2.9   Intellectual Property.......................................  A-14
    2.10  Compliance with Laws; Permits; Restrictions.................  A-17
    2.11  Litigation..................................................  A-17
    2.12  Employee Benefit Plans......................................  A-18
    2.13  Environmental Matters.......................................  A-22
    2.14  Agreements, Contracts and Commitments.......................  A-22
    2.15  Change of Control Payments..................................  A-23
    2.16  Insurance...................................................  A-24
    2.17  Disclosure..................................................  A-24
    2.18  Board Approval..............................................  A-24
    2.19  Brokers' and Finders' Fees..................................  A-25
    2.20  Fairness Opinion............................................  A-25
    2.21  Nevada Law; Rights Agreement................................  A-25
    2.22  Related Party Transactions..................................  A-25
    2.23  Internet Yellow Pages.......................................  A-25

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
             SUB......................................................  A-26
    3.1   Organization of Parent and Merger Sub.......................  A-26
    3.2   Parent and Merger Sub Capital Structure.....................  A-26
    3.3   Authority...................................................  A-27

                                                                        PAGE
                                                                        ----
    3.4   SEC Filings; Parent Financial Statements....................  A-28
    3.5   Absence of Changes..........................................  A-28
    3.6   Litigation..................................................  A-29
    3.7   Disclosure..................................................  A-29
    3.8   Board Approval..............................................  A-29

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME.......................  A-30
    4.1   Conduct of Business by Company..............................  A-30

ARTICLE V  ADDITIONAL AGREEMENTS......................................  A-32
    5.1   Proxy Statement/Prospectus; Registration Statement;
            Antitrust and Other Filings...............................  A-32
    5.2   Meeting of Company Stockholders.............................  A-33
    5.3   Confidentiality; Access to Information......................  A-35
    5.4   No Solicitation.............................................  A-35
    5.5   Public Disclosure...........................................  A-36
    5.6   Reasonable Efforts; Notification............................  A-37
    5.7   Third Party Consents........................................  A-38
    5.8   Stock Options...............................................  A-38
    5.9   Registrations...............................................  A-39
    5.10  Indemnification.............................................  A-39
    5.11  Nasdaq Listing..............................................  A-39
    5.12  Affiliates; Restrictive Legend..............................  A-39
    5.13  Letter of Company's Accountants.............................  A-40
    5.14  Takeover Statutes...........................................  A-40
    5.15  Certain Employee Benefits...................................  A-40
    5.16  Amendment of Company's Articles.............................  A-40
    5.17  Parent Warrant..............................................  A-40

ARTICLE VI  CONDITIONS TO THE MERGER..................................  A-41
    6.1   Conditions to Obligations of Each Party to Effect the
            Merger....................................................  A-41
    6.2   Additional Conditions to Obligations of Company.............  A-41
    6.3   Additional Conditions to the Obligations of Parent and
            Merger Sub................................................  A-42

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER........................  A-43
    7.1   Termination.................................................  A-43
    7.2   Notice of Termination; Effect of Termination................  A-44
    7.3   Fees and Expenses...........................................  A-45
    7.4   Amendment...................................................  A-46
    7.5   Extension; Waiver...........................................  A-46

ARTICLE VIII  GENERAL PROVISIONS......................................  A-46
    8.1   Non-Survival of Representations and Warranties..............  A-46
    8.2   Notices.....................................................  A-46
    8.3   Interpretation; Certain Defined Terms.......................  A-47
    8.4   Counterparts................................................  A-48
    8.5   Entire Agreement; Third Party Beneficiaries.................  A-48

                                                                        PAGE
                                                                        ----
    8.6   Severability................................................  A-48
    8.7   Other Remedies; Specific Performance........................  A-48
    8.8   Governing Law...............................................  A-49
    8.9   Rules of Construction.......................................  A-49
    8.10  Assignment..................................................  A-49
    8.11  Waiver of Jury Trial........................................  A-49

                               INDEX OF EXHIBITS

Exhibit A Form of Parent Warrant

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of July 12 1999 among At Home Corporation, a Delaware corporation ("PARENT"), located at 425 Broadway, Redwood City, California 94063, Shop Nevada, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), located at 425 Broadway, Redwood City, California 94063, and iMALL, Inc., a Nevada corporation ("COMPANY"), located at 233 Wilshire Boulevard, Suite 820, Santa Monica, California 90401.

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes ("NEVADA LAW"), Parent and Company intend to enter into a business combination transaction.

     B. The Merger (as defined in Section 1.1) is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

     C. The Board of Directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement for all purposes under Nevada Law and (iii) has determined to recommend that the stockholders of Company approve this Agreement and the Merger.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of Company are entering into voting agreements in which such stockholders have agreed to vote in favor of the Merger (the "COMPANY VOTING AGREEMENTS"). The Board of Directors of Company has approved the Company Voting Agreements.

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement,
(i) certain officers of Company are entering into amendments, with Parent and Company, to their current employment agreements with Company, effective upon the Effective Time (as defined in Section 1.2) (such agreements, as amended, collectively, the "AMENDED EMPLOYMENT AGREEMENTS"), and (ii) certain officers of Company are entering into noncompetition agreements with Parent, effective upon the Effective Time (collectively, the "NONCOMPETITION AGREEMENTS").

     F. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement,
(i) Company and First Data Merchant Services Corporation, a Florida corporation ("FIRST DATA"), are entering into two amendments to and restatements of the Development and Marketing Agreement, dated as of October 30, 1998 (the "MARKETING AGREEMENT") between Company and First Data, the "FIRST AMENDED AND RESTATED DEVELOPMENT AND MARKETING AGREEMENT" and the "SECOND AMENDED AND RESTATED DEVELOPMENT AND MARKETING AGREEMENT", (ii) Company and First Data are amending the Investment Agreement, dated as of October 30, 1998 between the Company and First Data, (such agreement, the "INVESTMENT AGREEMENT", and, as amended, the "AMENDED INVESTMENT AGREEMENT"), and (iii) Parent and First Data are entering into a Marketing Agreement (the "PARENT-FIRST DATA AGREEMENT", and, together with the First Amended and Restated Development and Marketing Agreement, the Second Amended and

Restated Development and Marketing Agreement, and the Amended Investment Agreement, collectively, the "FIRST DATA AGREEMENTS").

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Nevada Law, Merger Sub shall be merged with and into Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Nevada in accordance with the relevant provisions of Nevada Law (the "ARTICLES OF MERGER") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Articles of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Nevada Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation without reversion or impairment, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4     Articles of Incorporation; Bylaws.

           (a) At the Effective Time, the Articles of Incorporation of Surviving Corporation shall be amended to conform to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time; provided, however, that at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall not be so amended.

           (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving

Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

           (a) Conversion of Company Common Stock. Each share of common stock, par value $0.008 per share, of Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(d) and (e)) into the right to receive 0.46 (the "EXCHANGE RATIO") of a share of Series A Common Stock, par value $0.01 per share, of Parent ("PARENT COMMON STOCK"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such certificates, certificates representing the shares of Parent Common Stock, and cash in lieu of fractional shares of Parent Common Stock to the extent provided in Section 1.7(e).

           (b) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

           (c) Capital Stock of Merger Sub. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of the common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

           (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification, exchange or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

           (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing sale price of one share of Parent Common Stock for the ten most recent days that Parent Common Stock has traded ending with and including the trading day immediately prior to the Effective Time, as reported on the Nasdaq Stock Market.

           (f) Stock Options; Warrants. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1997 Stock Option Plan and 1999 Stock Option Plan (together, the "COMPANY STOCK OPTION PLANS") shall be assumed by Parent in accordance with Section 5.8 of this Agreement. At the Effective Time, all Company Warrants (as defined in Section 2.2) then outstanding shall be assumed by Parent in accordance with Section 5.8 of this Agreement.

     1.7   Surrender of Certificates.

           (a) Exchange Agent. Parent shall select a bank or trust company acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

           (b) Provision of Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
Section 1.6(e) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

           (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates ("CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d).

           (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

           (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

           (f) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(e) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Restricted Stock. If any shares of the Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("COMPANY RESTRICTED STOCK") may be forfeited or repurchased by the Company upon any termination of the stockholders' employment, directorship or other relationship with the Company (and/or any affiliate of the Company) under the terms of any restricted stock purchase agreement or other agreement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such shares of Company Common Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Company Restricted Stock, together with the number of shares of Company Restricted Stock held by each, is set forth on Part 1.10 of the Company Letter.

     1.11    Tax and Accounting Consequences.

           (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 354(a) and 361(a) of the Code and Sections 1.368-2(g) and 1.368-3(a) of the Federal Income Tax Regulations.

           (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a purchase.

     1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     As of the date of this Agreement and as of the Closing Date, Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "COMPANY LETTER"), as follows:

     2.1    Organization; Subsidiaries

           (a) Company and, except as disclosed in Part 2.1 of the Company Letter, each of its subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted; and (iii) except as would not be material to Company, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

           (b) Other than the corporations identified in Part 2.1 of the Company Letter , neither Company nor any of the other corporations or other entities identified in Part 2.1 of the Company Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 2.1 of the Company Letter, except for passive investments in equity interests of public companies as part of the cash management program of the Company. Except as set forth in Part 2.1(b) of the Company Letter, all outstanding shares of capital stock of each subsidiary of Company have been validly issued and are fully paid and nonassessable and are owned by Company or another subsidiary of Company, free and clear of all Encumbrances. Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Company nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity.
Part 2.1 of the Company Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

           (c) Except as set forth in Part 2.1(c) of the Company Letter, Company has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of Company and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

     2.2    Company Capital Structure.

           (a) The authorized capital stock of Company consists of 37,500,000 shares of Company Common Stock, of which there were 17,990,028 shares issued and outstanding as of July 9, 1999, and 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding. Except as disclosed in Part 2.2 of the Company Letter, all outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of the date of this Agreement, there are 118,750 shares of Company Common Stock held in treasury by Company. No shares of Company Common Stock have been issued without certificates. From and after the Effective Time, the shares of Parent Common Stock issued in exchange for any shares of Company Restricted Stock will, without any further act of Parent, the Company or any other person, become subject to the restrictions, conditions and other provisions of such Company Restricted Stock, and Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under such Company Restricted Stock. As of July 9, 1999, Company had reserved an aggregate of 4,000,000 shares of Company Common Stock for issuance pursuant to the Company Stock Option Plans. Stock options granted under the Company Stock Option Plans are collectively referred to in this Agreement as "COMPANY OPTIONS." As of July 9, 1999, there were Company Options outstanding to purchase an aggregate of 2,930,598 shares of Company Common Stock. As of July 9, 1999, there were warrants outstanding to purchase an aggregate of 2,384,097 shares of Company Common Stock (collectively, "COMPANY WARRANTS"). As of the date of this Agreement, no event has occurred which would require an adjustment to the "Warrant Share Amount" or "Exercise Price" (as such terms are defined therein) of the warrant issuable to First Data pursuant to the Investment Agreement (the "FIRST DATA WARRANT"). All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Part 2.2 of the Company Letter list for each person who held Company Options or Company Warrants as of July 8, 1999, the name of the holder of such option or warrant, the Company Stock Option Plan under which such option was granted, the exercise price of such option or warrant, the number of shares as to which such option or warrant had vested at such date, the vesting schedule for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration, if any. The terms of the Company Options and Company Warrants, respectively, permit the assumption of the Company Options and Company Warrants as provided by Section 5.8 of this Agreement without the consent or approval of the holders of the Company Options or Company Warrants, Company's stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions of such Company Options or Company Warrants, respectively.

           (b) Except as set forth in Part 2.2(b) of the Company Letter, all outstanding shares of Company Common Stock or other capital stock of Company, all outstanding Company Options and Company Warrants, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and, to the knowledge of Company, other applicable Legal Requirements (as defined below) and (ii) all material requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

     2.3    Obligations With Respect to Capital Stock. Except as set forth in
Part 2.3 of the Company Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Company owns free and clear of all Encumbrances (as defined herein), directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 2.2 or
Part 2.3 of the Company Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Part 2.3 of the Company Letter or as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other

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agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Company will not be entitled to dissenters' or appraisal rights under applicable state law (including under Section 92A.300 et seq. of Nevada Law) in connection with the Merger. For purposes of this Agreement, "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     2.4   Authority.

           (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval of this Agreement and the Merger by Company's stockholders as contemplated by Section
5.2 and the filing of the Articles of Merger pursuant to Nevada Law. Notwithstanding Company's agreement in Section 5.16 to seek the approval of Company's stockholders of the Articles Amendment (as defined in Section 5.16), whether or not the Articles Amendment is approved and effected, an affirmative vote of a majority of the voting power of the Company is sufficient for Company's stockholders to approve this Agreement and the Merger. No separate voting by a class of the Company's stockholders is or will be required in connection with the approval of the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitute the valid and binding obligations of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not,
(i) conflict with or violate the Articles of Incorporation or Bylaws of Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval of this Agreement and the Merger by Company's stockholders as contemplated by Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Encumbrance on any of the material properties or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective assets are bound or affected.
Part 2.4 of the Company Letter list all consents, waivers and approvals under any of Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in

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the aggregate not obtained, would result in a material loss of benefits to
Company or any of its subsidiaries, Parent or the Surviving Corporation.

           (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.17) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the effectiveness of the Registration Statement (as defined in Section 2.17),
(iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5    SEC Filings; Company Financial Statements.

           (a) Except as disclosed in Part 2.5(a) of the Company Letter, Company has filed all forms, reports and documents required to be filed by Company with the SEC since January 1, 1997 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. Except as set forth in Part 2.5(a) of the Company Letter, all documents required to be filed as exhibits to the Company SEC Reports have been so filed. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

           (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods

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

indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The audited balance sheet of Company contained in the Company SEC Reports as of December 31, 1998 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet neither Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

           (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6 Absence of Changes. Except as set forth in Part 2.6 of the Company Letter, since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect (as defined in Section 8.3(c)) with respect to Company,
(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, or any issuance of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) any material change or alteration in the policy of Company relating to the granting of stock options to its employees and consultants, (vi) entry by Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing, distribution, marketing, reseller, merchant services, advertising, sponsorship or other similar agreement other than any such agreement entered into in the ordinary course of Company's business consistent with past practice which (A) provides (or reasonably could provide) for payments by or to, or the incurrence of obligations or expenses by, Company or its subsidiaries in an amount less than $25,000 in any year, and (B) involves the performance of obligations for a period of one year or less (such excepted agreements, collectively, "ORDINARY COURSE AGREEMENTS"), (vii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries other than in the ordinary course of business, (viii) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or
(ix) any material revaluation by Company of any of its assets, including, without limitation,

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writing off notes or accounts receivable other than in the ordinary course of business. Those agreements deemed to be Ordinary Course Agreements by reason of subclause (A) of clause (vi) do not provide for payments by or to, or the incurrence of obligations or expenses by, Company and its subsidiaries in excess of $250,000 in the aggregate.

     2.7    Taxes.

           (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

           (b) Tax Returns and Audits.

               (i) Except as set forth in Part 2.7(b)(i) of the Company Letter, Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, except where the failure to file such Returns would not be material to Company. Such Returns are true, correct and complete in all material respects, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

               (ii) Except as set forth in Part 2.7(b)(ii) of the Company Letter, Company and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes which are not material to Company.

               (iii) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified in writing, or to the knowledge of Company, orally, of any request for such an audit or other examination.

               (v) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

               (vi) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any

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

liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

               (vii) There is no contract, agreement, plan or arrangement to which Company is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

               (viii) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

               (ix) Neither Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

               (x) Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

               (xi) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

               (xii) Company has made available to Parent or its legal or accounting representatives copies of all foreign, federal and state income tax and all state sales and use tax Returns for the Company and each of its subsidiaries filed for all periods since December 31, 1995.

               (xiii) There are no Encumbrances of any sort on the assets of the Company or Subsidiary relating to or attributable to Taxes, other than liens for Taxes not yet due and payable.

     2.8   Title to Properties; Absence of Liens and Encumbrances.

           (a) Part 2.8 of the Company Letter list all real property leases to which Company is a party that provide for annual payments of $100,000 or more, and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that could give rise to a claim against Company in an amount greater than $25,000. Other than the leaseholds created under the real property leases identified in Part 2.8 of the Company Letter, the Company and its subsidiaries own no interests in real property.

           (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances,

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

except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such Encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

           "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of; or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, URLs, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world (collectively, "TRADEMARKS"); (vi) all databases and data collections and all rights therein throughout the world including but not limited to User Data (as defined below); (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

           "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or one of its subsidiaries.

           "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

           "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or one of its subsidiaries.

           "USER DATA" means, known, assumed or inferred information or attributes about a user or subscriber.

           (a) No material Company Intellectual Property or product or service of Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property, except for restrictions on User Data included in published privacy policies of Company or any of its subsidiaries.

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           (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

           (c) Company or one of its subsidiaries owns and has good and exclusive title to, or has license sufficient for the conduct of its business as currently conducted to, each material item of Company Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions). Company reasonably believes that it will be able to obtain on commercially reasonable terms each material item of Company Intellectual Property, free and clear of any Encumbrance (excluding licenses and related restrictions), required to conduct its business as proposed to be conducted. Company or one of its subsidiaries is the exclusive owner of all material Trademarks used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale of any products or the provision of any services by Company and its subsidiaries.

           (d) Company or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are Company products or which Company otherwise expressly purports to own.

           (e) To the extent that any material Intellectual Property has been developed or created by a third party for Company or any of its subsidiaries, Company or its subsidiaries, as the case may be, has a written agreement with such third party with respect thereto and Company or its subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment.

           (f) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

           (g) Part 2.9 of the Company Letter list all material contracts, licenses and agreements to which Company or any of its subsidiaries is a party
(i) with respect to Company Intellectual Property licensed or transferred to any third party (other than Ordinary Course Agreements); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company or any of its subsidiaries.

           (h) All material contracts, licenses and agreements relating to the Company Intellectual Property to which Company or any of its subsidiaries is a party are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Company and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of Company and its subsidiaries, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's and its subsidiaries' rights under such contracts, licenses and

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

agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

           (i) The operation of the business of Company as such business currently is conducted, including Company's design, development, marketing and sale of the products or services of Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

           (j) Company has not received notice from any third party that the operation of the business of Company or any act, product or service of Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

           (k) To the knowledge of Company, no person has or is infringing or misappropriating any material Company Intellectual Property.

           (l) Company and its subsidiaries have taken reasonable and appropriate steps to protect Company's and its subsidiaries' rights in Company's and such subsidiaries' confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to Company or such subsidiaries, and, without limiting the foregoing, Company and its subsidiaries have and enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and its subsidiaries have executed such an agreement, except where the failure to do so in respect of employees not involved in development of the Company Intellectual Property is not reasonably expected to be material to Company. All disclosure of material confidential information of Company or its subsidiaries provided to third parties has been pursuant to a written agreement between Company or such subsidiary and such third party

           (m) The Development and Operational Services, Marketing Services, Electronic Commerce Tools, and Company Software (as each such term is defined in the Marketing Agreement) are and shall remain year 2000 compliant in that: date data from at least 1900 through 2101 will process without error or interruption due solely to the change in century, in any level of computer hardware, software or services, including, microcode, firmware, system and application programs, files, databases and computer services; there will be no loss of functionality of any of the foregoing due solely to the change in century, with respect to the introduction, processing or output of records containing dates falling on or after January 1, 2000; and on and after January 1, 2000, all of the foregoing will continue to be interoperable, in the same manner as they are prior to January 1, 2000, with software and hardware that may deliver records to, receive records from or interact with the foregoing in the course of processing data, provided that such other software and hardware uses a century windowing or interpretive approach (with a pivot year of 50). Except as set forth in Part 2.9(m) of the Company Letter, since January 1, 1998, neither Company nor any of its subsidiaries has given to customers any written representations or warranties or indemnities with respect to year 2000 compliance or conformity, except where Company's liability is limited to amounts paid to Company pursuant to the contract in which such representation, warranty or indemnity appears and lost profits and consequential damages are expressly excluded.

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     2.10   Compliance with Laws; Permits; Restrictions.

           (a) Except as disclosed in Part 2.10 of the Company Letter, neither Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for such conflicts, violations and defaults that (individually or in the aggregate) would not cause Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Company's knowledge, has been threatened in a writing delivered to Company against Company or any of its subsidiaries, nor, to Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries. Neither Company nor any of its subsidiaries is liable, either primarily or jointly and severally with any other party, for any fines, penalties or other amounts payable to any Governmental Entity, which, in the case of a subsidiary (but not Company) exceed $10,000. There is no agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries, the conduct of business by Company as currently conducted, or the Merger or other transactions contemplated by this Agreement. Except as set forth in Part 2.10 of the Company Letter, neither Company nor any of its subsidiaries is subject to any reporting or filing requirement with or to any Governmental Entity other than such requirements which are applicable to companies similarly situated to Company or such subsidiary.

           (b) Company and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of Company as currently conducted (collectively, the "COMPANY PERMITS"). Company and its subsidiaries are in compliance in all respects with the terms of each Company Permit, except where the failure to be in compliance with the terms of such Company Permit would not be material to Company.

     2.11   Litigation.

           (a) Except as disclosed in Part 2.11 of the Company Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Company or, following the Merger, to the Surviving Corporation, or have a material adverse effect on the ability of the parties hereto to consummate the Merger. Except as disclosed in
Part 2.11 of the Company Letter, no Governmental Entity has at any time challenged or questioned in a writing delivered to Company the legal right of Company to design, offer or sell any of its products or services in the present manner or style thereof. Except as set forth in Part 2.11 of the Company Letter, as of the date hereof, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be

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expected to, cause or provide a bona fide basis for a director or executive officer of Company to seek indemnification from the Company.

           (b) Company has never been subject to an audit, compliance review, investigation or like contract review by the GSA office of the Inspector General or other Governmental Entity or agent thereof in connection with any government contract (a "GOVERNMENT AUDIT"), to the Company's knowledge no Government Audit is threatened or reasonably anticipated, and in the event of such Government Audit, to the knowledge of the Company no basis exists for a finding of noncompliance with any material provision of any government contract or a refund of any amounts paid or owed by any Governmental Entity pursuant to such government contract. For each item disclosed in the Company Letter pursuant to this Section 2.11 a true and complete copy of all correspondence and documentation with respect thereto has been provided to Parent.

     2.12    Employee Benefit Plans.

           (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "AFFILIATE" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c) or (m) of the Code and the regulations issued thereunder;

               (ii) "COMPANY EMPLOYEE PLAN" shall mean any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan" within the meaning of
Section 3(3) of ERISA without regard to materiality which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

               (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

               (iv) "DOL" shall mean the Department of Labor;

               (v) "EMPLOYEE" shall mean any current, former, or retired common law employee, officer, or director of Company or any Affiliate;

               (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Company or any Affiliate and any Employee or consultant which pertains to a service provider who is receiving or will receive payments from the Company of $85,000 or more in any calendar year;

               (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

               (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

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               (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company
Employee Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of Employees outside the United States;

               (x) "IRS" shall mean the Internal Revenue Service;

               (xi) "MULTIEMPLOYER PLAN" shall mean any "PENSION PLAN" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

               (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

               (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

           (b) Schedule. Part 2.12 of the Company Letter contain an accurate and complete list of each Company Employee Plan and each Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

           (c) Documents. Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any filings required under the Code or ERISA or any examination or submission under IRS Revenue Procedure 98-22 with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (ix) all COBRA forms and related notices currently in use; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

           (d) Employee Plan Compliance. (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of; and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in substantial compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or

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

the Code provided that any disqualifying defect in the operation of the plan may be corrected under APRSC as defined in Revenue Procedure 98-22; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) Company has not engaged in any "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code. Company has timely made all required contributions to each Company Employee Plan through the date hereof (and the Closing Date) or has accrued such amounts on the Company Financials.

           (e) Pension Plans. Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

           (f) Multiemployer Plans. At no time has Company contributed to or been requested to contribute to any Multiemployer Plan.

           (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

           (h) COBRA; FMLA. Neither Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

           (i) Effect of Transaction.

               (i) Except as disclosed in Part 2.12(i)(i) of the Company Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) Except as disclosed in Part 2.12(i)(ii) of the Company Letter, no payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

           (j) Employment Matters. Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) to Company's knowledge, is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
(iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Company's knowledge, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy. To Company's knowledge, no Employee of Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity.

           (k) Labor. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

           (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has any unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

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     2.13 Environmental Matters.

           (a) Hazardous Material. Except as would not result in material liability to Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies and other hazardous substances used in compliance with law (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge (in this case not including a duty of inquiry), as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

           (b) Hazardous Materials Activities. Except as would not result in a material liability to Company (in any individual case or in the aggregate) (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of; transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

           (c) Permits. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") material to and necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted.

           (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. To the knowledge of Company(in this case not including a duty of inquiry), there is no fact or circumstance which could involve Company or any of its subsidiaries in any environmental litigation or impose upon Company any material environmental liability.

     2.14 Agreements, Contracts and Commitments. Except as otherwise set forth in Part 2.14 of the Company Letter, neither Company nor any of its subsidiaries is a party to or is bound by:

           (a) any employment agreement, contract or commitment with any employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit

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

Company's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

           (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

           (c) any agreement of indemnification, any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

           (d) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Company or Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

           (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

           (f) any licensing, distribution, marketing, reseller, merchant services, advertising, sponsorship or other similar agreement other than Ordinary Course Agreements;

           (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology; or

           (h)(i) any other agreement, contract or commitment currently in effect that is material to Company's business as presently conducted and proposed to be conducted entered into since the filing of Company's Quarterly Report on Form 10-Q for the Fiscal Quarter ending March 31, 1999, or (ii) any amendment or modification to any agreement, contract or commitment required to be publicly filed by Company pursuant to the Exchange Act which has not been so filed as a result of such amendment or modification having been entered into subsequent to the filing of such Form 10-Q.

     Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Letter pursuant to clauses (a) through (h) above, pursuant to Section 2.9 hereof, or pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.15 Change of Control Payments. Part 2.15 of the Company Letter set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or

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

in the future) to current or former officers and directors of Company as a result of or in connection with the Merger.

     2.16 Insurance. Part 2.16 of the Company Letter sets forth a complete list of each insurance policy held by Company or any of its subsidiaries and true and correct copies of such policies have been provided to Parent. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Each such policy is in full force and effect. All premiums due and payable under all such policies have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

     2.17 Disclosure. None of the information supplied by Company for inclusion in the registration statement on Form S-4 (or any similar successor form thereto) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent for inclusion or incorporation by reference in the Registration Statement. None of the information supplied by Company for inclusion in the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT/PROSPECTUS") will, at the time the Proxy Statement/Prospectus is mailed to Company's stockholders, or at the time of the meeting of the Company's stockholders to consider the approval of this Agreement, the Merger and the Articles Amendment (the "COMPANY'S STOCKHOLDERS' MEETING") or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become misleading, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

     2.18 Board Approval. The Board of Directors of Company, by unanimous written consent dated July 10, 1999, (i) declared that, prior to such date, it had not acted on any proposed agreement, arrangement or understanding with Parent or any other party with respect to the transactions contemplated by this Agreement, the Company Voting Agreements or the Merger, and (ii) approved the continuation of negotiations for the purpose of reaching an agreement with respect thereto, and, at a meeting duly held on July 11, 1999, unanimously determined that the Merger is advisable and fair to, and in the best interests of, Company and its stockholders, approved this Agreement, the Company Voting Agreements, the Merger, the Articles Amendment and the other transactions contemplated by this

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

Agreement under relevant Nevada Law, and determined to recommend that the stockholders of Company approve this Agreement, the Merger and the Articles Amendment.

     2.19 Brokers' and Finders' Fees. Except for fees payable to BancBoston Robertson Stephens, Inc. pursuant to an engagement letter dated June 14, 1999, as amended June 18, 1999, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.20 Fairness Opinion. Company's Board of Directors has received a written opinion from BancBoston Robertson Stephens, Inc., dated as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to Company's stockholders from a financial point of view, and has delivered to Parent a copy of such opinion.

     2.21 Nevada Law; Rights Agreement. The Board of Directors of Company, by unanimous written consent dated July 10, 1999, has taken all actions so that the provisions of Section 78.378 et seq. of Nevada Law applicable to the acquisition of a "controlling interest" (as defined in such Section 78.3785) and the restrictions on any "combination" with an "interested stockholder" (as defined in Sections 78.416 and 78.423, respectively) set forth in Section 78.438 and
Section 78.439 of Nevada Law and any other applicable law or regulation having an adverse effect upon the consummation of the Merger and other transactions contemplated hereby, in each case, will not apply to the execution, delivery or performance of this Agreement or the Company Voting Agreements or to the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Voting Agreements. Without limiting the foregoing, the Board of Directors of Company has amended Company's Bylaws to exempt from the provisions of Sections 78.378 to 78.3793 of Nevada Law the execution, delivery and performance of this Agreement and the Company Voting Agreements and the consummation of the Merger and the other transactions contemplated by this Agreement and the Company Voting Agreements, which Bylaw amendment cannot by its terms be repealed or amended in a manner adverse to Parent without Parent's prior written consent unless this Agreement has been terminated in accordance with its terms. Neither Company nor any of its subsidiaries has adopted, nor are any of them subject to, a stockholder rights plan, "poison pill" or other anti-takeover or similar plan or arrangement, or entered into a stockholder rights agreement or any similar agreement or instrument with any entity (a "RIGHTS AGREEMENT").

     2.22 Related Party Transactions. Except as set forth in the Company SEC Reports, and except as contemplated by this Agreement or as executed concurrently herewith or prior hereto at the request of Parent, since the date of Company's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     2.23 Internet Yellow Pages. From January 1, 1999 through the date of this Agreement, Company's "Internet Yellow Pages" line of business has been responsible for less than $10,000 of revenues to Company and its subsidiaries. Company is currently able to, and immediately following the Closing, Surviving Corporation or Parent would be able to, discontinue the business operations of the "Internet Yellow Pages" without material liability to any third party. To Company's knowledge, no third party (other than RMS Internet Marketing Group, Inc. ("RMS")) has the right to resell space on the "Internet Yellow Pages". Company and its subsidiaries have, prior to the date of this Agreement, terminated all agreements and business dealings with RMS.

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                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     As of the date of this Agreement and as of the Closing Date, Parent and Merger Sub represent and warrant to Company, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT LETTER"), as follows:

     3.1   Organization of Parent and Merger Sub.

           (a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted; and (iii) except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

           (b) Parent and Merger Sub have made available to Company a true and correct copy of the Certificate of Incorporation or Articles of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date, and each such instrument is in full force and effect. Neither Parent, Merger Sub nor any of their subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

     3.2   Parent and Merger Sub Capital Structure.

           (a) The authorized capital stock of Parent consists of 719,719,414 shares of common stock, par value $0.01 per share, of which 683,700,000 shares have been designated Series A Common Stock (or Parent Common Stock), 30,800,000 shares have been designated Series B Common Stock and 5,219,414 shares have been designated Series K Common Stock, of which there were 331,563,340 shares of Series A Common Stock, 30,800,000 shares of Series B Common Stock and 5,219,414 shares of Series K Common Stock issued and outstanding as of June 30, 1999, and 9,650,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding as of June 30, 1999. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable. As of June 30, 1999: (i) there were options outstanding to purchase an aggregate of 50,608,261 shares of Parent Common Stock pursuant to Parent's stock option plans; and (ii) 1,775,542 shares of Parent Common Stock reserved for future issuance under Parent's 1997 Employee Stock Purchase Plan. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

           (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

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

           (c) The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

     3.3    Authority.

           (a) Parent has all requisite corporate power and authority to enter into this Agreement and the Company Voting Agreements and to consummate the transactions contemplated hereby and thereby. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Company Voting Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Articles of Merger pursuant to Nevada Law. This Agreement and the Company Voting Agreements have each been duly executed and delivered by Parent and this Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. The execution and delivery of this Agreement and the Company Voting Agreements by Parent and the execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement and the Company Voting Agreements by Parent and the performance of this Agreement by Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) subject to compliance with the requirements set forth in
Section 3.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of a material Encumbrance on any of the material properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected. Part 3.3 of the Parent Letter list all consents, waivers and approvals under any of Parent's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Parent or the Surviving Corporation as a result of the Merger.

           (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Company Voting Agreements or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, (ii) the filing of the Registration Statement and a Schedule 13D with regard to the Company Voting Agreements in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or Company or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.4    SEC Filings; Parent Financial Statements.

           (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1997, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. All documents required to be filed as exhibits to the Parent SEC Reports have been so filed. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

           (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The audited balance sheet of Parent contained in Parent SEC Reports as of December 31, 1998 is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

           (c) Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     3.5 Absence of Changes. Since the date of the Parent Balance Sheet there has not been: (i) any Material Adverse Effect with respect to Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements,
(iii) other than a two-for-one stock split of Parent's common stock on June 16, 1999, any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (v) any material revaluation by Parent of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business.

     3.6 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.7 Disclosure. None of the information supplied by Parent for inclusion in the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about Company supplied by Company for inclusion or incorporation by reference in the Registration Statement. None of the information supplied by Parent for inclusion in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to Company's stockholders, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about Company supplied by Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     3.8 Board Approval. The Board of Directors of Parent has approved this Agreement, the Company Voting Agreements, the Merger and the other transactions contemplated by this Agreement.

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

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in all material respects in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any material event involving its business or operations.

     In addition, except as permitted by the terms of this Agreement, and except as provided in Part 4.1 of the Company Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

           (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock (including Company Restricted Stock), or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

           (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

           (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

           (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

           (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

           (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible, exercisable or exchangeable securities, other than (i) grants of Company Options to newly hired

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

employees, consistent with Company's past practices regarding such grants, not to exceed Company Options in respect of 100,000 shares of Company Common Stock in the aggregate, and (ii) the issuance delivery and/or sale of shares of Company Common Stock pursuant to the exercise of Company Options or Company Warrants outstanding as of July 9, 1999 and Company Options granted pursuant to the preceding clause (i);

           (g) Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

           (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic partnerships or alliances;

           (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company;

           (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

           (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan; enter into, amend, terminate or waive any rights under any employment agreement or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"); pay any special bonus or special remuneration to any director or employee; increase the salaries or wage rates or fringe benefits (other than in the ordinary course of business, consistent with past practice) of, or make any change with respect to the rights to severance, indemnification, acceleration of options, or lapse or termination of repurchase or similar rights of Company Restricted Stock for, its directors, officers, employees or consultants; change in any material respect any management policies or procedures;

           (1) Make any payments outside of the ordinary course of business in excess of $50,000 in the aggregate, or any capital expenditures, capital additions or capital improvements in excess of $100,000 in the aggregate;

           (m) Modify, amend or terminate any Company Contract or other contract or agreement to which Company or any subsidiary thereof is a party that is material to the Company and its subsidiaries as a whole or waive, release or assign any material rights or claims thereunder, other than (i) the modification, amendment or termination of Ordinary Course Agreements in the ordinary course of business, consistent with past practice or (ii) immaterial oral modifications or amendments in the ordinary course of business, consistent with past practice;

           (n) Enter into (i) any licensing, distribution, marketing, reseller, merchant services, advertising, sponsorship or other similar agreement other than in the ordinary course of business, consistent with Company's past practice, or (ii) any contracts, agreements, or obligations granting any exclusive distribution or other exclusive rights;

           (o) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

           (p) [Intentionally omitted];

           (q) Pay, discharge or satisfy any material claim, liability or obligation arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financials;

           (r) Enter into any Rights Agreement, or take or fail to take any action which would, or could reasonably be expected to, cause the Company's representations set forth in Section 2.21 to be or become untrue in any respect; or

           (s) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (r) above.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings. As promptly as practicable after the execution of this Agreement, Company and Parent will prepare and file with the SEC, the Prospectus/Proxy Statement and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of Company and Parent will cause the Prospectus/Proxy Statement to be mailed to Company's stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1. Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Prospectus/Proxy Statement or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Prospectus/Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Each of Company and Parent will cause all documents that it is responsible

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for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement or any Antitrust Filing or Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company, such amendment or supplement. Notwithstanding the foregoing, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or the holding separate of the shares of Company Common Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock.

     5.2   Meeting of Company Stockholders.

           (a) Company will take all action necessary in accordance with the Nevada Law and its Articles of Incorporation and Bylaws to call, notice, convene and hold the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval of this Agreement, the Merger and the Articles Amendment. Subject to Section 5.2(c), Company will solicit from its stockholders proxies in favor of the approval of this Agreement, the Merger and the Articles Amendment, and will use its commercially reasonable efforts to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Nevada Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Company's stockholders in advance of a vote on this Agreement, the Merger and the Articles Amendment or, if as of the time for which Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company's Stockholders' Meeting. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted prior to and separate from any meeting of Company's stockholders at which any Acquisition Proposal or Acquisition Transaction is considered or voted upon. Company will use its commercially reasonable efforts to ensure that all proxies solicited by Company in connection with the Company Stockholders' Meeting are solicited in compliance with the Nevada Law, its Articles of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. Company's obligation to call, give notice of, convene, hold and conduct the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (as defined in Section 5.4) (including a Superior Offer (as defined in Section 5.2(c)), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company to Company's stockholders to approve this Agreement and the Merger.

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

           (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall unanimously recommend that Company's stockholders vote in favor of and approve this Agreement, the Merger and the Articles Amendment at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that Company's stockholders vote in favor of and approve this Agreement, the Merger and the Articles Amendment at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and approve this Agreement, the Merger and the Articles Amendment. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by the Board of Directors of Company or a committee thereof shall be unanimous if each member of such Board of Directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

           (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) Company shall have provided written notice to Parent (a "NOTICE OF SUPERIOR OFFER") advising Parent that Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer,
(iii) Parent shall not have, within five business days of Parent's receipt of the Notice of Superior Offer, made an offer that the Company Board by a majority vote determines in its good faith judgment (after consultation with its financial adviser) to be at least as favorable to the Company's stockholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to the Company's stockholders under applicable law and (v) the Company shall not have violated any of the restrictions set forth in Section 5.4 or this Section 5.2. The Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than twenty-four hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 5.4) to determine whether such Acquisition Proposal is a Superior Offer. Subject to applicable laws, nothing contained in this Section 5.2 shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified). For purposes of this Agreement "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Company, on terms that the Board of Directors of Company determines, in its reasonable judgment (after consultation with its financial adviser) to be more favorable to Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of the Board of Directors of Company to be obtained by such third party on a timely basis.

           (d) Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

     5.3   Confidentiality; Access to Information.

           (a) The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement (as defined in the Company Letter), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

           (b) Access to Information. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4   No Solicitation.

           (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined); (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) except as permitted by Section 5.2(c), approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract, agreement, agreement in principle or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the approval of this Agreement and the Merger at the Company Stockholders' Meeting, this Section 5.4(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Company reasonably concludes (after consultation with its financial adviser) may constitute a Superior Offer if (1) neither Company nor any representative of Company or its subsidiaries shall have

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violated any of the restrictions set forth in this Section 5.4, (2) the Board of
Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement, (4) Company gives Parent at least three business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Company.

     For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of the Company, or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

           (b) In addition to the obligations of Company set forth in paragraph
(a) of this Section 5.4, Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information or any other inquiry which Company reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request, inquiry or Acquisition Proposal, and the identity of the person or group making any such request, inquiry or Acquisition Proposal. Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal.

     5.5 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public

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statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6     Reasonable Efforts; Notification.

           (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in an expeditious manner, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or the holding separate of the shares of Company Common Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock.

           (b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any

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

covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8    Stock Options.

           (a) At the Effective Time, each outstanding Company Option, whether or not then exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Company Options after the Effective Time.

           (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent such Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.

           (c) At the Effective Time, each Company Warrant, whether or not then exercisable, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time (including any vesting provisions), except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

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     5.9    Registrations. Parent agrees to file a registration statement on
Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding. Parent agrees to file at its expense a registration statement on Form S-3 for the shares of Parent Common Stock issuable with respect to Company Warrants assumed by Parent hereunder as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for a period ending on the one year anniversary of the Effective Time. The registration rights granted hereunder shall be subject to customary blackout periods imposed by Parent in its discretion.

     5.10 Indemnification. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under Company's Articles of Incorporation or Bylaws as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are substantially as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law. This Section 5.10 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for such coverage, and if the annual premium for such coverage exceeds 150% of such existing annual premium, Parent or Surviving Corporation shall maintain insurance policies which provide the maximum coverage available at an annual premium equal to 150% of such amount.

     5.11 Nasdaq Listing. Prior to the Effective Time, Parent agrees to authorize for listing on the Nasdaq Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance

     5.12 Affiliates; Restrictive Legend. Not less than five business days prior to the Closing, Company will deliver to Parent a complete list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of

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

Company and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance:

     THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) UNDER SUCH ACT.

     5.13 Letter of Company's Accountants. Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP, dated no more than two business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.14 Takeover Statutes. If any "control share acquisition", "fair price", "moratorium" or other similar anti-takeover statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

     5.15 Certain Employee Benefits. As soon as practicable after the execution of this Agreement, Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Company Employee Plans immediately prior to the Effective Time if appropriate) so as to provide benefits to Company employees generally equivalent in the aggregate to those provided to similarly situated employees of Parent. In addition, Company agrees that it and its subsidiaries shall terminate any and all severance, separation, retention and salary continuation plans, programs or arrangements (other than contractual agreements disclosed in Part 5.15 of the Company Letter) prior to the Effective Time.

     5.16 Amendment of Company's Articles. Company agrees that at the Company Stockholders' Meeting, in addition to seeking the approval of this Agreement and the Merger by Company's stockholders, Company shall also seek the approval of Company's stockholders, by the vote required under applicable law, of an amendment of Company's Articles of Incorporation to delete in its entirety
Article VI.C. thereof (such amendment, the "ARTICLES AMENDMENT").

     5.17 Parent Warrant. At the Effective Time, Parent shall issue to First Data a warrant in substantially the form attached hereto as Exhibit A (the "PARENT WARRANT"). At the time of issuance, the Parent Warrant shall entitle the holder thereof to purchase 2,300,000 shares of Parent Common Stock at an exercise price of $36.9565 per share; provided, however, that if the Parent Warrant had been issued on the date hereof with such terms and prior to the time at which it is actually issued pursuant to this Section 5.17, the number of shares of Parent Common Stock covered by the Parent Warrant, the exercise price per share or the type of securities deliverable upon exercise of the Parent Warrant would have been adjusted or changed pursuant to the terms of the Parent Warrant, the Parent Warrant shall be issued with such adjustments or changes. First Data is an intended third party beneficiary of this Section 5.17.

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                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

           (a) Company Stockholder Approval. This Agreement and the Merger shall have been approved by the requisite vote of the stockholders of Company under applicable law and the governance documents of the Company.

           (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

           (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, or prohibiting Parent's ownership or operation of, or compelling Parent to dispose of or hold separate, all or a material portion of the business or assets of Company or its subsidiaries. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

           (d) Tax Opinions. Parent and Company shall each have received written opinions from their respective tax counsel (Fenwick & West LLP and Latham & Watkins LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

           (e) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq Stock Market.

     6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

           (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent at the Closing Date, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set

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

forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

           (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

           (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing.

     6.3   Additional Conditions to the Obligations of Parent and Merger
Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which (subject to Section 8.5) may be waived, in writing, exclusively by Parent:

           (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company at the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.2(a) and
(b), 2.3, 2.18, 2.20 and 2.21 (which representations shall be true and correct at the applicable times in all material respects) and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

           (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided, that this condition shall be deemed to be satisfied with respect to the agreements and covenants required by this Agreement to be performed or complied with by Company set forth in the introductory language in Section 4.1, or Sections 4.1(c), 4.1(i), 4.1(l), 4.1(m), 4.1(n), 4.1(o), 4.1(q), or 4.1(s) as
4.1(s) relates to clauses (c), (i), (l), (m), (n), (o) or (q) of Section 4.1 if such nonperformance of any such agreement or covenant does not or would not have a Material Adverse Effect on Company; and, provided, further, that this condition shall be deemed to be satisfied with respect to the agreements and covenants required by this Agreement to be performed or complied with by Company set forth in Sections 5.1, 5.3, 5.5, 5.6, 5.7, 5.12, 5.13, 5.15 if such nonperformance of any such agreement or covenant does not or would not have a material adverse effect on the ability or likelihood of the parties hereto to consummate the

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

Merger. Parent shall have received a certificate with respect to this condition signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

           (c) Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and be continuing.

           (d) Consents. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby, the failure of which to obtain, individually or in the aggregate, would have a Material Adverse Effect on Company.

           (e) Employment and Noncompetition Agreements. Each Amended Employment Agreement shall be in full force and effect. Richard Rosenblatt, and at least two of Phillip Windley, Joseph Ruskiewicz and Steven Fulling, shall each be employed by Company. Each Noncompetition Agreement shall be in full force and effect.

           (f) First Data Transactions. Each of the First Data Agreements shall be in full force and effect.

           (g) Amendment of Articles. The Articles Amendment shall have been approved by the requisite vote of the stockholders of Company under applicable law and the governance documents of Company.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the Company's stockholders:

           (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

           (b) by either Company or Parent if the Merger shall not have been consummated by March 1, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

           (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

           (d) by either Company or Parent if the required approval of Company's stockholders contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company's stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain the Company stockholder approval shall have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a breach by Company of this Agreement or (ii) a breach of any Company Voting Agreement by any party thereto other than Parent;

           (e) by Parent (at any time prior to the approval of this Agreement and the Merger by the required vote of the stockholders of Company) if a Triggering Event (as defined below) shall have occurred.

           (f) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(f) for 30 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (f) if such breach by Parent is cured during such 30-day period, or if Company shall have materially breached this Agreement); or

           (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if such breach by Company is cured during such 30-day period, or if Parent shall have materially breached this Agreement).

     For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the approval of this Agreement or the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of Company in favor of the approval of this Agreement and the Merger;
(iii) the Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of this Agreement and the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal;
(v) Company shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or
(vi) a tender or exchange offer relating to securities of Company shall have been commenced by a Person unaffiliated with Parent, and Company shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2,
Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of such party's representations, warranties, covenants or agreements in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3    Fees and Expenses.

           (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

           (b) Company Payments. In the event that this Agreement is terminated by Parent pursuant to Sections 7.1(e), (i) Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $2,500,000 in immediately available funds, and (ii) if, within 15 months following the termination of this Agreement, a Company Acquisition (as defined below) is consummated or Company enters into an agreement providing for a Company Acquisition, Company shall promptly, but in no event later than two days after the consummation of such Company Acquisition or the entry by the Company into such agreement, pay Parent a fee equal to $19,600,000 in immediately available funds. In the event that (i) this Agreement is terminated by Parent or Company, as applicable, pursuant to Section 7.1(d), (ii) following the date hereof and prior to the termination of this Agreement, a third party has publicly announced an Acquisition Proposal and (iii) within 15 months following the termination of this Agreement, a Company Acquisition is consummated or the Company enters into an agreement providing for a Company Acquisition, Company shall promptly, but in no event later than two days after the consummation of such Company Acquisition or the entry by the Company into such agreement, pay Parent a fee equal to $22,100,000 in immediately available funds. For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company. Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

           (a) if to Parent or Merger Sub, to:

              At Home Corporation
              425 Broadway
              Redwood City, California 94063
              Attention: Chief Executive Officer
              Fax No.: 650-596-5100

              with a copy to:

              Fenwick & West LLP
              Two Palo Alto Square
              Palo Alto, California 94306
              Attention: Gordon K. Davidson
              Douglas N. Cogen
              Fax No.: 650-494-1417

           (b) if to Company, to:

              iMALL, Inc.
              233 Wilshire Boulevard, Suite 820
              Santa Monica, California 90401
              Attention: Chief Executive Officer
              Fax No.:

              with a copy to:

              Latham & Watkins
              633 West 5th Street
              Los Angeles, California 90071
              Attention: Paul Tosetti
              Fax No.: 213-891-8763

     8.3   Interpretation; Certain Defined Terms.

           (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Reference to a statute, regulation or agreement shall include all amendments thereto.

           (b) For purposes of this Agreement, the term "KNOWLEDGE" as applied to a party hereto, means, with respect to any matter in question, that any of the officers or directors of such party has actual knowledge of such matter, after reasonable inquiry of such matter.

           (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a materially disproportionate manner),
(ii) changes in the trading prices for such entity's capital stock, or (iii) the announcement or pendency of the Merger; provided, that in any litigation regarding this definition, Company shall be required to sustain the burden of proving by clear and convincing evidence that the exclusion set forth in clause
(iii) is applicable.

           (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

           (e) For purposes of this Agreement, a "SUBSIDIARY" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

           (f) For purposes of this Agreement, an action by the Board of Directors of Company or a committee thereof shall be "UNANIMOUS" if each member of such Board of Directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Letter and the Parent Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being agreed that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Sections 5.10 or 5.17. Neither the condition contained in Section 6.3(f) may be waived, nor may Section 5.17 or this sentence be amended, by Parent or Merger Sub, without the prior written consent of First Data, who is made a third party beneficiary of this sentence.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation, and issues involving the consummation and effects of the Merger shall be governed by the laws of the State of Nevada.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

     8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          AT HOME CORPORATION

                                          By:      /s/ MARK C. STEVENS
                                             -----------------------------------
                                              Name: Mark C. Stevens
                                              Title:   Executive Vice President

                                          SHOP NEVADA, INC.

                                          By:      /s/ MARK C. STEVENS
                                             -----------------------------------
                                              Name: Mark C. Stevens
                                              Title:   President

                                          IMALL, INC.

                                          By:   /s/ RICHARD M. ROSENBLATT
                                             -----------------------------------
                                              Name: Richard M. Rosenblatt
                                              Title:   Chief Executive Officer

                         [AGREEMENT AND PLAN OF MERGER]

                                                                         ANNEX B

                                VOTING AGREEMENT

     This VOTING AGREEMENT (the "AGREEMENT") is made and entered into as of July 12, 1999, between At Home Corporation, a Delaware corporation ("PARENT"), and the undersigned stockholder ("STOCKHOLDER") of iMall, Inc., a Nevada corporation ("COMPANY").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, Parent, Company and Shop Nevada, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") which provides for the merger (the "MERGER") of Merger Sub with and into Company. Pursuant to the Merger, shares of capital stock of Company will be converted into shares of Series A Common Stock of Parent on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

     B. Stockholder is the record holder of such number of outstanding shares of Company Common Stock as is indicated on the final page of this Agreement.

     C. As a material inducement to enter into the Merger Agreement, Parent desires Stockholder to agree, and Stockholder is willing to agree, to vote the Shares (as defined below), and such other shares of capital stock of Company over which Stockholder has voting power, so as to facilitate consummation of the Merger.

     Intending to be legally bound, the parties agree as follows:

     1.     Agreement to Vote Shares.

     1.1   Definitions. For purposes of this Agreement:

     "SHARES" shall mean all issued and outstanding shares of Company Common Stock owned of record or beneficially by Stockholder or over which Stockholder exercises voting power, in each case, as of the record date for persons entitled
(a) to receive notice of, and to vote at the meeting of the stockholders of Company called for the purpose of voting on the matters referred to in Section 1.2, or (b) to take action by written consent of the stockholders of Company with respect to the matters referred to in Section 1.2. Stockholder agrees that any shares of capital stock of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership or over which Stockholder exercises voting power after the execution of this Agreement and prior to the date of termination of this Agreement pursuant to Section 3 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

     "SUBJECT SECURITIES" shall mean: (i) all securities of Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires ownership during the period from the date of this Agreement through the earlier of termination of this Agreement pursuant to
Section 3 below or the record date for the meeting at which stockholders of

Company are asked to vote upon approval of the Merger Agreement and the Merger (the "RECORD DATE").

     Stockholder shall be deemed to have effected a "TRANSFER" of a security if Stockholder directly or indirectly: (i) sells, pledges, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein. Stockholder shall not be deemed to have effected a "Transfer" of a security by virtue of entering into a merger, consolidation or other business combination of any nature with another entity or entities.

     1.2 Agreement to Vote Shares. Until the termination of this Agreement pursuant to Section 3 below, at every meeting of the stockholders of Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Company with respect to any of the following, Stockholder shall cause the Shares to be voted (i) in favor of approval of the Merger Agreement and the Merger,
(ii) in favor of approval of an amendment to the Articles of Incorporation of the Company which deletes Article VI.C of the Company's Articles of Incorporation regarding a supermajority vote requirement in certain dispositions of assets of the Company and (iii) against approval of (a) any proposal made in opposition to or in competition with consummation of the Merger, (b) any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than Parent or its affiliates or (c) any liquidation or winding up of Company.

     1.3 Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as
Exhibit I (the "PROXY"), which shall be irrevocable, with respect to the Shares.

     1.4 No Transfer of Subject Securities. Until the earlier of termination of this Agreement pursuant to Section 3 below or the Record Date, except as may be required by (i) the foreclosure on any encumbrance secured by such Subject Securities as of the date hereof or (ii) court order, Stockholder agrees not to Transfer any of the Subject Securities.

     2. Representations and Warranties of Stockholder. Stockholder (i) is the owner of record or beneficially or Stockholder exercises voting power of the shares of Company Common Stock indicated on the final page of this Agreement, which at the date hereof are free and clear of any liens, claims, options, charges or other encumbrances that would adversely affect the ability of Stockholder to carry out the terms of this Agreement; and (ii) has the legal capacity or full corporate power and authority to make, enter into and carry out the terms of this Agreement.

     3. Termination. This Agreement shall terminate and shall have no further force or effect as of the first to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof.

     4.     Miscellaneous.

     4.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     4.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other. Any purported assignment in violation of this Section shall be void.

     4.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     4.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

     4.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service to the respective parties as follows (or at such other address for a party as shall be specified by like notice):

            If to Parent:

            At Home Corporation
            425 Broadway Street
            Redwood City, CA 94063
            Attn: General Counsel

            with a copy to:

            Fenwick & West LLP
            Two Palo Alto Square
            Palo Alto, California 94306
            Attn: Gordon K. Davidson
            Douglas N. Cogen

          If to Stockholder, to the address for notice set forth on the last page hereof.

     4.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to the principles of conflict of laws thereof.

     4.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings, both oral and written, between the parties with respect to such subject matter.

     4.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     4.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                                   * * * * *

     IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

                                          AT HOME CORPORATION
                                          By:

                                             -----------------------------------
                                          Name:
                                          Title:

                                          STOCKHOLDER:

                                          --------------------------------------
                                          Name:

                                          Stockholder's Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Shares of Company Common Stock
                                          Beneficially Owned by Stockholder:

                                          --------------------------------------

                               [VOTING AGREEMENT]

                                                                       EXHIBIT I

                               IRREVOCABLE PROXY

     The undersigned stockholder (the "STOCKHOLDER") of iMall, Inc., a Nevada corporation (the "COMPANY"), hereby irrevocably appoints and constitutes the members of the Board of Directors of At Home Corporation, a Delaware corporation ("PARENT"), and each of them (the "PROXYHOLDERS"), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Company which are listed below (the "SHARES"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: the agents and proxies named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company stockholders, and in every written consent in lieu of such a meeting, or otherwise, (i) in favor of approval of the Merger (as defined in the Voting Agreement dated the date hereof between the Stockholder and Parent (the "VOTING AGREEMENT")) and the Agreement and Plan of Merger (the "MERGER AGREEMENT") among Parent, a wholly-owned subsidiary of Parent and Company, (ii) in favor of approval of an amendment to the Articles of Incorporation of the Company which deletes Article VI.C of the Company's Articles of Incorporation regarding a supermajority vote requirement in certain dispositions of assets of the Company, and (iii) against approval of (a) any proposal made in opposition to or in competition with consummation of the Merger, (b) any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than Parent or its affiliates or (c) any liquidation or winding up of Company. The Proxyholders may not exercise this proxy on any other matter. The Stockholder may vote the Shares on all such other matters. The proxy granted by the Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Stockholder set forth in Section 1 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in Company to be purchased and sold pursuant the Merger Agreement. This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the stockholders of the Company.

     This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned. Dated: July 12, 1999.

                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Name (and Title)

                                          Shares of Company Common Stock
                                          beneficially owned:

                                          --------------------------------------

                                                                         ANNEX C

                                 July 11, 1999

Board of Directors
iMALL, Inc.
233 Wilshire Boulevard
Santa Monica, CA 90401

Members of the Board:

     We understand that iMALL, Inc. (the "Company"), At Home Corporation ("Acquiror"), and Shop Nevada, Inc. (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into the Agreement and Plan of Merger dated as of July 12, 1999 among Acquiror, Merger Sub and the Company (the "Agreement"), which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms set forth in the Agreement, at the effective time of the Merger, the outstanding shares of common stock of the Company, par value $0.008 per share ("Company Common Stock"), other than certain shares to be cancelled pursuant to the Agreement, will be converted into the right to receive 0.4600 (the "Exchange Ratio") shares of the Series A common stock of Acquiror, par value $0.01 per share ("Acquiror Common Stock"). The terms and conditions of the Merger are set out more fully in the Agreement.

     You have asked whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to the "Holders of Company Common Stock." The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub or any affiliates of Acquiror or Merger Sub.

     For purposes of this opinion we have, among other things:

     (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     (iii) reviewed certain financial forecasts and other forward looking financial information prepared by the management of the Company. In addition, we reviewed with Acquiror certain publicly available estimates of research analysts relating to Acquiror;

     (iv) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning cost savings and other synergies that are expected to result from the Merger, as well as their views regarding the strategic rationale for the Merger;

     (v) reviewed the financial terms and conditions set forth in the Agreement and the agreements ancillary thereto;

     (vi) reviewed the stock price and trading history of the Company and Acquiror;

     (vii) compared the financial performance of the Company and Acquiror and the prices and trading activity of Company Common Stock and Acquiror Common Stock with that of certain other publicly traded companies we deemed comparable with the Company and Acquiror, respectively;

     (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

     (ix) reviewed the pro forma impact of the Merger on Acquiror's cash earnings per share and revenue per share;

     (x) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

     (xi) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of the Company and Acquiror that we have reviewed, upon the advice of the managements of the Company and Acquiror, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company and Acquiror, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of the Company and Acquiror face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of the Company and Acquiror with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP"), that the Merger will be treated as tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended and that the First Data Corporation agreement described in the Agreement will be executed and in full force and effect. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Holders of Company Common Stock of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Merger.

     In connection with the preparation of our opinion, we were not authorized to solicit, and did not solicit, third-parties regarding alternatives to the Merger.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the past, we have provided certain investment banking services to the Company. In the ordinary course of business, we may trade in the Company's securities and Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities or Acquiror's securities.

     Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

     Based upon and subject to the foregoing considerations, it is our opinion that as of the date hereof, the Exchange Ratio is fair to the Holders of Company Common Stock from a financial point of view.

                                              Very truly yours,

                                              /s/ BANCBOSTON ROBERTSON STEPHENS
                                              INC.

                                                                         ANNEX D

                            CERTIFICATE OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                                  IMALL, INC.

     Pursuant to Nevada Revised Statutes 78.385 and 78.390, the undersigned does hereby certify:

          FIRST: That the Board of Directors of iMALL, Inc. at a meeting duly convened and held on July 11, 1999, adopted a Resolution setting forth a proposed amendment to the Articles of Incorporation, declaring said amendment to be advisable and directing that said amendment be recommended for approval to the stockholders of iMALL, Inc. The Resolution setting forth the proposed amendment is as follows:

               RESOLVED, Section C of Article VI of iMALL's Articles of Incorporation, requiring the vote or written consent of stockholders entitled to exercise two-thirds of the voting power of iMALL, Inc. to approve any sale, conveyance, transfer, exchange or other disposition of all or substantially all of the property and assets of iMALL, be and such Section hereby is, deleted in its entirety.

               FURTHER RESOLVED, that the Board of Directors of iMALL declare said amendment to be advisable and direct that the amendment be recommended for approval to the stockholders of iMALL, Inc.

          SECOND: That said amendment was duly adopted by      % of the voting
     power of iMALL, Inc.

          Dated              , 1999.

                                              iMALL, INC.

                                              By:
                                              ----------------------------------
                                              Anthony P. Mazzarella
                                              Executive Vice President and
                                              Secretary

STATE OF CALIFORNIA
COUNTY OF LOS ANGELES                  ss.:

     On              , 1999, before me,                , a notary public in and
for said State, personally appeared Anthony P. Mazzarella, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacities, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

---------------------------------------------------------               (Seal)
                    Notary Public

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to the corporation or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper personal benefit.

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation further provides:

     - for mandatory indemnification, to the fullest extent permitted by applicable law, for any person who is or was a director or officer, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person;

     - that the Registrant's obligation to indemnify any person who was or is serving at the Registrant's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity must be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity;

     - that the Registrant must advance to all indemnified parties the expenses (including attorney's fees) incurred in defending any proceeding provided that indemnified parties (if they are directors or officers) must provide the Registrant an undertaking to repay such advances if indemnification is determined to be unavailable;

     - that the rights conferred in the Certificate of Incorporation are not exclusive; and

     - that the Registrant may not retroactively amend the Certification of Incorporation provisions relating to indemnity.

     The indemnification provision in the Registrant's Certificate of Incorporation and the Indemnification Agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

     The Registrant has also obtained directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following exhibits are filed herewith:

NUMBER                           EXHIBIT TITLE
------                           -------------
 2.01     Agreement and Plan of Merger by and among At Home
          Corporation, Shop Nevada, Inc. and iMALL, Inc., dated as of
          July 12, 1999(1)
 3.01     Third Amended and Restated Certificate of Incorporation of
          Registrant filed August 14, 1996(3)
 3.02     Certificate of Amendment of Third Amended and Restated
          Certificate of Incorporation of Registrant filed April 11,
          1997(3)
 3.03     Certificate of Designation of Series C Convertible
          Participating Preferred Stock of Registrant filed April 11,
          1997(3)
 3.04     Form of Certificate of Amendment of the Third Amended and
          Restated Certificate of Incorporation of Registrant
          effective July 15, 1997(3)
 3.05     Form of Second Amended and Restated Bylaws of Registrant
          effective July 16, 1997(3)
 3.06     Form of Fourth Amended and Restated Certificate of
          Incorporation of Registrant filed July 16, 1997(3)
 3.07     Certificate of Amendment of Fourth Amended and Restated
          Certificate of Incorporation of Registrant(4)
 4.01     Third Amended and Restated Registration Rights Agreement,
          dated April 11, 1997, among Registrant and the parties
          indicated therein(3)
 4.02     Letter Agreement relating to Tag-Along/Drag-Along Rights,
          dated April 11, 1997, among Registrant and the parties
          indicated therein(3)
 4.03     Canadian Purchase Letter Agreement, dated April 11, 1997,
          among Registrant and the parties indicated therein(3)
 4.04     Form of Amended and Restated Stockholders' Agreement, dated
          August 1, 1996, among Registrant and the parties indicated
          therein, as amended on May 15, 1997(3)
 4.05     Form of certificate of Registrant's Series A Common Stock(3)
 4.06     Narrative Communications Corp. 1998 Equity Incentive Plan,
          assumed by Registrant as of December 30, 1998(5)
 4.07     Stock Option Agreement, dated January 19, 1999 between
          Registrant and Excite, Inc.(2)
 4.08     Registrant's 1997 Equity Incentive Plan, as amended(6)
 4.09     Registrant's 1997 Employee Stock Purchase Plan, as
          amended(6)
 5.01     Opinion of Fenwick & West LLP
 8.01     Opinion of Fenwick & West LLP as to tax matters
 8.02     Opinion of Latham & Watkins as to tax matters
23.01     Consent of Ernst & Young LLP
23.02     Consent of Arthur Andersen LLP
23.03     Consent of BancBoston Robertson Stephens Inc.
23.04     Consent of Fenwick & West LLP (included in Exhibit 5.01
          above)
23.05     Consent of Latham & Watkins (included in Exhibit 8.02 above)
99.01     Form of Proxy of iMALL, Inc.

-------------------------
(1) Incorporated by reference to exhibits to the Schedule 13D filed by Registrant on August 2, 1999 (File No. 005-51623).

(2) Incorporated by reference to exhibits to the Schedule 13D filed by Registrant on January 29, 1999 (File No. 005-47909).

(3) Incorporated by reference to exhibits of the same number to Registrant's registration statement on Form S-1 declared effective by the Securities and Exchange Commission on July 11, 1997 (File No. 333-27323).

(4) Incorporated by reference to Registrant's annual report on Form 10-K/A, filed with the Securities and Exchange Commission on March 31, 1999.

(5) Incorporated by reference to exhibits of the same number to Registrant's annual report on Form 10-K, filed with the Securities and Exchange Commission on February 19, 1999.

(6) Incorporated by reference to exhibits of the same number to Registrant's registration statement on Form S-8 filed with the Securities and Exchange Commission on July 28, 1998 (File No. 333-60037).

(b) Financial Statement Schedules

     The information required to be set forth herein is incorporated by reference to At Home Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended March 31, 1999 and further amended April 27, 1999.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (c) That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, At Home Corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, State of California, on this 27th day of September, 1999.

                                          AT HOME CORPORATION

                                          By:     /s/ THOMAS A. JERMOLUK

                                             -----------------------------------
                                                     Thomas A. Jermoluk
                                                        Chairman and
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

     Each individual whose signature appears below constitutes and appoints Thomas A. Jermoluk, Kenneth A. Goldman and David G. Pine, and each of them, his true and lawful attorneys-in-fact and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      NAME                                TITLE                 DATE
                      ----                                -----                 ----
PRINCIPAL EXECUTIVE OFFICER:

             /s/ THOMAS A. JERMOLUK                 Chairman, and        September 27, 1999
------------------------------------------------    Chief Executive
               Thomas A. Jermoluk                   Officer

PRINCIPAL FINANCIAL OFFICER:

             /s/ KENNETH A. GOLDMAN                 Senior Vice          September 27, 1999
------------------------------------------------    President and
               Kenneth A. Goldman                   Chief Financial
                                                    Officer

                      NAME                                TITLE                 DATE
                      ----                                -----                 ----
PRINCIPAL ACCOUNTING OFFICER:

              /s/ ROBERT A. LERNER                  Corporate            September 27, 1999
------------------------------------------------    Controller
                Robert A. Lerner

ADDITIONAL DIRECTORS:

           /s/ WILLIAM R. HEARST III                Vice Chairman        September 27, 1999
------------------------------------------------
             William R. Hearst III

                /s/ GEORGE BELL                     Director             September 27, 1999
------------------------------------------------
                  George Bell

            /s/ C. MICHAEL ARMSTRONG                Director             September 27, 1999
------------------------------------------------
              C. Michael Armstrong

               /s/ L. JOHN DOERR                    Director             September 27, 1999
------------------------------------------------
                 L. John Doerr

                                                    Director             September   , 1999
------------------------------------------------
Leo J. Hindery, Jr.

                                                    Director             September   , 1999
------------------------------------------------
John C. Malone

                                                    Director             September   , 1999
------------------------------------------------
John C. Petrillo

                                                    Director             September   , 1999
------------------------------------------------
Brian L. Roberts

                                                    Director             September   , 1999
------------------------------------------------
James R. Shaw, Jr.

              /s/ DAVID M. WOODROW                  Director             September 27, 1999
------------------------------------------------
                David M. Woodrow

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                EXHIBIT TITLE
-------                               -------------
  5.01         Opinion of Fenwick & West LLP
  8.01         Opinion of Fenwick & West LLP as to tax matters
  8.02         Opinion of Latham & Watkins as to tax matters
 23.01         Consent of Ernst & Young LLP
 23.02         Consent of Arthur Andersen LLP
 23.03         Consent of BancBoston Robertson Stephens Inc.
 99.01         Form of Proxy of iMALL, Inc.